AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1998
                                           REGISTRATION STATEMENT NO. 333-50773

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                 AMENDMENT N0.1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             CHS ELECTRONICS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  Florida                                5045                      87-0435376
         (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)


                                                                                           CLAUDIO OSORIO
                                                                                 CHIEF EXECUTIVE OFFICER, PRESIDENT
                                                                                     AND CHAIRMAN OF THE BOARD
                                                                                       CHS ELECTRONICS, INC.
                                                                                       2000 N.W. 84TH AVENUE
                           2000 N.W. 84TH AVENUE
                                                                                        MIAMI, FLORIDA 33122
                            MIAMI, FLORIDA 33122
                                                                                           (305) 908-7200
                                (305) 908-7200
                                                                     (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                                   COPY TO:


                             PAUL BERKOWITZ, ESQ.
                       GREENBERG TRAURIG HOFFMAN LIPOFF
                             ROSEN & QUENTEL, P.A.
                             1221 BRICKELL AVENUE
                             MIAMI, FLORIDA 33131
                                 (305) 579-0685
                                ---------------

           EXACT NAME              JURISDICTION          PRIMARY STANDARD         I.R.S. EMPLOYER
               OF                       OF          INDUSTRIAL CLASSIFICATION     IDENTIFICATION
    ADDITIONAL REGISTRANTS*        ORGANIZATION            CODE NUMBER                NUMBER
-------------------------------   --------------   ---------------------------   ----------------
CHS Electronics, Inc. .........       Nevada                  5045                  77-0357031
CHS Delaware, Inc. ............      Delaware                 5045                  65-0795878
CHS Americas, Inc. ............       Florida                 5045                  65-0793642
CHS Delaware L.L.C. ...........      Delaware                 5045                     N/A

---------------
* Address and telephone number of principal executive offices are the same as those of CHS Electronics, Inc.

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS          AMOUNT TO BE    OFFERING PRICE        AGGREGATE          AMOUNT OF
   OF SECURITIES TO BE REGISTERED     REGISTERED       PER UNIT(1)     OFFERING PRICE(1)   REGISTRATION FEE
97/8% Senior Notes due 2005 .......  $200,000,000        100%            $200,000,000     $59,000(3)
Guarantees of 97/8% Senior
 Notes due 2005 ...................  $200,000,000          (2)                     (2)          None

--------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.

(2) No further fee is payable pursuant to Rule 457(n).


(3) Such fee was paid with the initial filing of the Registration Statement on April 23, 1998.
                                ---------------
     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED MAY 13, 1998
PROSPECTUS

                             CHS ELECTRONICS, INC.
                             OFFER TO EXCHANGE ITS
                          9 7/8% SENIOR NOTES DUE 2005
                      FOR ANY AND ALL OF ITS OUTSTANDING
                          9 7/8% SENIOR NOTES DUE 2005
             THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                       AT 5:00 P.M., NEW YORK CITY TIME,
                      ON         , 1998, UNLESS EXTENDED
                                ---------------
     CHS Electronics, Inc., a Florida corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $200,000,000 aggregate principal amount of its 9 7/8% Senior Notes due 2005 (the "New Notes") for a like principal amount of its outstanding 9 7/8% Senior Notes due 2005 (the "Old Notes", and together with the New Notes, the "Notes"), of which $200,000,000 aggregate principal amount are outstanding.
     The New Notes are being offered in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of April 9, 1998 (the "Registration Rights Agreement"), among the Company and SBC Warburg Dillon Read, Inc., Barclays Capital, acting through BZW Securities Limited, ScotiaBank Capital Markets (USA) Inc. and Raymond James & Associates, Inc. (the "Initial Purchasers"). The terms of the New Notes are identical in all material respects to the respective terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) holders of the New Notes will generally not be entitled to certain rights, including the payment of Liquidated Damages (as defined), pursuant to the Registration Rights Agreement. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture (as defined herein).
     The New Notes will bear interest at the rate of 9 7/8% per annum, payable semi-annually on April 15 and October 15 of each year, commencing on August 15, 1998. The New Notes will mature on April 15, 2005. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to April 15, 2001, the Company may redeem up to 35% of the original principal amount of Notes at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings (as defined); provided that at least $125.0 million aggregate principal amount of Notes remain outstanding immediately following any such redemption. Upon a Change of Control (as defined), the Company will be required to offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date. See "Description of the Notes--Repurchase of Notes upon a Change of Control."
     The Indebtedness (as defined herein) evidenced by the New Notes will rank senior to all subordinated Indebtedness of the Company and PARI PASSU in right of payment with all other unsubordinated Indebtedness of the Company, including a guarantee by the Company of all indebtedness under the New Credit Facility (as defined herein, see "Certain Indebtedness"). The Indebtedness evidenced by the New Notes will be guaranteed on an unsecured basis by certain subsidiaries of the Company as described below (the "Subsidiary Guarantors"). Such guarantees will be joint and several, full and unconditional (the "Subsidiary Guarantees") and will rank senior to all subordinated Indebtedness of the Subsidiary Guarantors and PARI PASSU in right of payment with other unsubordinated Indebtedness of the Subsidiary Guarantors; HOWEVER, in those cases where future Subsidiary Guarantors also become guarantors or borrowers of Indebtedness under the New Credit Facility or certain other Indebtedness, such Subsidiary Guarantees may be subordinated thereto. The initial Subsidiary Guarantors, all of which are giving senior and unsubordinated Subsidiary Guarantees, will be certain direct and indirect U.S. Subsidiaries of the Company listed herein. See "Description of the Notes--Ranking and Guarantees." The indenture governing the issue of the Notes (the "Indenture") requires future Restricted Subsidiaries incorporated under the laws of any state or territory of the United States to become Subsidiary Guarantors. This Prospectus and the Letter of Transmittal are first being mailed to all holders of Old Notes on , 1998.


     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER.
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                      A CRIMINAL OFFENSE. ---------------
THE DATE OF THIS PROSPECTUS IS         , 1998

     The Company is making the Exchange Offer of the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.


     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) on behalf of whom such holder holds the Notes to be exchanged in the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. A Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."


     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.


     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.


     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to all of the existing restrictions upon transfer thereof and the Company will not have any further obligation to such holders (other than under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors--Consequences of a Failure to Exchange Old Notes."


     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.


     Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York
City time, on         , 1998 (such time on such date being hereinafter called
the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Holders of the Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after April 9, 1998. See "The Exchange Offer--Interest on New Notes."


     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM CRAIG TOLL, CHIEF FINANCIAL OFFICER, CHS ELECTRONICS, INC., 2000 N.W. 84TH AVENUE, MIAMI, FLORIDA 33122, TELEPHONE NUMBER (305) 908-7200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
        , 1998.
                               ----------------

                                    SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION AND SHARE DATA IN THIS PROSPECTUS HAVE BEEN ADJUSTED TO REFLECT A ONE-FOR-TWO REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "COMMON STOCK"), IN MARCH 1996 AND A THREE-FOR-TWO STOCK SPLIT OF THE COMMON STOCK IN SEPTEMBER 1997.



                                  THE COMPANY


     CHS Electronics, Inc. ("CHS" or the "Company") is a leading international distributor of microcomputer products, including personal computers, peripherals, networking products and software. As of December 31, 1997, CHS operated in 39 countries, primarily in Western Europe, Eastern Europe and Latin America, and serviced an active customer base of more than 102,000 resellers. In 1997, approximately 90% of the products sold by the Company were manufactured by 60 equipment and software vendors, including such market leaders as Hewlett-Packard, Microsoft, IBM, Seagate, Compaq, Quantum, Western Digital, Intel, 3Com, Toshiba, Epson, Sun and Creative Labs. The Company is a focused distributor, as opposed to a broadline distributor, and seeks to represent leading vendors within specific product categories. CHS believes that it is the third largest distributor of microcomputer products in the world and the largest distributor in Western Europe, Latin America and Eastern Europe. The Company has no significant sales in the United States.


     The Company has pursued an aggressive strategy of growth through acquisitions which, together with growth in its existing business, has enabled the Company to significantly increase net sales and achieve strong operating results. From 1993 to 1997, the Company's net sales increased from $146.4 million to $4.8 billion and EBITDA increased from $1.0 million to $119.8 million, reflecting compound annual growth rates of 139% and 230%, respectively. Pursuant to its growth strategy, between January 1995 and December 1997, the Company made 26 acquisitions, four of which have had a significant impact on the Company based upon their contribution of revenues to the Company. On October 3, 1997, the Company completed the acquisition of 97.4% of the outstanding capital stock of Santech Micro Group ASA ("Santech"), the largest distributor of microcomputer products in Scandinavia, with operations in Norway, Sweden and Denmark, for approximately $125 million (the "Santech Acquisition"). The Company expects to acquire the remainder of the shares at the same per share price. On August 4, 1997, the Company purchased all of the outstanding capital stock of Karma International S.A. ("Karma"), a distributor of personal computer components to over 10,000 customers in 18 countries in Europe, the Middle East and Asia through 28 offices, for $160 million (the "Karma Acquisition"). In March 1997, the Company acquired all of the outstanding capital stock of Frank & Walter Computer GmbH ("Frank & Walter"), which the Company believes was, at the time of acquisition, the fourth largest distributor of microcomputer products in Germany, for 3.3 million shares of Common Stock (the "Frank & Walter Acquisition"). In October 1996, the Company acquired seven European and Latin American distribution businesses (collectively, the "Merisel Companies") from Merisel, Inc. for $148 million (the "Merisel Acquisition").


     The large number and diversity of resellers make it cost efficient for manufacturers to outsource a portion of their distribution, credit, inventory, marketing and customer support requirements to distributors such as the Company. Similarly, due to the large number of product manufacturers, resellers generally cannot efficiently establish direct purchasing relationships with each manufacturer and instead rely on distributors to satisfy their product, financing, marketing and technical support needs. The Company believes that the computer distribution industry is consolidating as access to financial resources and economies of scale become more critical and as certain manufacturers authorize fewer distributors.

     The Company's Pan-European and Pan-Latin American presence strategically positions the Company to take advantage of worldwide growth trends in the microcomputer products distribution industry. According to the November 1997 Dataquest report, the total number of personal computers sold in Western Europe and Latin America will grow at compound annual rates of 12.5% and 16.8%, respectively, from 1998 to 2001. Dataquest also predicts that the total number of personal computers sold in Eastern Europe, the Middle East, the Mediterranean region and Africa, referred to by Dataquest as the "rest of the world," will grow at a compound annual rate of 14.3% from 1998 to 2001. Based on data from the COMPUTER INDUSTRY ALMANAC, the penetration rate with respect to personal computers (defined as computers in use as a percentage of population) for 1995 (for only those countries in which the Company operates) was 2.1% in Latin America, 17.6% in Western Europe and 2.3% in Eastern Europe, as compared to a 36.4% penetration rate in the United States.


     CHS operates under a decentralized structure in which managers familiar with the customs and needs of a particular country are delegated the authority to make daily decisions necessary to satisfy the particular demands of their respective markets. Unlike certain competitors which operate under a more centralized structure, the Company believes that its business model of focused distribution through locally managed full service facilities integrating warehousing, purchasing, sales, credit and accounting functions provides competitive and operating advantages.


     The Company's decentralized operating structure is complemented by centralized financial reporting which provide the Company's senior managers with frequent and regular status reports for each of the Company's operating subsidiaries. Each operating subsidiary, prior to the commencement of each fiscal year, prepares a detailed operating budget which is subject to the review of the Company's senior management. Thereafter, the performance of each operating subsidiary is reported to management and reviewed against the budget on a monthly basis. In addition, each subsidiary electronically provides to senior management, on a weekly basis, its sales, gross margins, inventory, accounts receivable and cash collections. These reports are reviewed weekly against the budget and discussed with regional managers on a bi-weekly basis or more frequently, if needed. The reporting procedures are supplemented by an internal audit function with a staff of eight internal auditors, as well as two auditors that specialize in inventory audits. The Company's goal is to have its internal auditors visit each of the Company's operating subsidiaries at least twice each year. During 1997, there were 83 internal audits and 31 inventory audits performed with respect to the Company.


     The Company believes that the geographic diversity of its customer base provides it with certain protection against localized economic downturns. Although Germany accounted for 29% of the Company's sales during the year ended December 31, 1997, sales in no other country exceeded 10% of total net sales. In addition, no customer during the year ended December 31, 1997 accounted for more than one percent of the Company's net sales. The Company attempts to limit its exposure to currency fluctuations through hedging where possible. CHS Finance, S.A. ("CHS Finance"), a wholly owned subsidiary, acts as the Company's finance company for distribution activities and engages in central treasury functions including hedging activities related to foreign currency. Through the hedging activities of CHS Finance and, in certain cases, the individual operating subsidiaries, the Company makes forward purchases of United States dollars in an attempt to hedge certain European currencies and reduce exposure to fluctuations in exchange rates. Additionally, in certain countries in Eastern Europe and in Latin America where it is not practical to make forward purchases, to minimize exposure to currency devaluations, the Company has adopted a policy of attempting to match accounts receivable with accounts payable and to limit holdings of local currencies.

     The Company's objectives are to strengthen its position as a leading distributor of microcomputer products in Western Europe, Eastern Europe and Latin America and to expand its operations in the regions of Asia, the Middle East and Africa. In order to achieve these objectives, CHS intends to continue to implement the following strategies:


   /bullet/ OPERATE A FOCUSED DISTRIBUTION MODEL IN FRAGMENTED MARKETS. The
     Company's strategy is to operate as a focused distributor in fragmented markets by dealing in such markets with a limited and select group of high quality branded manufacturers in each major product category, such as Hewlett-Packard for printers, Microsoft for software and networking, Seagate, Quantum and Western Digital for mass storage and Hewlett-Packard, Compaq and IBM for personal computers. The Company believes that the markets for its products outside of the United States are fragmented. Additionally, the Company seeks to be a significant distributor for each of its major vendors and establish a partnering relationship with them. The Company believes that its strategy of focused distribution in fragmented markets enables it to respond more quickly to customer requests and gives it greater availability of products, access to new products and improved pricing. The Company believes this strategy also enables it to develop greater expertise in the sale and servicing of the products of these manufacturers. The Company also believes that its focused distribution model results in more effective asset management. Generally, products from leading manufacturers are in greater demand, resulting in more efficient inventory management, including greater inventory turns, lower working capital requirements and fewer stock keeping units ("SKUs"). The largest CHS operating subsidiaries maintain between 10,000 and 14,000 SKUs per location while broadline distributors typically carry more than 40,000 SKUs.


   /bullet/ PENETRATE AND FURTHER DEVELOP SELECTED MARKETS. The Company has focused its activities on the distribution of microcomputer products in Western Europe and the emerging markets of Eastern Europe and Latin America. Additionally, the Company intends to expand its operations in Asia, the Middle East and Africa. The Company believes that these regions are underserved with respect to the distribution of microcomputer products and therefore provide significant growth opportunities. The Company further believes that these markets are complex due to the diversity of language, regulatory, technical and other factors and provide attractive opportunities for CHS to add value to its relationships with its vendors and customers through the presence of its knowledgeable local management. The Company is considering entering the United States market in a way that would provide the economies of scale which the Company believes are necessary to operate effectively in this market. The Company believes that entering the United States market may provide benefits to its existing operations by increasing the volume of purchases which the Company makes from its vendors, thus assisting the Company in obtaining enhanced volume discounts and other opportunities available to large volume purchasers. There can be no assurance that the Company will be able to enter the United States market or that any operations in such market would be profitable. The Company attempts to limit its exposure to declines in any one area or economy by its presence in a large number of markets.


   /bullet/ OPERATE WITH A DECENTRALIZED OPERATING STRUCTURE. CHS operates through a decentralized structure, under which each subsidiary is managed autonomously. Local operating procedures are utilized as they were developed in response to local market conditions. The founders and managers of acquired companies typically remain in place to continue management of operations and maintenance of local customer relationships. This decentralized operating structure is complemented by centralized financial controls, which provide the Company's senior managers with frequent and regular status reports for each of the Company's operating subsidiaries. Management believes that this structure provides the Company with significant operating advantages including locally-refined procedures within each of the Company's geographic markets which have been developed to most effectively address the heterogeneous commercial and cultural characteristics of such markets.

   /bullet/ GROW THROUGH ACQUISITIONS. A major portion of the Company's growth is attributable to acquisitions, and the Company intends to continue its practice of making targeted purchases of high quality distributors in selected markets. During the period which began January 1, 1995 and ended December 31, 1997, the Company made 26 acquisitions, the most significant of which were the Merisel Companies, Frank & Walter, Karma and Santech. The Company generally seeks companies that have strong entrepreneurial management teams and experience in the local market and that could benefit from the economies of scale that the Company provides through its focused product lines. In order to reduce financial risk and enhance operating performance, in many cases the Company structures an acquisition with an earnout component based on the performance of the acquired company and generally payable in shares of common stock one year subsequent to the acquisition. The Company also makes select acquisitions using cash or stock without an earnout component. These local distributors generally are attracted to combining with CHS in order to gain personal financial liquidity, access to key product lines provided by CHS and enhanced vendor credit facilities. After an acquisition, the new CHS subsidiary adopts the policies and financial reporting procedures of the Company but operates as a relatively autonomous business unit, consistent with the Company's decentralized structure. The Company believes its acquisition strategy is advantageous to its vendors because, through their relationship with CHS, vendors may gain entry into new markets with established local distribution companies and can substitute the creditworthiness of CHS for that of the local distributor. The Company continuously evaluates acquisition opportunities, and announcements concerning potential acquisitions could be made by the Company at any time, including prior to or shortly after the completion of the Offering. See "Recent Developments--Potential Acquisitions."


     CHS commenced its operations as an international distributor of microcomputer products in December 1993. The world headquarters of the Company are located at 2000 N.W. 84th Avenue, Miami, Florida 33122, where its telephone number is (305) 908-7200. The Company's common stock is listed on the Nasdaq National Market under the symbol "CHSE".

                              THE EXCHANGE OFFER


The Exchange Offer.........   Up to $200,000,000 aggregate principal amount of
                              New Notes are being offered in exchange for a like aggregate principal amount of Old Notes. Old Notes may be tendered for exchange in whole or in part in denominations of $1,000 or any integral multiple thereof. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Old Notes. For a description of the procedures for tendering Old Notes, see "The
                              Exchange Offer--Procedures for Tendering Old
                              Notes."


Expiration Date............   5:00 p.m., New York City time, on         ,
                              1998, unless the Exchange Offer is extended by the Company (in which case the Expiration Date will be the latest date and time to which the Exchange
                              Offer is extended). See "The Exchange Offer--Terms of the Exchange Offer."


Conditions to the
 Exchange Offer.............  The Exchange Offer is subject to certain conditions, which may be waived by the Company in its sole discretion. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. See "The Exchange Offer--Conditions to the Exchange Offer."


Offer......................   The Company reserves the right in its sole and
                              absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered
                              Old Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer--Terms of the Exchange Offer."


Withdrawal Rights..........   Tenders of Old Notes may be withdrawn at any
                              time on or prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent (as defined herein) in conformity with certain procedures set forth below under "The Exchange Offer--Withdrawal Rights."


Procedures for Tendering
 Old Notes.................   Brokers, dealers, commercial banks, trust
                              companies and other nominees who hold Old Notes through DTC (as defined herein) may effect tenders by book-entry transfer in accordance with DTC's
                              Automated Tender Offer Program ("ATOP"). Holders of such Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes. In order for Old Notes to be tendered by a means other than by book-entry transfer, a Letter of Transmittal must be completed and signed in accordance with the instructions contained herein. The Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Exchange
                              Agent by mail, facsimile, hand delivery or overnight carrier and either such Old Notes must be delivered to the Exchange Agent or specified procedures for guaranteed delivery must be complied with. See "The Exchange
                              Offer--Procedures for Tendering Old Notes."


                              Letters of Transmittal and certificates
                              representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. See "The Exchange Offer--Exchange Agent."


Resales of New Notes.......   The Company is making the Exchange Offer in
                              reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions.
                              The Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof
                              (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
                              Act) of such New Notes. However, any holder of Old
                              Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities
                              Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old
                              Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New

                              Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.


                              Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and
                              (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."


Exchange Agent.............   The exchange agent with respect to the Exchange
                              Offer is The Chase Manhattan Bank (the "Exchange
                              Agent", and in its capacity as trustee under the terms of the Indenture, the "Trustee"). The addresses, and telephone and facsimile numbers, of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent" and in the
                              Letter of Transmittal.


Use of Proceeds............   The Company will not receive any cash proceeds
                              from the issuance of the New Notes offered hereby.
                              See "Use of Proceeds."


Certain Federal Income Tax
 Considerations............   Holders of Old Notes should review the
                              information set forth under "Certain Federal
                              Income Tax Consequences" prior to tendering Old
                              Notes in the Exchange Offer.



                                 THE OFFERING


Issuer.....................   CHS Electronics, Inc.


The Notes..................   $200 million principal amount of 9 7/8% Senior
                              Notes due 2005.


Interest Rate and
 Payment Dates..............  9 7/8% per annum calculated from the original issuance date payable semi-annually (to Holders of record at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date) on April 15 and October 15 of each year, commencing October 15, 1998.


Maturity Date..............   April 15, 2005.


Optional Redemption........   The Notes are redeemable, at the Company's
                              option, in whole or in part, at any time on or after April 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time or from time to time prior to April 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public
                              Equity Offerings (as defined herein) by the Company, at a redemption price equal to 109.875% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; PROVIDED that after giving effect to any such redemption, at least $125 million of the original aggregate principal amount of the Notes remains outstanding. See "Description of the Notes--Optional Redemption."


Change of Control..........   Upon a Change of Control (as defined herein),
                              the Company will be required to make an offer to purchase the Notes at a price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control. See "Description of the Notes--Repurchase of Notes upon a Change of Control."

Ranking and Guarantees.....   The Indebtedness evidenced by the New Notes will
                              rank senior to all subordinated Indebtedness of the Company and PARI PASSU in right of payment with all other unsubordinated Indebtedness of the Company, including a guarantee by the Company of all Indebtedness under the New Credit Facility.
                              See "Certain Indebtedness."


                              Payment of principal, premium, if any, and interest on the New Notes will be guaranteed on an unsecured basis by certain of the Company's direct and indirect U.S. Restricted Subsidiaries (as defined in the Indenture). The initial Subsidiary Guarantors are CHS Electronics, Inc. (Nevada), CHS Delaware, Inc., CHS Delaware L.L.C. and CHS Americas, Inc. (the "Initial Subsidiary Guarantors"), each of whose Subsidiary Guarantee will be joint and several, full and unconditional and unsubordinated. The Indenture requires future Restricted Subsidiaries incorporated under the laws of any state or territory of the United States to become Subsidiary Guarantors; PROVIDED that in those cases where Subsidiary Guarantors are also guarantors or borrowers of Indebtedness under the New Credit Facility, refinancing thereof or certain other Indebtedness, such Subsidiary Guarantees will be subordinated thereto.



                              The Indebtedness evidenced by the Subsidiary
                              Guarantees will rank senior to all subordinated Indebtedness of the Subsidiary Guarantors and PARI PASSU in right of payment with other unsubordinated Indebtedness of the Subsidiary Guarantors. The New Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries that are not Subsidiary Guarantors. Certain of such liabilities have been guaranteed by the Company. After giving pro forma effect to the sale of the Old Notes and the application of the net proceeds therefrom, as of December 31, 1997, the Company, on a consolidated basis, would have had $485.7 million of outstanding Indebtedness and the Company's subsidiaries that are not Subsidiary Guarantors would have had $285.7 million of outstanding Indebtedness.


                              The Company is a holding company which conducts substantially all of its business through subsidiaries. The Company and the Subsidiary Guarantors will be dependent upon access to the earnings, if any, or assets of the Company's operating subsidiaries to make payments on the Notes and on the Subsidiary Guarantees, as the case may be. The terms of indebtedness of certain of the Company's subsidiaries limit the ability of such subsidiaries to pay dividends or make loans or other distributions. For the year ended December 31, 1997, EBITDA of such subsidiaries represented 16.6% of the Company's consolidated EBITDA. In addition, CHS Finance, or another subsidiary of the Company, will be the borrower under the New Credit Facility, and Indebtedness thereunder will be guaranteed by substantially all of the Company's European and Latin American subsidiaries as well as CHS Latin America Holding Corp., and certain other subsidiaries of the Company incorporated in the U.S. The New Credit Facility will contain certain financial and other covenants and will require, among other things, maintenance of certain leverage, income and net worth tests and, under certain circumstances, prohibit dividend distributions by CHS Finance and the Company's other subsidiaries; PROVIDED that so long as there is no event of default existing under the New Credit Facility, such subsidiaries will be permitted to issue dividends and make other payments as necessary to pay interest on the Notes as and when due subject to compliance with the provisions of the New Credit Facility. The New Credit Facility will prohibit optional payments on the Notes without the consent of the lenders thereunder. In addition, the ability of the Company and the Subsidiary Guarantors to access the earnings of the Company's operating subsidiaries may also be limited by law. See "Risk Factors--Holding Company Structure," "--Substantial Leverage; Ability to Service Debt; Restrictive Covenants," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Indebtedness."


                              Pursuant to the terms of the Indenture, the Company and the appropriate Restricted Subsidiaries provided Negative Pledges with respect to 100% of the total partnership interests in and any assets of CHS Cayman L.P. ("CHS Cayman"), other than CHS Cayman's shares in CHS Logistic Services B.V. ("CHS Logistics") which will be pledged only as security for the New Credit Facility or any refinancing thereof. Such shares currently comprise all of the assets of CHS Cayman. See "Description of the Notes--Ranking and Guarantees--The Negative Pledge."


Certain Covenants..........   The Indenture contains certain covenants which,
                              among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness; pay dividends or make distributions in respect of their capital stock;
                              enter into certain transactions with shareholders and Affiliates (as defined herein); make certain investments and other restricted payments; create liens; enter into certain sale and leaseback transactions and sell assets. The Indenture also creates restrictions on the ability of the subsidiaries to make certain payments and require that newly acquired or created U.S. Restricted
                              Subsidiaries execute a Subsidiary Guarantee for the benefit of the holders of the Notes, as appropriate. In addition, the Indenture limits the ability of the Company to consolidate, merge or sell all or substantially all of its assets. The covenants are, however, subject to a number of important exceptions and qualifications. See
                              "Description of the Notes--Covenants" and
                              "--Consolidation, Merger and Sale of Assets."

Use of Proceeds............   The Company will not receive any cash proceeds
                              in the Exchange Offer. The Company used the net proceeds of the offering of the Old Notes to repay
                              Indebtedness outstanding under its subsidiaries'
                              Revolving Credit Facilities (as defined herein) and to repay the Short Term Loan (as defined herein). The remainder of the net proceeds from the offering of the Old Notes was added to the Company's working capital to be available for earnout obligations relating to prior acquisitions, general corporate purposes and possible future acquisitions. See "Use of Proceeds."


     For more complete information regarding the New Notes, including definitions of certain capitalized terms used above, see "Description of Notes."



                                  RISK FACTORS


     Prospective participants in the Exchange Offer should consider carefully all of the information set forth in this Prospectus and, in particular, the information set forth under "Risk Factors" before making an investment in the New Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                            (DOLLARS IN THOUSANDS)


     The following tables set forth certain financial data for each year in the three-year period ended December 31, 1997. The information presented as of and for the years ended December 31, 1995, 1996 and 1997 is derived from the audited consolidated financial statements of the Company, which statements have been audited by Grant Thornton LLP, independent certified public accountants. The pro forma information presented below has been prepared based upon the historical financial statements of the Company and the acquired subsidiaries for the periods stated above. Such pro forma information may not be indicative of the results that would have occurred if the acquisitions had been consummated on January 1, 1997, or of the operating results that may be achieved by the combined companies in the future. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's Pro Forma Condensed Financial Statements (Unaudited) and the Notes thereto and the Company's Consolidated Financial Statements and Notes thereto contained elsewhere in this Prospectus.


                                                                     YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------
                                                  1995         1996                         1997
                                              ----------- ------------- --------------------------------------------
                                                                                                        PRO FORMA
                                                                            ACTUAL     PRO FORMA(1)   AS ADJUSTED(2)
                                                                        ------------- -------------- ---------------
INCOME STATEMENT DATA:
Net sales ...................................  $936,703    $1,855,540    $4,756,383     $5,708,679     $6,055,515
Cost of sales ...............................   868,716     1,724,432     4,409,714      5,318,551      5,640,569
                                               --------    ----------    ----------     ----------     ----------
Gross profit ................................    67,987       131,108       346,669        390,128        414,946
Operating expenses ..........................    57,188       102,235       257,508        325,604        346,357
                                               --------    ----------    ----------     ----------     ----------
Operating income ............................    10,799        28,873        89,161         64,524         68,589
Interest (income) ...........................    (1,757)       (3,199)      (11,470)       (11,470)       (11,470)
Interest expense ............................     6,454        11,712        35,618         39,073         50,452
                                               --------    ----------    ----------     ----------     ----------
Earnings before income taxes and minority
 interest ...................................     6,102        20,360        65,013         36,921         29,607
Provision for income taxes ..................     1,797         6,086        13,988         14,734         13,644
Minority interest ...........................        --         2,108         2,634          2,634          3,527
                                               --------    ----------    ----------     ----------     ----------
Net earnings ................................  $  4,305    $   12,166    $   48,391     $   19,553     $   12,436
                                               ========    ==========    ==========     ==========     ==========
OTHER FINANCIAL DATA:
EBITDA(3) ...................................  $ 15,160    $   36,596    $  119,786     $  106,179     $  112,979
Ratio of EBITDA to interest expense .........       2.3x          3.1x          3.4x           2.7x           2.2x
Ratio of total debt to EBITDA ...............       3.6x          5.5x          3.1x           3.5x           4.3x
Ratio of net debt to EBITDA .................        --            --            --             --            3.4x
Ratio of earnings to fixed charges(4) .......       1.8x          2.5x          2.6x           1.8x           1.5x


                                                                   AS OF DECEMBER 31, 1997
                                                                ------------------------------
                                         1995         1996         ACTUAL       AS ADJUSTED(5)
                                      ----------   ----------   ------------   ---------------
BALANCE SHEET DATA:
Cash and cash equivalents .........    $ 11,171     $ 35,137     $   68,806       $   99,062
Working capital ...................       9,843       31,506        278,771          393,565
Total assets ......................     265,804      861,949      1,968,822        2,160,001
Total debt ........................      55,239      201,259        371,066          485,653
Shareholders' equity ..............      29,892      104,533        667,764          667,764

----------------
(1) Gives effect to the Karma and Santech Acquisitions as if such transactions had occurred as of January 1, 1997. The results of Frank & Walter have been included in actual results since January 1, 1997. Santech's operations during 1997 prior to its acquisition by the Company reflected net sales of $405.5 million and negative EBITDA of $17.8 million. The losses of Santech are the result of reducing staff from 450 to 320 people, difficulty in installing a computer system in February 1997 and costs incurred to reduce the number of vendors to under 100. The entire decrease in EBITDA from actual 1997 results to pro forma 1997 results is due to losses incurred by Santech prior to acquisition by the Company. Subsequent to its acquisition by the Company, in the fourth quarter of 1997, Santech contributed $4.6 million in incremental EBITDA.

(2) Gives effect to the Karma and Santech Acquisitions as if such transactions had occurred as of January 1, 1997, and the issuance and sale of the Old Notes at a rate of 9.875% as if such Notes had been outstanding since January 1, 1997. Furthermore, the Pro Forma As Adjusted figures give effect to the application of the estimated net proceeds from such Notes, specifically, (i) the repayment of approximately $100 million of indebtedness with a weighted average interest rate of 10.4%, and (ii) the acquisition of SiS as if such acquisition had occurred on January 1, 1997.


(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not presented as an alternative measure of net income or cash flow from operations (both as determined in accordance with generally accepted accounting principles), but because it is an accepted financial indicator of a company's ability to service debt.

(4) The ratio of earnings to fixed charges is computed by dividing earnings before income taxes and minority interest before fixed charges by fixed charges. Fixed charges are defined as interest, whether expensed or capitalized, amortization of debt expense and discount or premiums relating to indebtedness, whether expensed or capitalized, and such portion of rental expense that represents the interest factor (assumed to be one-third of the total rental expense).

(5) Gives effect to the acquisition of SiS, the issuance and sale of the Old Notes, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS


     AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.


     THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, WHICH REPRESENT THE COMPANY'S EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING GROSS MARGINS AND SALES OF THE COMPANY'S PRODUCTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THE LEVEL OF ACQUISITION OPPORTUNITIES AVAILABLE TO THE COMPANY AND THE COMPANY'S ABILITY TO EFFICIENTLY PRICE AND NEGOTIATE SUCH ACQUISITIONS ON A FAVORABLE BASIS, THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, THE FAILURE TO MANAGE GROWTH PROPERLY AND INTEGRATE ACQUIRED COMPANIES AND OPERATIONS SUCCESSFULLY, CHANGES IN ECONOMIC CONDITIONS, DEMAND FOR THE COMPANY'S PRODUCTS AND CHANGES IN COMPETITIVE ENVIRONMENT.


     THE COMPANY CAUTIONS THAT THE FACTORS DESCRIBED ABOVE COULD CAUSE ACTUAL RESULTS OR OUTCOMES TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS OF THE COMPANY MADE BY OR ON BEHALF OF THE COMPANY. ANY FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE ON WHICH SUCH STATEMENT IS MADE, AND THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT OR STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE ON WHICH SUCH STATEMENT IS MADE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. NEW FACTORS EMERGE FROM TIME TO TIME, AND IT IS NOT POSSIBLE FOR MANAGEMENT TO PREDICT ALL OF SUCH FACTORS. FURTHER, MANAGEMENT CANNOT ASSESS THE IMPACT OF EACH SUCH FACTOR ON THE BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.


ABSENCE OF PUBLIC MARKET FOR NOTES


     The Old Notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.


     Although the New Notes may be resold or otherwise by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. The Company does not intend to apply for listing of the New Notes on a national securities exchange or for quotation of the New Notes on an automated dealer quotation system. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market-making, if initiated, may be discontinued at any time without notice. The liquidity of any market for the New Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the New Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the New Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the New Notes independent of the financial performance of, or prospects for, the Company.


     Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with provisions of Rule 144 under the Securities Act.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. There can be no assurance that the market, if any, for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the New Notes.


CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES


     The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.


     The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture.


EXCHANGE OFFER PROCEDURES


     Subject to the conditions set forth under "The Exchange Offer--Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message (as defined under "The Exchange Offer--Acceptance for Exchange and Issuance of New Notes") if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is not under a duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.


HOLDING COMPANY STRUCTURE


     The Company is a holding company with no material business operations, sources of income or assets of its own other than the stock of, or distributions from, its subsidiaries. The Notes are obligations of the Company, and the Indebtedness evidenced by the Notes ranks senior to all subordinated Indebtedness of the Company and PARI PASSU in right of payment with all other unsubordinated Indebtedness of the Company, including a guarantee by the Company of Indebtedness under the New Credit Facility. See "Certain Indebtedness." Payment of principal, premium, if any, and interest on the Notes is guaranteed by the Subsidiary Guarantors. The Indenture requires future Restricted Subsidiaries incorporated under the laws of any state or territory of the United States to become Subsidiary Guarantors.


     The Indebtedness evidenced by the Subsidiary Guarantees ranks senior to all subordinated Indebtedness of the Subsidiary Guarantors and PARI PASSU in right of payment with other unsubordinated Indebtedness of the Subsidiary Guarantors; PROVIDED that in those cases where the Subsidiary Guarantors are also guarantors or borrowers of Indebtedness under the New Credit Facility, refinancings thereof or other indebtedness, the Subsidiary Guarantees will be subordinated thereto. Because substantially all of the Company's operations are conducted through subsidiaries, the Company's cash flow and, consequently, its ability to meet its debt service obligations, including payment of principal, premium, if any, and interest on the Notes, is dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends, payments on Subsidiary Guarantees, fees or otherwise. The subsidiaries are separate and distinct legal entities and, except for the Subsidiary Guarantors, will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. See "Description of the Notes--Ranking and Guarantees." Applicable law of the jurisdictions in which the Company has organized or may organize subsidiaries may limit such subsidiaries' ability to pay dividends. Such limitations may include the prohibition of dividend payments to the extent net assets are or would fall below subscribed share capital, to the extent the subsidiary lacks available profits or to the extent the subsidiary fails to meet certain capital and reserve requirements.


     Certain of the Company's subsidiaries are parties to financing agreements that limit the ability of such subsidiaries to make payments to the Company. There can be no assurance that funds from these subsidiaries will be available to make payments of principal, premium, if any, and interest on the Notes. For the year ended December 31, 1997, the contribution of such subsidiaries to the Company's consolidated EBITDA was 16.6% of total EBITDA. In addition, CHS Finance (or another subsidiary of the Company) will be the borrower under the New Credit Facility, and Indebtedness thereunder will be guaranteed by certain of the Company's European and Latin American operating subsidiaries as well as by certain other subsidiaries of the Company incorporated in the U.S. The New Credit Facility will contain certain financial and other covenants and will require, among other things, maintenance of certain leverage, income and net worth tests and, under certain circumstances, prohibit dividend distributions by CHS Finance and the Company's subsidiaries; PROVIDED that so long as there is no event of default existing under the New Credit Facility, such subsidiaries will be permitted to issue dividends and make other payments as necessary to pay interest on the Notes as and when due subject to compliance with the provisions thereof. The New Credit Facility will prohibit optional payments on the Notes without the consent of the lenders thereunder. Any right of the Company to receive assets of any of its subsidiaries that are not Subsidiary Guarantors upon its liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution of proceeds from those assets) will be effectively subordinated to the claims of such subsidiaries' creditors (including tax authorities, trade creditors and lenders to those subsidiaries), except to the extent that the Company is itself a creditor of such a subsidiary, in which case the Company's claims would still be subordinated to any security interests in the assets of such subsidiary and indebtedness of such subsidiary senior to the indebtedness held by the Company. After giving pro forma effect to the sale of the Old Notes and the application of the net proceeds therefrom, as of December 31, 1997, the Company's subsidiaries that are not Subsidiary Guarantors would have had approximately $285.7 million of indebtedness (excluding intercompany liabilities). In addition, the Company has guaranteed certain indebtedness and obligations of its operating subsidiaries with respect to which the Notes will be PARI PASSU.


SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT; RESTRICTIVE COVENANTS


     At December 31, 1997, the Company's total consolidated indebtedness was $371.1 million, and on a pro forma basis after giving effect to the Offering and the application of the net proceeds from the Offering, the Company's total consolidated indebtedness at that date would have been $485.7 million. The level of the Company's indebtedness could have a material adverse effect upon the Company such as, without limitation: (i) limiting the Company's ability to obtain additional financing in the future for capital expenditures, acquisitions, working capital or other general corporate purposes, (ii) requiring a substantial portion of the Company's cash flow from operations for the payment of principal and interest on its debt, (iii) making the Company more vulnerable to economic downturns, limiting its ability to withstand competitive pressures and reducing its flexibility in responding to changing business and economic conditions, and (iv) restricting its ability to take advantage of business opportunities.


     The ability of the Company to meet its debt service obligations will be dependent upon the future performance of the Company, which, in turn, will be subject to the Company's successful implementation of its strategy, as well as to financial, competitive, business, regulatory, technical and other factors, including factors beyond the Company's control. If the Company is at any time unable to generate sufficient cash flow from operations to meet its debt service requirements, it may be required to refinance all or a portion of its indebtedness. The Company anticipates that cash flows from operations may be insufficient to repay the Notes in full at maturity in 2005, and that the Notes may need to be refinanced. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the agreements governing its indebtedness and other factors, including market conditions. There can be no assurance that any such refinancing would be possible on terms that would be acceptable to the Company or that any additional financing could be obtained.


     The Indenture contains certain restrictive covenants, which will affect, and in some cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur indebtedness, make prepayments of certain indebtedness, pay dividends or make distributions in respect of their capital stock, engage in transactions with shareholders and Affiliates, make investments, issue capital stock, enter into certain sale and leaseback transactions, create liens, sell assets and engage in mergers and consolidations and require that newly acquired or created Restricted Subsidiaries shall execute a Subsidiary Guarantee for the benefit of the holders of the Notes, as appropriate. However, the limitations set forth in the Indenture are subject to a number of important qualifications and exceptions. The Indenture restricts the Company's ability to incur additional indebtedness by mandating compliance with a ratio of Total Debt to EBITDA (as defined in the Indenture) to be no greater than 5 to 1, with certain exceptions. See "Description of the Notes--Covenants--Limitation on Indebtedness."


     The terms of the New Credit Facility will include events of default and restrictive covenants, including covenants that will restrict, INTER ALIA, the Company's and its subsidiaries' ability to incur additional indebtedness or provide guarantees, merge, consolidate or dispose of assets other than in the ordinary course of its business, enter into transactions other than on a commercial basis and grant liens on its properties. See "Certain Indebtedness--The New Credit Facility."


ACQUISITIONS


     A major portion of the Company's growth has been attributable to acquisitions, and the Company intends to continue its practice of making targeted purchases of high quality distributors, assets or product lines that the Company believes would complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including: (i) the diversion of management's attention; (ii) the assimilation of the operations and personnel of the acquired companies; (iii) the assumption of potential liabilities, disclosed or undisclosed, associated with the businesses acquired, which liabilities may exceed the amount of indemnification available from the seller; (iv) the risk that the financial and accounting systems utilized by the businesses acquired will not meet the Company's standards; (v) the risk that the businesses acquired will not maintain the quality of services that the Company has historically provided; and (vi) the inability to attract and retain qualified local management. There can be no assurance (a) that the Company will be able to consummate future acquisitions on satisfactory terms, if at all, (b) that adequate financing will be available on terms acceptable to the Company, if at all, or (c) that any acquired operations will be successfully integrated or that such operations will ultimately have a positive impact on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategy." The Company continuously evaluates acquisition opportunities, and announcements concerning potential acquisitions could be made by the Company at any time, including prior to or shortly after the completion of the Exchange Offer. See "Recent Developments--Potential Acquisitions."

MANAGEMENT OF GROWTH


     The Company has rapidly expanded its operations in recent years. Between January 1, 1995 and December 31, 1997, the Company made 26 acquisitions, primarily in Western Europe, Latin America, the Middle East and Asia. The Company intends to continue its acquisition strategy. The Company's significant growth and recent acquisitions have placed, and are expected to continue to place, substantial demands on the Company's managerial, operational, financial, and other resources, including information systems. There can be no assurance that the Company will be able to integrate the operations and management of these acquired businesses successfully. Further acquisitions will require the Company to continue to invest in its operations, including its financial and management information systems, and to increase its efforts to retain, motivate and effectively manage its employees, all of which may significantly increase the Company's operating expenses. There can be no assurance that the management skills and systems currently in place will be adequate to implement its strategy. In addition, there can be no assurance that the Company will be able to expand and improve its information systems, or that the information systems of acquired companies will be sufficient to meet the Company's standards or can be successfully converted into an acceptable information system on a timely and cost-effective basis. Any failure by the Company to achieve and manage its growth as planned could have a material adverse effect on the Company. See "Business--Strategy."



RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS


     Substantially all of the Company's sales are to customers outside of the United States. Approximately 88% of the Company's net sales were denominated in currencies other than the United States dollar during the year ended December 31, 1997. Changes in the value of foreign currencies relative to the United States dollar could adversely affect the Company's results of operations and financial position, and transaction gains and losses could contribute to fluctuations in the Company's results of operations. When possible, the Company engages in currency hedging transactions and certain other practices to reduce these risks. There can be no assurance that fluctuations in foreign currency rates will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset Management, "--Currency Risk Management" and "Business--Competition."


     The Company's existing and planned international operations are subject to political and economic uncertainties, including among others, inflation, hyperinflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation, tariffs, export controls, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, changes in economic stability including currency fluctuations (particularly in recent months with respect to Asia), governmental challenges to the Company's tax reduction strategies, hostilities and confiscation of property. Changes related to these matters could have a material adverse effect on the Company.



RELIANCE ON KEY MANUFACTURERS


     The Company obtains its products from its manufacturers under non-exclusive distribution agreements which are subject to renewal annually and may be canceled by either party on short notice. In 1997, 91% of the products distributed by the Company were purchased from 60 vendors; 35%, 34% and 19% of its net sales during the years ended December 31, 1995, 1996 and 1997, respectively, were derived from the sale of products supplied by Hewlett-Packard. An additional 12% of net sales during 1996 and 10% of net sales during 1997 were derived from the Company's next largest supplier, Microsoft. The above percentages are based upon an analysis of a representative portion (over 90%) of the Company's total net sales. The loss of these relationships would, and the loss of certain other relationships could, have a material adverse effect on the Company. See "Business--Vendor Relations."

DEPENDENCE ON KEY PERSONNEL


     The Company is highly dependent upon its ability to retain its current personnel and to continue to attract and retain qualified personnel. The Company is particularly dependent on the services of its Chairman of the Board, Chief Executive Officer and President, Claudio Osorio. The Company does not possess any key-man life insurance policies with respect to Mr. Osorio or any other officer of the Company. There is intense competition for qualified personnel, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key personnel could have a material adverse effect on the Company.


COMPETITION; DECLINING GROSS PROFIT MARGINS


     The Company's business is highly competitive. Certain of the Company's competitors have greater financial, marketing, service and technical support resources than the Company. There can be no assurance that the Company's resources will be sufficient to allow the Company to compete effectively in the future. Continued increases in competition could have a material adverse effect on the Company's results of operations because of price reductions and potential loss of market share. Certain of the Company's competitors may sell products at prices below those charged by the Company. As a result of this price competition, the Company and its competitors currently are experiencing downward pressure on gross margins, which the Company expects to continue for the foreseeable future. The Company intends to seek to offset the impact of declines in its gross margins by reducing its operating expenses as a percentage of net sales, although there can be no assurance of the success of this strategy in future periods. See "Business--Competition."


RELIANCE ON CERTAIN MARKETS


     Certain markets within which the Company operates represent a high percentage of the Company's operating income and net sales. While net sales in Eastern Europe represented only 11.6% and 8.2% of the Company's net sales for the years ended December 31, 1996 and 1997, respectively, operating income related to such sales accounted for 39.6% and 21.2%, respectively, of the Company's operating income as a result of higher margins applicable to sales in Eastern Europe. Additionally, sales in Germany represented 29% of net sales for the year ended December 31, 1997 as a result of the Frank & Walter and Merisel Acquisitions. Decreases in the volume of sales in such regions or declines in operating margins could have a material adverse effect on the Company.


VARIABILITY OF CUSTOMER REQUIREMENTS; NATURE OF CUSTOMER COMMITMENTS ON ORDERS


     The level and timing of orders placed by the Company's customers vary due to a number of factors, including customer attempts to manage inventory, changes in customers' strategies and variations in demand for products. The Company relies on its estimate of anticipated future volumes when making commitments regarding the quantities and the mix of products that it intends to carry in inventory. The Company does not have long term contracts with its customers and a variety of conditions could cause customers to reduce their orders. Any significant reduction in customer orders could have a material adverse effect on the Company. See "Business--Products and Customers."


EFFECTS OF TECHNOLOGICAL CHANGE


     The products sold by the Company are characterized by rapidly changing technology, frequent new product introductions and evolving industry standards that can render the products marketed by the Company obsolete or unmarketable in a relatively short period of time. The Company's future success will depend upon its ability to limit its exposure to obsolescence in its inventory and to gain access to its vendors' new product lines, as well as product lines of any additional vendors that release new and desirable technology. Although the Company attempts to enter into stock rotation agreements with its vendors permitting the return of inventory, there can be no assurance that these efforts will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset Management."


     For the year ended December 31, 1997, approximately 10% of the Company's net sales were attributable to sales of software products. The manner in which microcomputer software is distributed and sold is changing, and new methods of distribution and sale may emerge or expand. Software vendors have sold, and may intensify their efforts to sell, their products directly to end-users. From time to time, certain vendors have instituted programs for the direct sale of large order quantities of software to certain major corporate accounts and these types of programs may continue to be developed and used by various vendors. In addition, certain major vendors have implemented programs for master copy distribution (site licensing) of software. These programs generally grant an organization the right to make any number of copies of software for distribution within the organization provided that the organization pays a fee to the vendor for each copy made. Also, vendors may attempt to increase the volume of software products distributed electronically via the Internet or through CD-ROM. Any of these competitive programs, if successful, could have a material adverse effect on the Company's business, financial condition and results of operations.


CHANGE OF CONTROL


     Upon a Change of Control, each holder of Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof. In addition, the Company's repurchase of Notes as a result of the occurrence of a Change of Control may be prohibited or limited by, or create an Event of Default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. The agreement relating to the Company's current Senior Indebtedness would limit the Company's ability to repurchase the Notes. See "Description of the Notes--Repurchase of Notes upon a Change of Control."


FRAUDULENT CONVEYANCE; POTENTIAL UNENFORCEABILITY OF SUBSIDIARY GUARANTEES


     The Company believes that the indebtedness represented by the Subsidiary Guarantees is being incurred for proper purposes and in good faith and that each Subsidiary Guarantor has, and after the consummation of the Offering will have, sufficient capital for carrying on its business and will be able to pay its debts as they mature. Consolidated revenues of the Subsidiary Guarantors accounted for approximately 100% of the Company's consolidated revenues for the year ended December 31, 1997, and as of such date the consolidated assets of such Subsidiary Guarantors were approximately 99% of the assets of the Company. If a court of competent jurisdiction in a suit by a creditor or representative of creditors of any Subsidiary Guarantor (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of the indebtedness represented by the Subsidiary Guarantee, (i) such Subsidiary Guarantor intended to hinder, delay or defraud its creditors, or (ii) the indebtedness was incurred for less than fair consideration or reasonably equivalent value, and the Subsidiary Guarantor was insolvent, was rendered insolvent by reason of such incurrence of such guarantee, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, then such court could, among other things, (a) void all or a portion of such Subsidiary Guarantor's obligations to the holders of the Notes, the effect of which could be that the holders of the Notes may not be repaid in full, (b) order the repayment to a Subsidiary Guarantor of any sums paid by such Subsidiary Guarantor in reduction of the indebtedness under the Notes; and/or (c) subordinate such Subsidiary Guarantor's obligations to the holders of the Notes to other existing and future indebtedness of such Subsidiary Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

                              RECENT DEVELOPMENTS


ACQUISITIONS


     On May 8, 1998, the Company announced that it had entered into agreements to acquire three Latin American distribution operations which are expected to be completed by the middle of the third quarter of 1998. The companies to be acquired are: Intcomex, a business group which operates in Miami, Florida, Mexico, Chile, Guatemala, Panama, Peru and Uruguay and distributes to 13,000 resellers and had 1997 sales of $200 million; Acron S.A., which is based in Buenos Aires, Argentina and distributes to 2,000 resellers and had 1997 sales of $32 million; and Cornejo Informatica S.A., which is based in Buenos Aires, Argentina and distributes to 2,000 resellers and had 1997 sales of $21 million.



     On April 20, 1998, the Company announced that it had entered into an agreement to acquire a majority interest in Metrologie International, a distributor of hardware and software computer products to over 15,000 resellers in France, the United Kingdom and Spain. Metrologie International, the shares of which are traded on the Paris Bourse, had 1997 sales of approximately $880 million. The purchase, at approximately $3.31 per share, is subject to regulatory approval and is expected to close before the end of May. Thereafter, the Company intends to make a tender offer for the remaining outstanding shares at the same price per share. The Company expects the total purchase price to be approximately $87.7 million.


     On March 9, 1998, the Company acquired an 80% interest in the Hong Kong, Malaysia and Singapore subsidiaries of SiS for $70.4 million and paid $28.2 million of such amount on that date (representing 40% of the purchase price). The Company has the option to pay the remaining portion of the purchase price in cash or stock. Such amount will become payable on March 9, 1999. To fund the portion of the purchase price paid at closing on March 9, 1998, the Company entered into a $30 million short term loan (the "Short Term Loan") with Swiss Bank Corporation as agent, which is the parent of SBC Warburg Dillon Read Inc., one of the Initial Purchasers in the Offering. The Short Term Loan matures on September 9, 1998 and bears interest at an annual rate of four percent above the prime rate of Swiss Bank Corporation or the London Interbank Offered Rate ("LIBOR"), increased by 0.5% for every three month period that a portion of the loan remains outstanding. The Company intends to repay this loan from the proceeds of this Offering. See "Use of Proceeds."


     On November 17, 1997, the Company announced that it had entered into agreements to acquire four Eastern European, one Western European and one Latin American distribution companies with 1997 revenues totaling approximately $565 million. These acquisitions are expected to be completed by the end of the second quarter of 1998. The companies to be acquired are: (i) TH' Systems, which is based in the Czech Republic, distributes to 3,000 resellers in the Czech Republic, Hungary, Poland and Slovakia and had 1997 sales of $143 million; (ii) Merisel Russia, which is a Moscow-based former subsidiary of Merisel, Inc., distributes to 600 resellers and had 1997 sales of $57 million;
(iii) Arena and Armada, two distribution companies based in Istanbul, Turkey serving over 3,000 resellers, which had combined sales in 1997 of $131 million;
(iv) ARC Spain, based in Madrid and which had 1997 sales of $100 million to more than 4,000 resellers in Spain, and (v) Micro-Informatica, based in Miami, Florida, with 1997 sales of $134 million to over 3,000 resellers in Latin America.


     On October 3, 1997, the Company completed the Santech Acquisition, pursuant to which it acquired 97.4% of the outstanding capital stock of Santech for approximately $125 million. The Company expects to acquire the remainder of the shares at the same per share price. Santech was formed as a result of the July 1996 merger of Santech ASA and Micro Software ASA. Santech is the largest distributor of microcomputer products in Scandinavia with operations in Norway, Sweden and Denmark and had revenues of $718 million and net losses of $11 million in 1996. The Company believes that the acquisition of Santech will more than double the Company's sales in Scandinavia, thereby providing it with a market leadership position in the region. Santech distributes the products of the same vendors as other subsidiaries of the Company. The significant volume of sales of Santech, when combined with the product purchases of the Company's other subsidiaries in Europe, should enable the Company to negotiate more favorable purchase terms from vendors.


     Santech's operating results during 1996 and 1997 were adversely impacted as a result of restructuring its operations after the July 1996 merger. Operating results were also impacted adversely by the implementation of a new computer system in the first six months of 1997. The adverse impact included costs associated with a reduction in the number of its product lines to under 100 and in the number of employees from 450 to 320. The Company believes that these factors have been addressed and therefore believes that these issues should not have a material adverse impact on Santech's or the

Company's future operations. Since their acquisition by the Company, Santech's operations have been profitable. In the fourth quarter of 1997, Santech contributed $4.6 million in incremental EBITDA.


     On August 4, 1997, the Company completed the Karma Acquisition. Karma is a distributor of personal computer components to over 10,000 customers in Europe, the Middle East and Asia. The purchase price for Karma was $160 million and was funded through (i) $74 million in cash and (ii) 4,813,432 shares of unregistered Common Stock. Karma's product line includes mass storage products, CPUs, memory chips, motherboards, sound, video and other cards and monitors. Karma is a focused distributor which carries approximately 500 SKUs from 14 vendors including Quantum, Western Digital, Maxtor, Cyrix and AMD. These products represent the basic components of a personal computer and may be used without regard to the specific language, regulatory and technical factors of individual markets. As a result of the universal nature of these products, Karma is able to centralize warehousing and ship approximately 75% of its products from a single facility in Amsterdam, The Netherlands. Karma's customers are primarily personal computer assemblers, systems integrators and Value-Added Resellers ("VARs"). The Company believes that Karma's principal competitive advantages are its low cost operating model and efficient distribution system. Karma operates in 18 countries through 28 offices in Europe, the Middle East and Asia. Karma was organized in July 1990 and, for the twelve months ended December 31, 1996, had net sales of approximately $700 million, operating earnings of $18.5 million and net profits of $15.1 million.


     The Karma Acquisition provided the Company entry into the high growth emerging markets of Asia and the Middle East and enhanced its position as a leading distributor of mass storage products throughout Europe. The acquisition of Karma also provided the Company with additional economies of scale with regard to purchasing and logistics and enabled it to further broaden its customer base. As a result of the Karma Acquisition, the Company believes that it is the largest distributor of mass storage products in the world. Karma's existing management continues to operate Karma as a subsidiary of CHS. One representative of Karma was elected to the Board of Directors of CHS with an additional member to be nominated in 1998.


     On March 20, 1997, the Company completed the Frank & Walter Acquisition for 3.3 million unregistered shares of Common Stock. For the twelve months ended December 31, 1996, Frank & Walter had net sales of approximately $686 million, operating earnings of $10.9 million and net profits of $3.5 million. The results of operations of Frank & Walter have been included in the Company's financial statements since January 1, 1997. The Company believes that Frank & Walter was, at the time of acquisition, the fourth largest distributor of microcomputer products in Germany with over 10,000 active dealers. As a result of this acquisition, the Company believes it is the largest distributor of microcomputer products in Germany. Carsten Frank, the founder of Frank & Walter, has become a director of CHS and the CHS executive vice president responsible for the Company's operations in Europe. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


POTENTIAL MERGER TRANSACTION


     The Company is currently engaged in discussions with the shareholders of Comtrad Holdings, Inc. ("CHI") concerning the possible merger of CHI and its wholly owned subsidiary, Comtrad, Inc. ("Comtrad"), into the Company. Substantially all of the consolidated assets of CHI and Comtrad are shares of Common Stock of the Company (11.8% of the shares outstanding). Claudio Osorio, the Chairman, Chief Executive Officer and President of the Company, is the President and a director and, directly or indirectly, the principal shareholder of Comtrad and CHI. The terms of the merger are still under negotiation, and there can be no assurance that agreement on these or any other terms will be reached. It is currently contemplated that the shareholders of CHI will receive newly issued shares of the Company in an aggregate value equal to the difference between the fair value of the assets of CHI and Comtrad at the time of the merger and the fair value of the liabilities of CHI and Comtrad assumed by the Company pursuant to the merger.

     Upon the consummation of such transaction, the Company will assume approximately $20 million of indebtedness of Comtrad. Of such indebtedness, $15 million is due on demand, but in any event by July 28, 1998, and bears interest at the prime rate as announced in THE WALL STREET JOURNAL less 0.25%. The balance bears interest at the prime rate of The Chase Manhattan Bank less 1% and is due on November 16, 1998.


     The Company believes that the transaction would be in the best interest of the Company's shareholders as it would reduce the concentration of shareholder ownership in the Company through the termination of Comtrad and CHI and the corresponding payment of shares of Common Stock to the prior shareholders of such entities. It is currently contemplated that conditions to the consummation of the merger will include (i) the receipt by the Company of an opinion from Raymond James & Associates, Inc., one of the Initial Purchasers, to the effect that the terms of the merger are fair to the Company from a financial point of view and (ii) completion by the Company of its tax and general due diligence review which is currently in process. Approval by the shareholders of the Company will not be required to effectuate the merger.


STOCK REPURCHASE PROGRAM


     On May 5, 1998, the Company announced the termination of its stock repurchase program pursuant to which the Company had repurchased 20,000 shares of Company common stock since the inception of such program on December 18, 1997.



POTENTIAL ACQUISITIONS


     A major portion of the Company's growth is attributable to acquisitions, and the Company intends to continue its practice of making targeted purchases of high quality distributors in selected markets. See "Risk Factors--Management of Growth" and "Business--Strategy". The Company evaluates acquisition opportunities on an ongoing basis, and is currently considering various potential acquisitions certain of which are the subject of non-binding letters of intent which are subject to, among other things, approval of the Board of Directors of CHS. The Company does not believe that these transactions are material to the Company's operations either individually or in the aggregate. Announcements concerning these or other potential acquisitions could be made by the Company at any time, including prior to or shortly after the completion of this Offering.


NEW WORKING CAPITAL FACILITY


     The Company has received a commitment letter, subject to final documentation, for a new $325 million multi-currency revolving credit facility from Barclays Bank PLC ("Barclays Bank") and The Bank of Nova Scotia ("Scotiabank"), which will also act as Initial Purchasers in the Offering (the "New Credit Facility"). The Company believes that the New Credit Facility will provide the Company with extended debt maturities, lower financing costs, increased liquidity and overall increased operating and financial flexibility. See "Certain Indebtedness."


RIGHTS PLAN


     In January 1998, the Company implemented a Common Stock Purchase Rights Plan and distributed one right (a "Right") for each share of the Company's Common Stock outstanding. Each Right has an initial exercise price of $100 for one-one thousandth of a share of the Company's Series A junior participating preferred stock. The Rights are not exercisable or transferable, apart from the Company's Common Stock, until after a person or group acquires, or has the right to acquire, beneficial ownership of 15% or more of the Company's Common Stock (which threshold may, under certain circumstances, be reduced to 10%) or announces a tender or exchange offer to acquire such percentage of the Company's Common Stock. Upon such occurrence, each Right (other than Rights owned by such person or group) will entitle the holder to purchase from the Company, or the particular acquiring person or group under certain circumstances and conditions, the number of shares of the Company's, or such person's or group's, Common Stock having a market value equal to twice the exercise price of the Right. The Rights are redeemable by the Company's Board of Directors under certain circumstances.



ANNOUNCED FIRST QUARTER EARNINGS

     On May 8, 1998, the Company announced that for the first quarter of 1998 Company revenues were $1.8 billion, net income was $20.6 million and earnings per diluted share were $0.38.

                              THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER


     In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to file and to use its commercially reasonable efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Old Notes for notes with terms identical in all material respects to the terms of the Old Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed by June 8, 1998 and declared effective by August 7, 1998, Liquidated Damages will be payable on the Old Notes. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any Liquidated Damages thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of Notes."


     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


     Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes by book-entry transfer at DTC.


TERMS OF THE EXCHANGE OFFER


     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $200,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $200,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in denominations of $1,000 or any integral multiple thereof.


     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes are outstanding.


     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes."


     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

     Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS OF THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER BASED ON SUCH HOLDERS OWN FINANCIAL POSITIONS AND REQUIREMENTS.


     The term "Expiration Date" means 5:00 p.m., New York City time, on
  , 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).


     The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "--Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "--Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.


     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.


ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES


     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.


     Subject to the conditions set forth under "--Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message if the tendering holder does not deliver a Letter of Transmittal,

(ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when certificates for Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.


     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC. See "--Procedures for Tendering Old Notes--Book-Entry Transfer." The term "Agent's Message" means a message transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.


     Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."


     Pursuant to the Letter of Transmittal, or the Agent's Message, as the case may be, a holder of Old Notes will warrant and agree in the Letter of Transmittal or pursuant to the Agent's Message that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.


PROCEDURES FOR TENDERING OLD NOTES


 VALID TENDER


     Except as set forth below, in order for Old Notes to be validly tendered by book-entry transfer, an Agent's Message or a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and in either case any other documents required by the Letter of Transmittal, must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier at one of the Exchange Agent's addresses set forth under "--Exchange Agent" on or prior to the Expiration Date and either (i) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below or (ii) the guaranteed delivery procedures set forth below must be complied with.


     Except as set forth below, in order for Old Notes to be validly tendered by a means other than by book-entry transfer, a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight courier at one of the Exchange Agent's addresses set forth under "--Exchange Agent" on or prior to the Expiration Date and either
(i) such Old Notes must be delivered to the Exchange Agent on or prior to the Expiration Date or (ii) guaranteed delivery procedures set forth below must be complied with.


     If less than all of the Old Notes are tendered, a tendering holder must fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.


     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.


 BOOK-ENTRY TRANSFER


     The Exchange Agent and DTC have confirmed that any Direct Participant (as defined in "Description of Notes--Book-Entry, Delivery and Form") in DTC's book-entry transfer facility system may utilize DTC's ATOP procedures to tender Old Notes. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Direct Participant may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's book entry procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message or a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal must in any case be delivered to and received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.


     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

 SIGNATURE GUARANTEES

     Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

 GUARANTEED DELIVERY

     If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the

Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:


     (a) such tenders are made by or through an Eligible Institution;


     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and


     (c) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an Agent's Message in lieu thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.


     The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.


     Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an Agent's Message in lieu thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.


     The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.


 DETERMINATION OF VALIDITY


     All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.


     The interpretation by the Company of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.


     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.


     A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.


RESALES OF NEW NOTES


     The Company is making the Exchange Offer for the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.


     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Notes to be exchanged in the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. A Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "--Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.


     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.


WITHDRAWAL RIGHTS


     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.


     In order for a withdrawal to be effective a written, telegraphic or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Old Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliate or assign of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.




INTEREST ON NEW NOTES


     Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after April 9, 1998. Accordingly, such holders of Old Notes as of the record date for the payment of interest on August 15, 1998 will be entitled to receive interest on the New Notes issued in exchange therefor accrued from and after April 9, 1998.



CONDITIONS TO THE EXCHANGE OFFER


     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exist or have not been satisfied:


     (a) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or


     (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer; or


     (c) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose or any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.


     If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, it may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT


     The Chase Manhattan Bank has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:


                           By Mail or Hand Delivery:
                            The Chase Manhattan Bank
                      55 Water Street, 2nd Floor, Room 234
                            New York, New York 10041


                             Confirm by Telephone:
                                (212) 946-3009


             Facsimile Transmissions: (Eligible Institutions Only)
                              (212) 946-8177/8178


   Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.


FEES AND EXPENSES


     The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.


     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


     The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances of the Exchange Offer.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     For U.S. federal income tax purposes, the exchange of an Old Note for a New Note pursuant to the Exchange Offer should not be treated as a taxable exchange for U.S. federal income tax purposes. In that event, holders who exchange their Old Notes for New Notes would not recognize income, gain or loss for U.S. federal income tax purposes. In addition, a holder's tax basis in the New Notes would be equal to its adjusted basis in the Old Notes, and its holding period would include the period during which it held the Old Notes. Persons considering the exchange of Old Notes for New Notes pursuant to the Exchange Offer should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.


     The following summary sets forth certain United States federal tax consequences resulting from the purchase, ownership and disposition of a Note, whether an Old Note or a New Note. It does not purport to consider all the possible tax consequences of the purchase, ownership or disposition of the Notes, and it is not intended to reflect the individual tax position of any holder. It deals only with Notes held as capital assets. Except as expressly indicated, it is addressed only to initial holders who purchased Old Notes at their issue price (as defined below) and does not deal with holders with a special tax status or special tax situation, such as financial institutions or dealers in securities or currencies, Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") consisting of a Note and one or more other investments, or situations in which the functional currency of the Noteholder is not the U.S. dollar. This discussion is based upon the United States federal tax laws and regulations as now in effect and as currently interpreted, and does not take into account possible changes in such tax laws or such interpretations, all of which may be applied retroactively. This discussion does not include any description of the tax laws of any state or local government within the United States, or of any foreign government, that may be applicable to the Notes or holders thereof.


TAXATION OF U.S. HOLDERS


     For purposes of the discussion below, (i) "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes a citizen or resident of the United States, a corporation, partnership or any of certain other entities created or organized in or under the laws of the United States, or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and (ii) "Non-U.S. Holder" generally means a person other than a U.S. Holder. The "issue price" of the Old Notes is the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of Old Notes was sold for money.


     INTEREST PAYMENTS. Interest on a Note will be includible in a U.S. Holder's gross income as ordinary U.S. source interest income at the time it is accrued or received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.


     SALE, EXCHANGE OR RETIREMENT. A U.S. Holder's tax basis in a Note generally will be the U.S. dollar cost of the Old Note to such U.S. Holder reduced by any principal payments received by the U.S. Holder on the Old Note or the New Note.


     Upon sale, exchange or retirement of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder's tax basis in the Note and the amount realized on such sale, exchange or retirement, except to the extent such amount is attributable to accrued interest. Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

TAXATION OF NON-U.S. HOLDERS


     Payments of interest (including original issue discount, if any) and premium, if any, on a Note to a Non-U.S. Holder will not be subject to United States federal witholding tax, provided that, in the case of interest, such person (i) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote in the Company,
(ii) is not a controlled foreign corporation related, directly or indirectly, to the issuer through stock ownership and (iii) is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and provided that the statement described in the next sentence has been provided. Sections 871(h) and 881(c) of the Code require that, in order to obtain the exemption from witholding tax described in the previous sentence, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the witholding agent to the effect that the beneficial owner of the Note is not a United States person. Under temporary United States Treasury Regulations which apply to both stated interest and sale or exchange proceeds if either is paid with respect to a Note on or before December 31, 1999, the statement may be made by (i) the beneficial owner of a Note certifying on Internal Revenue Service ("IRS") Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address or (ii) any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the witholding agent to the effect that it has received such a statement from the Noteholder (and furnishing the witholding agent with a copy thereof). Recently issued final Treasury Regulations (the "Final Regulations"), which apply to interest (including original issue discount) and sale or exchange proceeds paid with respect to a Note after December 31, 1999, also provide that the requirement of
Section 871(h) and 881(c) generally will be satisfied if beneficial owners (including partners of certain foreign partnerships), as well as certain foreign partnerships, meet the two conditions set forth in the preceding sentence. However, a beneficial owner that is a foreign estate or trust (or fiduciary thereof), a foreign partnership that has entered into a witholding agreement with the IRS, or a Non-U.S. Holder holding a Note through its United States branch will be required to provide its "taxpayer identification number" in addition to its name and address on Form W-8. Foreign partnerhips and their partners should consult their tax advisors regarding possible addtional reporting requirements.


     Notwithstanding the foregoing, if interest or other income received with respect to the Note is effectively connected with a United States trade or business conducted by a Non-U.S. Holder (and, in the case of a non-U.S. Holder to whom an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holder), such Noteholder, although exempt from the witholding tax described in the preceding paragraph, will be subject to United States federal income tax on such interest in the same manner as if it were a United States person. In addition, if such Noteholder is a corporation, it may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) of its effectively connected earnings and profits that are treated as repatriated during the taxable year.


     A Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note, unless
(i) such Noteholder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such Noteholder of a trade or business in the United States.


INFORMATION REPORTING AND BACKUP WITHOLDING


     U.S. HOLDERS. Information reporting and backup withholding may apply to payments of interest on or the proceeds from a sale or other disposition of a
Note in the case of certain non-corporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalty of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as credit against the U.S. Holder's federal income tax upon furnishing the required information.


     NON-U.S. HOLDERS. Generally, information reporting and backup withholding of federal income tax at a rate of 31% may apply to payments of principal of and interest and premium, if any, on a Note to a Non-U.S. Holder if the payee fails to certify that the beneficial owner is a Non-U.S. Holder. The payment of the proceeds of a disposition of a Note to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding, unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition by a Non-U.S. Holder of a Note to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for federal income tax purposes or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, information reporting will apply unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such disposition if the broker has actual knowledge that the payee is a U.S. Holder.



     The Final Regulations modify the backup withholding and information reporting requirements in certain respects for payments made after December 31, 1999. Holders are urged to consult their tax advisors regarding the application of the backup withholding and information reporting rules.



                                USE OF PROCEEDS


     The Company will not receive any cash proceeds from the issuance of the New Notes transferred hereby. In consideration for issuing the New Notes in exchange for the Old Notes as described in the Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled.


     The net proceeds to the Company from the sale of the Old Notes were approximately $192.8 million. The Company intends to either loan $100 million of such proceeds to CHS Finance which intends to loan such proceeds to certain of the Company's operating subsidiaries or loan the funds directly to the operating subsidiaries. In either case the subsidiaries will use such proceeds to repay a portion of their respective credit arrangements with financial institutions in their countries of operations (the "Revolving Credit Facilities"). As of December 31, 1997, $348.3 million was outstanding under these facilities, bearing a weighted average interest rate of 10.4% and maturing at various times through October 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", "Certain Indebtedness" and Note F to the Company's Consolidated Financial Statements.


     Of the remaining proceeds, $30 million has been used to repay the Short Term Loan incurred in connection with the SiS acquisition. See "Recent Developments." The remainder of the net proceeds were added to the Company's working capital and will be available for earnout obligations relating to prior acquisitions, general corporate purposes and possible future acquisitions. See "Recent Developments--Possible Acquisitions", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategy."


     Pending utilization as described above, the net proceeds of the sale of the Old Notes are invested in Temporary Cash Investments (as defined).

                                CAPITALIZATION


     The following table sets forth as of December 31, 1997 the capitalization of the Company (i) on an actual basis and (ii) as adjusted to give effect to the sale by the Company of the Old Notes, the application of the net proceeds therefrom as described under "Use of Proceeds" and the assumption by the Company of indebtedness in connection with the acquisition of SiS. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto contained elsewhere in this Prospectus.


                                                                                  DECEMBER 31, 1997
                                                                           -------------------------------
                                                                               ACTUAL         AS ADJUSTED
                                                                           --------------   --------------
                                                                                   (IN THOUSANDS)
Notes payable(1) .......................................................     $  309,510       $  245,769
Senior Notes due 2005 ..................................................             --          200,000
Other long-term debt ...................................................         61,556           39,884
                                                                             ----------       ----------
Total Debt .............................................................        371,066          485,653
                                                                             ==========       ==========
Shareholders' equity:
Preferred Stock, $.001 par value, 5,000,000 shares authorized; no shares
  outstanding ..........................................................             --               --
Common Stock, $.001 par value, 100,000,000 shares authorized; 48,910,999
  shares outstanding(2) ................................................             49               49
Additional paid-in capital .............................................        621,021          621,021
Retained earnings ......................................................         65,115           65,115
Cumulative foreign currency translation adjustment .....................        (18,421)         (18,421)
                                                                             ----------       ----------
Total shareholders' equity .............................................        667,764          667,764
                                                                             ----------       ----------
Total capitalization ...................................................     $1,038,830       $1,153,417
                                                                             ==========       ==========

----------------
(1) Represents short term debt maintained by certain of the Company's operating subsidiaries for working capital purposes. See Note F to the Company's Consolidated Financial Statements.

(2) Does not include 4,617,813 shares of Common Stock reserved for issuance upon exercise of currently outstanding options, 76,144 shares reserved for issuance pursuant to remaining options which may be granted under the Company's stock option plans and 450,000 shares reserved for issuance upon exercise of outstanding warrants.


     For a discussion of the New Credit Facility expected to be entered into shortly after the commencement of the Exchange Offer, see "Certain Indebtedness."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                            (DOLLARS IN THOUSANDS)


     The following tables set forth certain financial data for each year in the five-year period ended December 31, 1997. The Selected Consolidated Financial Data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 is derived from the audited consolidated financial statements of the Company, which statements have been audited by Grant Thornton LLP, independent certified public accountants. The pro forma information presented below has been prepared based upon the historical financial statements of the Company and the acquired subsidiaries for the periods stated above. Such pro forma information may not be indicative of the results that would have occurred if the acquisitions had been consummated on January 1, 1997, or of the operating results that may be achieved by the combined companies in the future. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's Pro Forma Condensed Consolidated Financial Statements (Unaudited) and the Notes thereto and the Company's Consolidated Financial Statements and Notes thereto contained elsewhere in this Prospectus.


                                                          YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------
                                                  1993        1994        1995         1996
                                              ----------- ----------- ----------- -------------
INCOME STATEMENT DATA:
Net sales ...................................  $146,408    $359,169    $936,703    $1,855,540
Cost of sales ...............................   136,968     333,983     868,716     1,724,432
                                               --------    --------    --------    ----------
Gross Profit ................................     9,440      25,186      67,987       131,108
Operating expenses ..........................     9,075      21,798      57,188       102,235
                                               --------    --------    --------    ----------
Operating income ............................       365       3,388      10,799        28,873
Interest (income) ...........................      (229)       (250)     (1,757)       (3,199)
Interest expense ............................     1,076       2,070       6,454        11,712
                                               --------    --------    --------    ----------
Earnings (loss) before income taxes and
 minority interest ..........................      (482)      1,568       6,102        20,360
Provision for income taxes ..................       241         603       1,797         6,086
Minority interest ...........................        --          --          --         2,108
                                               --------    --------    --------    ----------
Net earnings (loss) .........................  $   (723)   $    965    $  4,305    $   12,166
                                               ========    ========    ========    ==========
OTHER FINANCIAL DATA:
EBITDA(3) ...................................  $  1,004    $  4,650    $ 15,160    $   36,596
Ratio of EBITDA to
 interest expense ...........................       0.9x        2.2x        2.3x          3.1x
Ratio of total debt to EBITDA ...............       6.9x        5.0x        3.6x          5.5x
Ratio of net debt to EBITDA .................        --          --          --            --
Ratio of earnings to fixed charges(4) .......       0.7x        1.6x        1.8x          2.5x



                                                        YEAR ENDED DECEMBER 31,
                                              --------------------------------------------
                                                                  1997
                                              --------------------------------------------
                                                                              PRO FORMA
                                                  ACTUAL     PRO FORMA(1)   AS ADJUSTED(2)
                                              ------------- -------------- ---------------
INCOME STATEMENT DATA:
Net sales ...................................  $4,756,383     $5,708,679     $6,055,515
Cost of sales ...............................   4,409,714      5,318,551      5,640,569
                                               ----------     ----------     ----------
Gross Profit ................................     346,669        390,128        414,946
Operating expenses ..........................     257,508        325,604        346,357
                                               ----------     ----------     ----------
Operating income ............................      89,161         64,524         68,589
Interest (income) ...........................     (11,470)       (11,470)       (11,470)
Interest expense ............................      35,618         39,073         50,452
                                               ----------     ----------     ----------
Earnings (loss) before income taxes and
 minority interest ..........................      65,013         36,921         29,607
Provision for income taxes ..................      13,988         14,734         13,644
Minority interest ...........................       2,634          2,634          3,527
                                               ----------     ----------     ----------
Net earnings (loss) .........................  $   48,391     $   19,553     $   12,436
                                               ==========     ==========     ==========
OTHER FINANCIAL DATA:
EBITDA(3) ...................................  $  119,786     $  106,179     $  112,979
Ratio of EBITDA to
 interest expense ...........................         3.4x           2.7x           2.2x
Ratio of total debt to EBITDA ...............         3.1x           3.5x           4.3x
Ratio of net debt to EBITDA .................          --             --            3.4x
Ratio of earnings to fixed charges(4) .......         2.6x           1.8x           1.5x


                                                                                              AS OF DECEMBER 31, 1997
                                                                                           ------------------------------
                                          1993         1994         1995         1996         ACTUAL       AS ADJUSTED(5)
                                      -----------   ----------   ----------   ----------   ------------   ---------------
BALANCE SHEET DATA:
Cash and cash equivalents .........    $    603      $  8,368     $ 11,171     $ 35,137     $   68,806       $   99,062
Working capital (deficit) .........      (1,426)       14,004        9,843       31,506        278,771          393,565
Total assets ......................      29,058       164,468      265,804      861,949      1,968,822        2,160,001
Total debt ........................       6,949        23,302       55,239      201,259        371,066          485,653
Shareholders' equity ..............       1,930        19,870       29,892      104,533        667,764          667,764

----------------
(1) Gives effect to the Karma and Santech Acquisitions as if such transactions had occurred as of January 1, 1997. The results of Frank & Walter have been included in actual results since January 1, 1997. Santech's operations during 1997 prior to its acquisition by the Company reflected net sales of $405.5 million and negative EBITDA of $17.8 million. The losses of Santech are the result of reducing staff from 450 to 320 people, difficulty in installing a computer system in February 1997 and costs incurred to reduce the number of vendors to under 100. The entire decrease in EBITDA from actual 1997 results to pro forma 1997 results is due to losses incurred by Santech prior to its acquisition by the Company. Subsequent to its acquisition by the Company, in the fourth quarter of 1997, Santech contributed $4.6 million in incremental EBITDA.

(2) Gives effect to the Karma and Santech Acquisitions as if such transactions had occurred as of January 1, 1997, and the issuance and sale of the Old Notes at a rate of 9.875% as if such Notes had been outstanding since January 1, 1997. Furthermore, the Pro Forma As Adjusted figures give effect to the application of the estimated net proceeds from such Notes, specifically, (i) the repayment of certain indebtedness of approximately $100 million with a weighted average interest rate of 10.4%, and (ii) the acquisition of SiS as if such acquisition had occurred on January 1, 1997.


(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not presented as an alternative measure of net income or cash flow from operations (both as determined in accordance with generally accepted accounting principles), but because it is an accepted financial indicator of a company's ability to service debt.

(4) The ratio of earnings to fixed charges is computed by dividing earnings before income taxes and minority interest before fixed charges by fixed charges. Fixed charges are defined as interest, whether expensed or capitalized, amortization of debt expense and discount or premiums relating to indebtedness, whether expensed or capitalized, and such portion of rental expense that represents the interest factor (assumed to be one-third of the total rental expense).

(5) Gives effect to the acquisition of SiS, issuance and sale of the Old Notes and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO AND THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AND THE NOTES THERETO INCORPORATED HEREIN BY REFERENCE.


OVERVIEW


     CHS distributes microcomputer products, including personal computers, peripherals, networking products and software in 39 countries, primarily in Western Europe, Eastern Europe and Latin America. The Company has pursued and expects to continue to pursue an aggressive strategy of growth through acquisitions of distributors in these and other regions. Together with growth in its existing business, such acquisitions have enabled the Company to significantly increase net sales and achieve strong operating results. From 1993 to 1997, the Company's net sales increased from $146.4 million to $4.8 billion and EBITDA increased from $1.0 million to $119.8 million, reflecting compound annual growth rates of 139% and 230%, respectively. The Company attributes these increases in sales to its acquisitions, increased consumer demand for the Company's products and an expansion of the range of products offered.


     The Company derives all of its operating income and cash flow from its operating subsidiaries, most of which are organized and operated outside the United States. Generally, the Company purchases its inventory with a combination of United States dollars and local currency and sells in local currency. The Company seeks to limit its exposure to the risk of currency fluctuations through hedging. See "--Currency Risk Management."


     The following table sets forth acquisitions made by the Company, the service areas of the operations acquired and the dates as of which the results of operations of the acquired company were included in the Company's financial statements during 1995 to 1997.



                                                                                      DATE INCLUDED IN
SUBSIDIARY(1)                                     SERVICE AREA                      FINANCIAL STATEMENTS
-----------------------------------------------   ------------------------------   ---------------------
CHS Nexsys(2) .................................   Colombia                         December 1997
CHS Ledakon ...................................   Colombia                         November 1997
CHS Romak .....................................   Ireland                          October 1997
CompExpress ...................................   Brazil                           October 1997
Santech .......................................   Norway, Sweden, Denmark          October 1997
Ameritech Argentina(3) ........................   Argentina                        August 1997
Ameritech Exports(3) ..........................   Latin America                    August 1997
Atlantis Skupina(4) ...........................   Slovenia                         August 1997
Karma .........................................   Europe, Middle East and Asia     August 1997
Lars Krull ....................................   Denmark, Norway, Sweden          August 1997
CHS Dinexim ...................................   Latin America                    May 1997
CHS Access and Agora ..........................   Czech Republic                   May 1997
CHS International High Tech Marketing .........   Africa                           April 1997
Frank & Walter ................................   Germany                          January 1997
CHS Estonia ...................................   Estonia                          January 1997
Infocentro de Chile(4) ........................   Chile                            January 1997
CHS Merisel United Kingdom(5) .................   United Kingdom                   October 1996
CHS Merisel France(5) .........................   France                           October 1996
CHS Merisel Switzerland(5) ....................   Switzerland                      October 1996
CHS Merisel Germany(5) ........................   Germany                          October 1996
CHS Merisel Austria(5) ........................   Austria                          October 1996
CHS Merisel Latin America(5) ..................   Latin America                    October 1996
CHS Merisel Mexico(5) .........................   Mexico                           October 1996

                                                  DATE INCLUDED IN
SUBSIDIARY(1)               SERVICE AREA        FINANCIAL STATEMENTS
-------------------------   ----------------   ---------------------
CHS Ecuador(4) ..........   Ecuador            June 1996
CHS Russia ..............   Russia             June 1996
CHS Switzerland .........   Switzerland        April 1996
CHS Peru ................   Peru               March 1996
CHS Hungary(4) ..........   Hungary            February 1996
CHS Poland ..............   Poland             November 1995
CHS Czechia(6) ..........   Czech Republic     October 1995
CHS Sweden ..............   Sweden             July 1995
CHS Finland .............   Finland            July 1995
CHS BEK .................   Latin America      July 1995

----------------
(1) The names are those by which the Company refers to its subsidiaries and are not necessarily the legal names of the entities.
(2) The Company owns 65% of this company.
(3) Deemed by the Company to be part of a single acquisition.
(4) The Company owns 51% of this company.
(5) Deemed by the Company to be part of a single acquisition.
(6) The Company acquired a 16% interest in CHS Czechia in January 1993 and acquired the remaining 84% in October 1995.


RESULTS OF OPERATIONS


     The following table sets forth, for the periods presented, the percentage of net sales represented by certain items in the Company's Consolidated Statements of Earnings:



                                            YEARS ENDED DECEMBER 31,
                                         -------------------------------
                                           1995       1996        1997
                                         --------   --------   ---------
Net sales ............................    100.0%     100.0%      100.0%
Cost of goods sold ...................     92.7       92.9        92.7
Gross profit .........................      7.3        7.1         7.3
Operating expenses ...................      6.1        5.5         5.4
Operating earnings ...................      1.2        1.6         1.9
Interest income ......................      (.2)       (.1)        (.2)
Interest expense .....................       .7         .6          .7
Earnings before income taxes .........       .7        1.1         1.4
Income taxes .........................       .2         .3          .3
Minority interest ....................       --         .1          .1
Net earnings .........................       .5%        .7%        1.0%

1997 COMPARED TO 1996

     NET SALES. Net sales increased $2.9 billion, or 156.3%, from $1.9 billion in 1996 to $4.8 billion in 1997 due principally to acquisitions and, to a lesser extent, internal growth. Of the increase in net sales, newly acquired subsidiaries (including existing CHS companies for the first nine months of 1997 which were integrated with companies acquired from Merisel) contributed $2.5 billion. Net comparable sales of subsidiaries consolidated for both 1996 and 1997 grew $371.3 million or 28.0%. This growth is attributed to increased consumer demand for microcomputer products offered by the Company.

     GROSS PROFIT. Gross profit increased $215.6 million, or 164.4%, from $131.1 million in 1996 to $346.7 million in 1997 due principally to acquisitions and, to a lesser extent, internal growth. Gross profit on a comparable basis for subsidiaries consolidated for both 1996 and 1997 increased $42.8 million, or 48.8%. Newly acquired subsidiaries (including existing CHS companies for the first nine months of 1997 which were integrated with companies acquired from Merisel) contributed $173.1 million of increased gross profit. For purposes of determining the increase in gross profit, the Company allocated manufacturers' rebates to its more significant subsidiaries.

     Gross margin increased from 7.1% in 1996 to 7.3% in 1997. The change in gross margin was due to increased early payment discounts and vendor rebates offset to some extent by lower gross margins of the recently acquired Karma operations. The Company utilized more early payment discount opportunities as a result of the cash generated by its public equity offering in July 1997. Additionally, the Company's growth has resulted in more favorable volume rebates with certain key vendors. The increase in gross margin attributable to early payment discounts (0.2%) and volume rebates (1.4%) was offset by the fact that the Karma operation has a lower gross margin due to the nature of the products sold. The Company expects that 1998 gross margins will be lower than in 1997 due to the impact of having the Karma operations included in the entire year and due to continued competitive pressures. Although the Company has been achieving higher gross margins (10.5% and 9.3% in 1996 and 1997, respectively) in its Eastern European operations than in other areas, the Company expects gross margins in Eastern Europe to continue to decline due to increased competition and a Company strategy to increase sales through more competitive pricing. The Company expects that the impact on gross profit due to decreased gross margins in this geographic area will be fully offset by increased sales.


     OPERATING EXPENSES. Operating expenses as a percentage of net sales declined from 5.5% in 1996 to 5.4% in 1997. Included were the expenses of maintaining a minimally utilized warehouse in The Netherlands in 1997 and $1.4 million in Merisel restructuring expenses in 1996. In 1998, such warehouse is expected to be utilized for the distribution of universal products (such as mass storage and components). The comparative operating expense ratios without these items would have been 5.4% for 1997 and 5.4% for 1996. The Company expects that the inclusion of Karma's results for a full year will result in operating expenses being a lower percentage of net sales based on the lower operating expenses of Karma. Operating expenses for both periods include the results of foreign currency transactions. Such results were a net gain of $1.2 million in 1997 and $1.6 million in 1996.


     NET INTEREST EXPENSE. Net interest expense increased $15.6 million, or 183.7%, from $8.5 million in 1996 to $24.1 million in 1997. The increase is directly related to the increase in average loan amounts outstanding.


     INCOME TAXES. Income taxes as a percentage of earnings before income taxes and minority interest in subsidiaries decreased from 29.9% in 1996 to 21.5% in 1997. The change is due to a higher proportion of income earned in jurisdictions with lower tax rates and the use of net operating loss carryforwards, offset, to a certain extent, by losses in subsidiaries with no tax benefit and non deductible goodwill amortization. The Company expects to have an effective tax rate lower than the statutory United States tax rate in 1998 principally due to its ability to use remaining net operating loss carryforwards from certain subsidiaries and the proportion of income expected in jurisdictions with lower tax rates.


1996 COMPARED TO 1995


     NET SALES. Net sales increased $918.8 million, or 98.1%, from $936.7 million in 1995 to $1.9 billion in 1996 due principally to acquisitions and, to a lesser extent, internal growth. Of the increase in net sales, subsidiaries not included in both 1995 and 1996 contributed $640.7 million. Net comparable sales of subsidiaries consolidated for both 1995 and 1996 grew $278.1 million or 29.7%. This growth is attributed to increased consumer demand for microcomputer products offered by the Company and the expansion of sales by the Company's subsidiaries to include a full range of products.


     GROSS PROFIT. Gross profit increased $63.1 million, or 92.8%, from $68.0 million in 1995 to $131.1 million in 1996 due principally to acquisitions and, to a lesser extent, internal growth. Gross profit on a comparable basis for subsidiaries consolidated for both 1995 and 1996 increased $13.6 million, or 20.0%. Subsidiaries not included in both 1995 and 1996 contributed $49.5 million of gross profit.


     Gross margin decreased from 7.3% in 1995 to 7.1% in 1996. The decrease was due to lower gross margins from subsidiaries located in Western Europe, particularly those operations acquired from Merisel, which, as a result of high volumes of sales by those entities, had a significant impact on the

Company's gross margin as a whole. The Company attributes the decrease in gross margins to competitive pressures in this region, especially in Germany. The Company's subsidiaries in Germany had the lowest gross margins of all its European subsidiaries in 1996. The Company expects that overall gross margins may continue to decline in 1997 due to continued competitive pricing pressures and the fact that the gross margins of the acquired Merisel Companies have been generally lower than that of the Company and will be included in the consolidation for the full year. In addition, the acquisition of Frank & Walter, which operates in Germany, where gross margins are generally lower, will also impact overall gross margins. The gross margin of the combined Merisel Companies for the nine months ended September 30, 1996 was 7.0%.


     OPERATING EXPENSES. Operating expenses as a percentage of net sales declined from 6.1% in 1995 to 5.5% in 1996. The decline was due to efficiencies gained through increased sales volume and the Company's efforts to control costs. The reduction was achieved even though a provision of $1.4 million was made for restructuring costs incurred by CHS (consisting of severance costs for CHS employees, write-off of CHS leasehold improvements and lease termination costs of CHS closed facilities) to implement consolidation in markets in which a CHS company previously existed and to acquire a company was acquired from Merisel. The operating expense ratio without such charge would have been 5.4% for the year.


     NET INTEREST EXPENSE. Net interest expense increased $3.8 million, or 81.2%, from $4.7 million in 1995 to $8.5 million in 1996. The increase is directly related to the increase in average loan amounts outstanding.


     INCOME TAXES. Income taxes as a percentage of earnings before income taxes and minority interest in subsidiaries increased slightly from 29.4% in 1995 to 29.9% in 1996. Management does not believe this change is significant. The difference between this tax rate and the statutory United States tax rate is due to the utilization of net operating loss carryforwards and lower foreign tax rates, offset to some extent by losses in subsidiaries with no tax benefit and non-deductible goodwill amortization.


SEASONALITY


     The Company typically experiences variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the microcomputer industry in general, shifts in demand for software and hardware products and industry announcements of new products or upgrades. Sales in Europe in the first and fourth quarters of each year are typically higher than in the second and third quarters. In Latin America, sales in the third and fourth quarters of each year are typically higher than in the first and second quarters.


LIQUIDITY AND CAPITAL RESOURCES


     Net cash of $248.5 million and $99.1 million was used in operating activities in the years ended December 31, 1997 and 1996, respectively. In both years, cash was used principally due to increases in inventories, trade accounts receivable and amounts due from affiliates offset in 1996 by increases in accounts payable. In 1997, cash was also used to lower accounts payable and accrued expenses. Net cash used in investing activities in 1997 and 1996 included $19.5 million and $11.6 million, respectively, related to fixed asset additions. In addition, $201.5 million and $26.9 million were used in acquisitions during the years ended December 31, 1997 and 1996, respectively. Net cash of $507.2 million and $163.3 million was provided by financing activities in the years ended December 31, 1997 and 1996, respectively, due principally to proceeds of equity public offerings totalling $428.2 million in 1997 and $50.6 million in 1996. Furthermore, net borrowings from banks totalled $74.7 million and $112.5 million in the years ended December 31, 1997 and 1996, respectively.


     Certain of the Company's United States based subsidiaries are parties to a Loan and Security Agreement providing for revolving credit advances and the issuance of letters of credit against eligible accounts receivable and inventory up to a maximum of $60 million. Amounts outstanding bear interest, at the election of the borrowers, at either a variable market rate based on the prime rate of the lender or LIBOR. The agreement limits the ability of the borrowers to pay dividends to the Company. The agreement matures in October 1999 and is secured by a lien on essentially all of the borrowers' assets. The agreement contains certain restrictive covenants. During November and December 1997, the borrowers were in violation of requirements to deposit receipts in specified accounts. The lender has waived these violations. The Company has guaranteed this indebtedness.


     The Company's subsidiaries typically enter into revolving credit agreements with financial institutions in their countries of operations. At December 31, 1997, the aggregate amount available under these agreements was $445.4 million and $348.3 million was then outstanding. Such agreements are usually for a term of one year and are secured by the receivables of the borrower. The weighted average interest rate at December 31, 1997 was 7.3%. The Company typically guarantees these loans. The Company has also guaranteed the obligations of certain of its subsidiaries to manufacturers.


     The Company has received a commitment letter for a new $325 million multi-currency revolving credit facility from Barclays Capital and ScotiaBank Capital Markets (USA) Inc. as joint arrangers, with CHS Finance (or another subsidiary of the Company) as the borrower. See "Certain Indebtedness."


     The Company has completed a risk assessment of the ability of its information systems to operate in light of the "year 2000 problem." Based on the assessment, the Company has developed an action plan, which principally consists of replacing existing non-compliant systems with new systems. The Company believes it is feasible to acquire such new systems before the year 2000 and that the cost of such systems are within its capital cost budget and financing capabilities.


     The Company's principal need for additional cash in 1998 will be for the purchase of additional inventory to support growth and to take greater advantage of available cash discounts offered by certain of the Company's vendors for early payment and to pay amounts due to sellers of businesses. The Company anticipates funding this cash requirement partially through this Offering and its subsidiaries' existing bank credit lines and through additional credit facilities, but there can be no assurance that financing will be available on terms acceptable to the Company. The unavailability of such financing could adversely affect the growth of the Company.


     The Company derives all of its operating income and cash flow from its subsidiaries and relies on payments from, and intercompany borrowings with, its subsidiaries to generate the funds necessary to meet its obligations. In certain countries, exchange controls may limit the ability of the Company's subsidiaries to make payments to the Company. Restrictions in financing or credit arrangements may also limit access to such earnings. Certain of the Company's subsidiaries are parties to financing agreements that limit the ability of such subsidiaries to make payments to the Company. In the year ended December 31, 1997, the contribution of such subsidiaries to the Company's consolidated EBITDA was 16.6%. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets and cash flow of such subsidiaries over the claims of the Company or its creditors. See Note F to the Consolidated Financial Statements.


INFLATION


     The Company operates in certain countries that have experienced high rates of inflation and hyperinflation. However, inflation did not have any meaningful impact on the Company's results of operations during the year ended December 31, 1997 nor during the three-year period ended December 31, 1997, and the Company does not expect that it will have a material impact during 1998.


ASSET MANAGEMENT


     INVENTORY. The Company's goal is to achieve high inventory turns and maintain a low number of SKUs and thereby reduce the Company's working capital requirements and improve return on equity. The Company's strategy to achieve this goal is to both manage its inventory effectively and achieve high order fill rates.

     To reduce the risk of loss to the Company due to vendor price reductions and slow moving or obsolete inventory, the Company's contracts with its vendors generally provide price protection and stock rotation privileges, subject to certain limitations. Price protection allows the Company to offset the accounts payable owed to a particular vendor if such vendor reduces the price of products the Company has purchased within a specified period of time and which remain in inventory. Stock rotation permits the Company to return to the vendor for full credit, with an offsetting purchase order for new products, predetermined amounts of inventory purchased within a specified period of time. Such credit is typically used to offset existing invoices due without incurring re-stocking fees.


     ACCOUNTS RECEIVABLE. The Company manages its accounts receivable to balance the needs of its customers to purchase on credit with its desire to minimize its credit losses. Bad debt expense as a percentage of the Company's net sales for each of the years ended 1996 and 1997 was 0.2%. The Company's credit losses have been minimized by its extensive credit approval process and the use of credit insurance and factoring by its Western European subsidiaries. In its sales to customers in Latin America, the Company often receives post-dated checks at the time of sale. Customers who qualify for credit are typically granted payment terms appropriate to the customs of each country.


CURRENCY RISK MANAGEMENT


     FUNCTIONAL CURRENCY. The Company's functional currency, as defined by Statement of Financial Accounting Standards ("SFAS") No. 52, is the United States dollar. Most of the Company's subsidiaries use their respective local currencies as their functional currency and translate assets and liabilities using the exchange rates in effect at the balance sheet date and results of operations using the average exchange rates prevailing during the year. Translation effects are reflected in the cumulative foreign currency translation adjustment in equity. The Company's exposure under these translation rules, which is unhedged, may affect the carrying value of its foreign net assets and therefore its equity and net tangible book value, but not its net income or cash flow. Exchange differences arising from transactions and balances in currencies other than the functional currency are recorded as expense or income in the subsidiaries and the Company and affect the Statements of Earnings.


     HEDGING AND CURRENCY MANAGEMENT ACTIVITIES. The Company attempts to limit its risk of currency fluctuations through hedging where possible. In the year ended December 31, 1997, a significant amount of the purchases of products by the Company were made in United States dollars and approximately 88% of Company sales were made in currencies other than the United States dollar. The primary currencies in which sales were made were the German mark (29% of sales), the French franc (9%) and the British pound (9%). At December 31, 1997, approximately $271.6 million of accounts payable were attributable to foreign currency liabilities denominated in currencies other than the subsidiaries' functional currencies. Of these, $229.3 million were denominated in United States dollars and $26.2 million were denominated in German marks. Approximately 39% of these liabilities were unhedged. The most significant unhedged amounts were recorded in Czech korunas ($24.7 million), Hong Kong dollars ($21.7 million), Polish zlotys ($14.2 million), Argentine pesos ($13.6 million) and Mexican pesos ($10.6 million).


     CHS Finance, a wholly owned subsidiary of the Company, engages in central treasury functions, including hedging activities related to foreign currency for the Company and short-term working capital loans to the Company's subsidiaries to enable them to take advantage of early payment discounts offered by certain vendors. These loans are denominated in the functional currency of the borrowing subsidiary or United States dollars. Generally, CHS Finance hedges its receivables denominated in currencies other than its functional currency, the Swiss franc. It attempts to limit the amount of unhedged receivables to an amount which approximates the total unhedged liabilities. The Company intends to review this policy periodically and may modify it in the future.


     Through both hedging activities coordinated by CHS Finance and subsidiary hedging activities, the Company makes forward purchases of United States dollars in an attempt to hedge certain European currencies and reduce exposure to fluctuations in exchange rates. Additionally, in certain countries in

Eastern Europe and in Latin America where it is not practical to make forward purchases, to minimize exposure to currency devaluations, the Company has adopted a policy of attempting to match accounts receivable with accounts payable and to limit holdings of local currencies. In these countries, the Company attempts to sell products at the United States dollar equivalent rate. Factors which affect exchange rates are varied and no reliable prediction methods are available for definitively determining future exchange rates. In general, countries make an effort to maintain stability in rates for trade purposes. There can be no assurance that these asset management programs will be effective in limiting the Company's exposure to these risks.


NEW ACCOUNTING PRONOUNCEMENTS


     The Financial Accounting Sstandards Board issued SFAS No. 130, "Comprehensive Income", in June 1997. SFAS No. 130 requires that changes in the amounts of items that bypass the income statement and are only reported within a balance in shareholders' equity be included in a separate financial statement. The only item that currently qualifies for the Company as a component of comprehensive income bypassing the statement of income is the foreign currency translation adjustment. SFAS No. 130 becomes effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of this standard will not have an effect on the Company's financial position or results of operations.

                                   BUSINESS


OVERVIEW


     CHS is a leading international distributor of microcomputer products, including personal computers, peripherals, networking products and software. As of December 31, 1997, CHS operated in 39 countries primarily in Western Europe, Eastern Europe and Latin America, and serviced an active customer base of more than 102,000 resellers. In 1997, approximately 91% of the products sold by the Company were manufactured by 60 equipment and software vendors, including such market leaders as Hewlett-Packard, Microsoft, IBM, Seagate, Compaq, Quantum, Western Digital, Intel, 3Com, Toshiba, Epson, Sun and Creative Labs. The Company is a focused distributor, as opposed to a broadline distributor, and seeks to represent leading vendors within specific product categories. CHS believes that it is the third largest distributor of microcomputer products in the world and the largest distributor in Western Europe, Latin America and Eastern Europe. The Company has no significant sales in the United States.


     The Company has pursued an aggressive strategy of growth through acquisitions which, together with growth in its existing business, has enabled the Company to increase net sales significantly and achieve strong operating results. From 1993 to 1997, the Company's net sales increased from $146.4 million to $4.8 billion and EBITDA increased from $1.0 million to $119.8 million, reflecting compound annual growth rates of 139% and 230%, respectively. Pursuant to its growth strategy, between January 1995 and December 1997, the Company made 26 acquisitions, four of which have had a significant impact on the Company based upon their contribution of revenues to the Company. On October 3, 1997, the Company completed the Santech Acquisition pursuant to which it acquired 97.4% of the outstanding capital stock of Santech, the largest distributor of microcomputer products in Scandinavia, with operations in Norway, Sweden and Denmark, for approximately $125 million. Santech had sales of $718 million in 1996. The Company expects to acquire the remainder of the shares at the same per share price. On August 4, 1997, the Company completed the Karma Acquisition for $160 million. Karma is a distributor of personal computer components to over 10,000 customers in 18 countries in Europe, the Middle East and Asia, operating through 28 offices. Net sales, operating earnings and net income of Karma in 1996 were $700 million, $18.5 million and $15.1 million, respectively. In March 1997, the Company completed the Frank & Walter Acquisition. Frank & Walter, which the Company believes was, at the time of the acquisition, the fourth largest distributor of microcomputer products in Germany, was acquired for 3.3 million shares of Common Stock. Frank & Walter had $686 million in sales in 1997. In October 1996, the Company acquired the Merisel Companies for $148 million. Sales for the Merisel companies for the first nine months of 1996 were $1.1 billion. See "Recent Developments."


     CHS operates under a decentralized structure in which managers familiar with the customs and needs of a particular country are delegated the authority to make daily decisions necessary to satisfy the particular demands of their respective markets. Unlike certain competitors which operate under a more centralized system, the Company believes that its business model of focused distribution through locally managed full service facilities integrating warehousing, purchasing, sales, credit and accounting services, provides competitive and operating advantages.


     The Company's decentralized operating structure is complemented by centralized financial reporting which provide the Company's senior managers with frequent and regular status reports for each of the Company's operating subsidiaries. Each operating subsidiary, prior to the commencement of each fiscal year, prepares a detailed operating budget which is subject to the review of the Company's senior management. Thereafter, the performance of each operating subsidiary is reported to management and reviewed against the budget on a monthly basis. In addition, each subsidiary electronically provides to senior management, on a weekly basis, its sales, gross margins, inventory, accounts receivable and cash collections. These reports are reviewed weekly against the budget and discussed with regional managers on a bi-weekly basis, or more frequently if needed. The reporting procedures are supplemented by an internal audit function through a staff of eight internal auditors, as well as two auditors that specialize in inventory audits. The Company's goal is to have its internal auditors visit each of the Company's operating subsidiaries at least twice each year. During 1997, there were 83 internal and 31 inventory audits performed with respect to the Company. See "--Internal Audit."


     The Company believes that the geographic diversity of its customer base provides it with certain protection against localized economic downturns. Although Germany accounted for 29% of the Company's sales during the year ended December 31, 1997, sales in no other country exceeded 10% of total net sales. In addition, no customer, during the year ended December 31, 1997, accounted for more than one percent of the Company's net sales. The following chart provides net sales and operating income information for the Company's operations in Western Europe, Eastern Europe and Latin America:



                                                            WESTERN         EASTERN          LATIN
                                                            EUROPE          EUROPE          AMERICA       CONSOLIDATED
                                                        --------------   ------------   --------------   -------------
                                                                            (DOLLARS IN THOUSANDS)
1995
Net sales ...........................................     $  542,438       $ 65,320       $  328,945      $  936,703
Percentage of consolidated net sales ................           57.9%           7.0%            35.1%          100.0%
                                                          ----------       --------       ----------      ----------
Operating income ....................................     $    7,358       $    252       $    3,934      $   11,544
Percentage of consolidated operating income .........           63.7%           2.2%            34.1%          100.0%
                                                          ----------       --------       ----------      ----------
1996
Net sales ...........................................     $1,063,997       $215,518       $  576,025      $1,855,540
Percentage of consolidated net sales ................           57.3%          11.6%            31.1%          100.0%
                                                          ----------       --------       ----------      ----------
Operating income ....................................     $    9,559       $ 11,440       $   10,663      $   31,662
Percentage of consolidated operating income .........           30.2%          36.1%            33.7%          100.0%
                                                          ----------       --------       ----------      ----------
1997(1)
Net sales ...........................................     $3,248,326       $389,553       $1,118,504      $4,756,383
Percentage of consolidated net sales ................           68.3%           8.2%            23.5%          100.0%
                                                          ----------       --------       ----------      ----------
Operating income ....................................     $   57,368       $ 18,871       $   17,891      $   94,130
Percentage of consolidated operating income .........           61.0%          20.0%            19.0%          100.0%
                                                          ----------       --------       ----------      ----------

----------------
(1) Includes Karma's operations since its acquisition by the Company in August 1997. Karma's net sales are in Western Europe (77%), in Eastern Europe (12%) and in Asia and the Middle East (11%). For purposes of the above chart, Karma's net sales of $571.4 million and operating income of $14.5 million are attributed entirely to Western Europe.

CORPORATE STRUCTURE


     The Company, which has no significant sales in the United States, is currently revising its subsidiary structure to permit greater efficiency in tax planning and to attempt to minimize the Company's overall tax expense. The new structure, set forth in the following chart, is expected to be substantially implemented by June 30, 1998 and completed in its entirety by December 1998. As of the date of this Offering Memorandum, all of the Subsidiary Guarantors and several operating subsidiaries (including CHS Americas, Inc. and all Latin American operating subsidiaries) accounting for 41.2% of the Company's 1997 operating income already are in the new structure. The Company expects that, by April 30, 1998, three additional subsidiaries that are currently held directly by CHS (including CHS Finance, the borrower under the New Credit Facility) representing an additional 31.2% of the Company's 1997 operating income will become part of the new structure. The remaining subsidiaries are currently direct subsidiaries of CHS.


[GRAPHIC OMITTED]


----------------
1 The Company and CHS Delaware, Inc. have general partnership interests in CHS Cayman L.P.
2 These subsidiaries contribute less than 1% of the Company's operating income.



INDUSTRY


     The microcomputer products distribution industry has grown significantly in recent years, primarily due to increasing demand worldwide for computer products and the use of distribution channels by vendors for the distribution of their products. Historically, there have been two types of companies within the distribution industry: those that sell directly to the end-user ("resellers") and those that sell to resellers ("distributors"). Distributors generally purchase a wide range of products in bulk directly from vendors and then ship products in smaller quantities to many different types of resellers, which typically include dealers, VARs, system integrators, mail order resellers, computer products superstores and mass merchants.

     The Company believes that the microcomputer products industry is well-suited for distribution. The large number and diversity of resellers make it cost efficient for vendors to outsource a portion of their distribution, credit, inventory, marketing and customer support requirements to distributors such as the Company. Similarly, due to the large number of vendors, resellers generally cannot efficiently establish direct purchasing relationships with each vendor and instead rely on distributors to satisfy a significant portion of their product, financing, marketing and technical support needs.

     The Company believes the distribution segment of the microcomputer products industry will continue to grow. More vendors are using the distribution channel as declining hardware prices, coupled with rising selling costs, make it difficult for vendors to deal directly with resellers efficiently. The Company believes that resellers are increasingly relying on distributors for inventory management and credit rather than stocking large inventories themselves and maintaining credit lines to finance resellers' working capital needs. The Company also believes the distribution industry is consolidating as access to financial resources and economies of scale become more critical and as certain manufacturers authorize fewer distributors.


     The Company's Pan-European and Pan-Latin American presence strategically positions the Company to take advantage of worldwide growth trends in the microcomputer products distribution industry. According to the November 1997 Dataquest report, the total number of personal computers sold in Western Europe and Latin America will grow at compound annual rates of 12.5% and 16.8%, respectively, from 1998 to 2001. Dataquest also predicts that the total number of personal computers sold in Eastern Europe, the Middle East, the Mediterranean region and Africa, referred to by Dataquest as the "rest of the world," will grow at a compound annual rate of 14.3% from 1998 to 2001. Based on data from COMPUTER INDUSTRY ALMANAC, the penetration rate with respect to personal computers (defined as PCs in use as a percentage of population) for 1995 (for only those countries in which the Company operates) was 2.1% in Latin America, 17.6% in Western Europe and 2.3% in Eastern Europe, as compared to a 36.4% penetration rate in the United States.


     The Western European, Eastern European and Latin American markets are each highly fragmented. Different languages, cultures and technological factors require experienced local management teams and products which meet the requirements of the specific area. Requirements that are unique to an area include customized manuals, approvals of safety factors by local authorities, microcode which permits the generation of characters in local languages, and voltage standards. These factors require distributors in these markets to carry a variety of different SKUs to meet such demands. As a result, manufacturers depend heavily on distributors such as the Company to meet the differing demands of each locale.


STRATEGY


     To achieve its objectives of strengthening its position as a leading distributor of microcomputer products in Western Europe, Eastern Europe and Latin America and expanding its operations in Asia, the Middle East and Africa, the Company has adopted the following strategies:


   /bullet/ OPERATE A FOCUSED DISTRIBUTION MODEL IN FRAGMENTED MARKETS. The
     Company's strategy is to operate as a focused distributor in fragmented markets by dealing in such markets with a limited and select group of high quality branded manufacturers in each major product category, such as Hewlett-Packard for printers, Microsoft for software and networking, Seagate, Quantum and Western Digital for mass storage and Hewlett-Packard, Compaq and IBM for personal computers. The Company believes that the markets for its products outside of the United States are fragmented. Additionally, the Company seeks to be a significant distributor for each of its major vendors and establish a partnering relationship with them. The Company believes that its strategy of focused distribution in fragmented markets enables it to respond more quickly to customer requests and gives it greater availability of products, access to new products and improved pricing. The Company believes this strategy also enables it to develop greater expertise in the sale and servicing of the products of these manufacturers. The Company also believes that its focused distribution model results in more effective asset management. Generally, products from leading manufacturers are in greater demand, resulting in more efficient inventory management, including greater inventory turns, lower working capital requirements and fewer SKUs. The largest CHS operating subsidiaries maintain between 10,000 and 14,000 SKUs per location while broadline distributors typically carry more than 40,000 SKUs.


   /bullet/ PENETRATE AND FURTHER DEVELOP SELECTED MARKETS. The Company has focused its activities on the distribution of microcomputer products in Western Europe and the emerging markets of Eastern Europe and Latin America. Additionally, the Company intends to expand its operations in Asia, the Middle East and Africa. The Company believes that these regions are underserved with respect to the distribution of microcomputer products and therefore provide significant growth opportunities. The Company further believes that these markets are complex due to the diversity of language, regulatory, technical and other factors and provide attractive opportunities for CHS to add value to its relationships with its vendors and customers through the presence of its knowledgeable local management. The Company is considering entering the United States market in a way that would provide the economies of scale which the Company believes are necessary to operate effectively in this market. The Company believes that entering the United States market may provide benefits to its existing operations by increasing the volume of purchases which the Company makes from its vendors, thus assisting the Company in obtaining enhanced volume discounts and other opportunities available to large volume purchasers. There can be no assurance that the Company will be able to enter the United States market or that any operations in such market would be profitable. The Company attempts to limit its exposure to declines in any one area or economy by its presence in a large number of markets.


   /bullet/ OPERATE WITH A DECENTRALIZED OPERATING STRUCTURE. CHS operates through a decentralized structure, under which each subsidiary is managed autonomously. Local operating procedures are utilized as they were developed in response to local market conditions. The founders and managers of acquired companies typically remain in place to continue management of operations and maintenance of local customer relationships. This decentralized operating structure is complemented by centralized financial controls, which provide the Company's senior managers with frequent and regular status reports for each of the Company's operating subsidiaries. Management believes that this structure provides the Company with significant operating advantages including locally-refined procedures within each of the Company's geographic markets which have been developed to most effectively address the heterogeneous commercial and cultural characteristics of such markets.


   /bullet/ GROW THROUGH ACQUISITIONS. A major portion of the Company's growth is attributable to acquisitions, and the Company intends to continue its practice of making targeted purchases of high quality distributors in selected markets. During the period which began January 1, 1995 and ended December 31, 1997, the Company made 26 acquisitions, the most significant of which were the Merisel Companies, Frank & Walter, Karma and Santech. The Company generally seeks companies that have strong entrepreneurial management teams and experience in the local market and that could benefit from the economies of scale that the Company provides through its focused product lines. In order to reduce financial risk and enhance operating performance, in many cases the Company structures an acquisition with an earnout component based on the performance of the acquired company and generally payable in shares of common stock one year subsequent to the acquisition. The Company also makes select acquisitions using cash or stock without an earnout component. These local distributors generally are attracted to combining with CHS in order to gain personal financial liquidity, access to key product lines provided by CHS and enhanced vendor credit facilities. After an acquisition, the new CHS subsidiary adopts the policies and financial reporting procedures of the Company but operates as a relatively autonomous business unit, consistent with the Company's decentralized structure. The Company believes its acquisition strategy is advantageous to its vendors because, through their relationship with CHS, vendors may gain entry into new markets with established local distribution companies and can substitute the creditworthiness of CHS for that of the local distributor. The Company continuously evaluates acquisition opportunities, and announcements concerning potential acquisitions could be made by the Company at any time, including prior to, or shortly after, the completion of the Offering. See "Recent Developments--Potential Acquisitions."


PRODUCTS AND CUSTOMERS


     The Company's sales consist of hardware and software products such as local area networks, disk drives, personal computers and printers to an active customer base, as of December 31, 1997, of more than 102,000 VARs and computer retailers. The Company's products also include components such as random access memory chips, central processing units and integrated circuit boards. For the year ended December 31, 1997, the Company's product mix by category was mass storage (21%), personal computers (17%), printers (15%), software (10%), components (10%), networking and multimedia (10%), peripherals (9%) and other (8%). Such percentages are based upon an analysis of a representative portion (over 90%) of the Company's total net sales.


     The Company purchases its products directly from hardware manufacturers and software publishers in large quantities. As a focused distributor, the Company focuses on a small number of leading vendors in each product category and on a small number of high volume items of that manufacturer or publisher. As a result, the Company carries fewer individual products than broadline distributors and works with fewer vendors. The largest CHS operating subsidiaries maintain between 10,000 and 14,000 SKUs per location while broadline distributors typically carry more than 40,000 SKUs.


     The Company's customers typically rely on distributors as their principal source of microcomputer products and financing. The Company's backlog of orders is not considered material to an understanding of its business. No single customer accounted for more than one percent of the Company's net sales in the year ended December 31, 1997.


VENDOR RELATIONS


     The Company obtains its products from its vendors under non-exclusive distribution agreements, which are subject to renewal annually and may be canceled by either party on short notice. Under these agreements, the Company has the right to purchase products at discounts from the list prices. The amounts of the discounts are determined each year at the time of renewal on the basis of the projected sales of the Company for the following year and vary for each vendor. The Company is not required to make additional product payments if it fails to achieve its projected sales level for the year, but its product discounts in the following year may be reduced because of the lower sales levels. In 1997, 91% of the products distributed by the Company were purchased from 60 vendors; 35%, 34% and 19% of its net sales during the years ended December 31, 1995, 1996 and 1997, respectively, were derived from the sale of products supplied by Hewlett-Packard. An additional 12% of net sales during 1996 and 10% of net sales during the year ended 1997 were derived from the Company's next largest supplier, Microsoft. The above percentages are based upon an analysis of a representative portion (over 90%) of the Company's total net sales. The Company's agreements with vendors provide a form of price protection specifying that if the list price of a product is reduced by the vendor, the Company will typically receive a credit in the amount of the reduction in distributor cost for each item of the product in inventory.


     The Company also has stock rotation arrangements with substantially all of its vendors. Stock rotation permits the Company to return inventory for full credit in an amount equal to a certain percentage of the Company's purchases from the supplier over a specific period. In certain cases, the Company must purchase inventory at least equal in value to that returned. These agreements permit the Company to maintain higher inventory levels while limiting the amount of committed working capital related to slow-moving items.


     Vendors deliver products against purchase orders tendered by the Company. The Company will often request specific delivery dates in its purchase orders and lead times for delivery from vendors are typically short. Delivery is, however, subject to availability, and vendors have no liability to the Company for failure to meet a delivery date. The Company experiences delivery delays and inventory shortages from time to time. In the opinion of management, these delays and shortages are common to other distributors of microcomputer products in general, and do not have a significant adverse impact on the Company's operations.


     The Company's vendors have increased available credit to the Company commensurate with its growth. Many of the Company's vendors provide discounts for prompt payment. Generally, the Company is required to make payment within 14 to 90 days following delivery of products. With some vendors, the Company can earn a discount for early payment of between 1.5% and 3% of the invoice amount. To the extent sufficient funds are available, the Company attempts to take advantage of these discounts.

     Several of the Company's vendors also provide for volume rebates based on achieving a predetermined goal of products sold during a quarter period. The Company has experienced increases in such amounts in recent periods in connection with its growth.


     Generally, the Company's vendors have the right to terminate their respective distribution agreements on short notice to the Company. In some cases, the Company must be given a reasonable opportunity to cure any violation of the agreement before it may be terminated. The Company similarly has the right to terminate its distribution agreements on short notice to the vendor. The Company is of the opinion that its relationships with its vendors are good, and has no reason to believe that its current material distribution agreements will be terminated or not renewed in the foreseeable future.


SALES, MARKETING AND CUSTOMER SUPPORT


     In order to address the individual customs, practices and business conventions within countries effectively, each operating subsidiary of the Company maintains general autonomy with respect to sales, marketing and customer support. Oversight and strategic direction are provided by senior management of the Company.


     SALES. The Company markets its products to resellers, who either package the Company's products with other computer equipment or sell the products on an individual basis to end-users. As of December 31, 1997, the Company distributed products to approximately 69,000 active resellers in Western Europe, 22,000 in Latin America and 11,000 in Eastern Europe.


     Each operating subsidiary maintains a sales staff organized to interface effectively with its respective customer base. As of December 31, 1997, approximately 41% of the Company's employees were involved in sales activities.



     The Company's customers typically place orders with a sales representative. Almost all orders are for pick-up or next day delivery. The Company's computer systems generally allow the representative to check customer credit limits, current inventory levels and pricing.


     MARKETING. The Company utilizes a variety of programs to market its major vendors' products, including direct mailings, periodic advertising by facsimile, advertisements in industry trade publications, product brochures, seminars and participation in selected trade shows. Marketing programs are effectuated at the subsidiary level and are designed to build awareness of the Company, its products and their collective capability. Each operating subsidiary maintains staff to provide marketing support.


     Funds for the Company's advertising budget generally are obtained from cooperative advertising reimbursements and market development funds provided by vendors. Cooperative reimbursements have typically represented approximately 1% to 2% of the dollar amount of products purchased from those major vendors. Marketing programs designed for cooperative reimbursement are vendor and product specific and are designed with vendor approval. Market development funds are provided to create market awareness of vendors' products. Cooperative advertising reimbursements and market development funds are recorded in the Company's financial statements as a reduction of selling, general and administrative expenses.


     CUSTOMER SUPPORT. Under several vendor agreements, the Company is required to maintain a staff of qualified and trained sales, repair, and support employees who are able to provide information and advice to resellers, provide warranty repair service and train resellers on the vendor's products, their applications, configurations with other computer products, and installation and support requirements. The employees of the Company fulfilling these functions are required to complete training courses provided by the vendor.


     In addition, the Company supports all products with a full manufacturer's warranty and maintains an industry standard return policy, similar to that of its competitors.

INTERNAL AUDIT


     The Company currently maintains 8 internal auditors on its staff; six for Europe and Karma, one for Latin America, and the Director of Internal Audit. The Company also has two auditors that specialize in inventory audits. The inventory auditors report directly to the President. The other auditors report directly to the director of internal audit who reports to the Chief Financial Officer of the Company and to the Audit Committee of the Board of Directors. The Company intends to expand its internal audit staff consistent with its growth. During 1997, there were 83 internal and 31 inventory audits performed with respect to the Company.


COMPETITION


     The Company operates in an industry which is characterized by intense competition based on price, product availability, provision of credit to customers, delivery time, customer support services and breadth of product line. Competition exists in a variety of forms including direct sales by vendors, mail order sales, international distributors, and local distributors. Some of the Company's competitors have greater financial and administrative resources than the Company. The Company believes availability of products is a key element of competitiveness and attempts to differentiate itself from its competition by providing a select number of name brands in each product line and maintaining a sufficient inventory of select products to meet demand. The Company enhances its competitive position by providing responsive customer service through support and employee training programs. The Company believes that its vendors and their products are respected in the industry for high quality and performance.


     Vendor contracts frequently limit sales of their products to specific geographic areas. Although these restrictions limit the ability of the Company's subsidiaries to sell outside of their jurisdictions, competition in the subsidiary's area is also reduced.


EMPLOYEES


     At December 31, 1997, the Company employed approximately 4,260 full-time employees of whom 400 were located in the United States. Of the total number of employees, approximately 1,760 worked in marketing and sales, 800 worked in warehousing and delivery and 1,700 were employed in other positions, including administration. Employees in certain countries are represented by labor councils mandated by government regulations which determine compensation and benefits. With these exceptions, none of the Company's employees are represented by unions. Severance costs associated with termination of employment in many countries are higher than in the United States. There has been no disruption of operations due to a labor dispute. Management considers its employee relations to be good.


FACILITIES


     The corporate headquarters of the Company is located at 2000 N.W. 84th Avenue, Miami, Florida, which is also the principal operational facility for its Latin American regional operations and the operations of CHS Latin America.



     The Company's subsidiaries operate through approximately 70 locations totalling approximately three million square feet. Most locations consist of an administrative office utilized by the subsidiary and an adjoining or nearby warehouse and distribution facility.


LEGAL PROCEEDINGS


     The Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                                  MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     The executive officers and directors of the Company, as well as certain key employees, and their ages as of December 31, 1997, are as follows:



              NAME                  AGE                               POSITION
--------------------------------   -----   -------------------------------------------------------------
 Claudio Osorio ................    39     Chairman of the Board, Chief Executive Officer and President
 Alvin Perlman .................    70     Executive Vice President--Vendor and Banking Relations
                                           and Director
 Carsten Frank .................    34     Executive Vice President--Asian Region and Director
 Clifford Dyer .................    59     Executive Vice President--Latin American Region
 Craig Toll ....................    49     Vice President of Finance and Chief Financial Officer
 Antonio Boccalandro ...........    30     Chief Officer of Mergers and Acquisitions, Secretary
                                           and Director
 Pasquale Giordano(1) ..........    47     Executive Vice President--European Region
 Arturo Osorio(1) ..............    28     Chief Operating Officer--Latin American Region
 Alvi Mazon(1) .................    31     Chief Operating Officer--Karma Operations
 Zbynek Kraus ..................    44     General Manager of Czech Republic Operations and Director
 Otto Gerlach ..................    70     Director
 Bernd Karre ...................    53     Director
 Pierino Lardi .................    49     Director
 Donald D. Winstead ............    60     Director

----------------
(1) Each of these persons is a key employee, but not an executive officer of the Company.


     CLAUDIO OSORIO (full name--Claudio Eleazar Osorio Rodriguez), the founder of the Company's current business and operations, has served as the Chairman of the Board, President and Chief Executive Officer of the Company since 1993. Mr. Osorio has served as President of Comtrad since 1988. He is a director of Comtrad and the President and a director of CHI.


     ALVIN PERLMAN has been a director of the Company since 1993 and Executive Vice President--
Vendor and Banking Relations since August 1997. From 1994 until August 1997 he was the Executive Vice President--Latin American Region of the Company. He has served for the past five years as the Chief Executive Officer of Zemex Electronics, Inc., d/b/a CHS Promark, and was the sole owner of CHS Promark prior to its acquisition by the Company in June 1994. Mr. Perlman served as a director of CHI from November 1994 until October 1997.

     CARSTEN FRANK has been a director of the Company since May 1997 and has been Executive Vice President--Asian Region of the Company since March 1, 1998. From March 1997 until February 28, 1998, he was the Executive Vice President--European Region of the Company. Mr. Frank founded Frank & Walter in 1988 and has served as such company's Managing Director since its formation. Frank & Walter was acquired by the Company in March 1997.

     CLIFFORD DYER has been the Executive Vice President--Latin American Region of the Company since August 1997. From January 1997 until July 1997 he was the Chief Operating Officer--Latin American Region. From February 1987 until it was acquired by the Company in October 1996, Mr. Dyer was President of Merisel Latin America, Inc. and was responsible for all Latin American operations. He was the founder in 1982 of the predecessor company to Merisel Latin America, Inc. Prior to 1982, Mr. Dyer was President of GTE Venezuela and held directorships in various companies.

     CRAIG TOLL has been the Vice President of Finance of the Company since August 1997 and has been the Chief Financial Officer of the Company since July 1994. Mr. Toll was self-employed as a consultant to CHS Promark from April 1994 to June 1994. For over five years prior to April 1994, Mr. Toll was a partner in the accounting firm of Deloitte & Touche.


     ANTONIO BOCCALANDRO has been the Chief Officer of Mergers and Acquisitions of the Company since August 1997 and has been a director and the Secretary of the Company since 1993. He was Treasurer of the Company from December 1993 to June 1995. He has also been employed in various capacities by Comtrad since 1988. Mr. Boccalandro became a director of Comtrad in 1990 and he has been a director of CHI since June 1994.


     PASQUALE GIORDANO has been the Executive Vice President--European Region of the Company since March 1, 1998. From January 1, 1997 until February 28, 1998 he was Chief Operating Officer--European Region. From January 1989 through December 31, 1996, Mr. Giordano was the President and Chief Operating Officer of CHS Promark. Prior to such service, he was a Vice President of CHS Promark in charge of its New York office. From 1988 until he joined CHS Promark in 1989, Mr. Giordano was Vice President of the electronics division of Abraham & Strauss, a division of Federated Department Stores, Inc.


     ARTURO OSORIO has been the Chief Operating Officer of the Latin American Region since September 1997. Mr. Osorio was the General Manager and Northern Regional Director for CHS Promark from 1994 to 1996 and Director of Sales from 1996 to August 1997. Mr. Osorio occupied various positions in sales and management for Comtrad from 1988 to 1994.


     ALVI MAZON has been the Chief Operating Officer--Karma Operations of the Company since August 1997. From September 1990 through July 1997, Mr. Mazon was the Managing Director of Karma.


     ZBYNEK KRAUS has been a director of the Company since March 1996 and, since 1993, the General Manager of the Company's Czech Republic operation. From January to December 1996, Mr. Kraus served as Vice President--East European Region of the Company. From 1990 to 1993, he was an owner and the sales director of the Czech Republic operation.


     OTTO GERLACH has been a director of the Company since August 1994, and is a principal owner and has served for over five years as the President of Larco, C.A., a privately-owned wholesale import/export and manufacturing company based in Caracas, Venezuela.


     BERND KARRE has been a director of the Company since November 1997. Mr. Karre has been Chief Executive Officer and President of Karma International AG since October 1995. From 1990 through October 1995, Mr. Karre served as Managing Director of Karma's United Kingdom and France operations.


     PIERINO LARDI has been a director of the Company since May 1997. Mr. Lardi has been Chief Executive Officer and President of Banca Commerciale Lugano since 1995. Mr. Lardi served as Executive Vice President of United Overseas Bank from 1985 through 1995.


     DONALD W. WINSTEAD has been a director of the Company since 1993 and, except for the periods indicated below, was self-employed as a business consultant from June 1991 through February 1997. Since March 1997, Mr. Winstead has been Chairman and Chief Executive Officer and Chief Financial Officer of Puris, Inc., the shares of which are listed on Nasdaq. Mr. Winstead served from October 1993 through July 1996 as the Chief Executive Officer and a director of Medical Resource Group Inc., a closely held Nevada corporation engaged in the business of medical equipment leasing and rental. For over three years prior to June 1991, Mr. Winstead was the Chairman of the Board and Chief Executive Officer of Netcor Inc., a company engaged in the manufacture and sale of communications equipment.


     The term of office of each director of the Company ends at the next annual meeting of the Company's shareholders or when his successor is elected and qualified. Officers of the Company serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with the Company. Other than Claudio Osorio and Arturo Osorio, who are brothers, there are no family relationships among any of the Company's executive officers, directors and significant employees. Comtrad and CHI have agreed to continue to vote their shares of Common Stock in favor of Mr. Frank's election to the Company's Board of Directors for so long as Mr. Frank continues to own at least 5% of the outstanding shares of the Common Stock. Comtrad and CHI have also agreed to vote their shares of Common Stock in favor of the election to the board of the Company of two nominees of the former owners of Karma for so long as such owners continue to own at least 5% of the outstanding shares of the Common Stock. All of the Company's directors who are not employees of the Company receive $250 for attendance at each Board of Directors meeting and are reimbursed for travel expenses incurred to attend such meetings. Directors who are employees of the Company do not receive separate compensation for their service as directors. No separate payment is made for attending committee meetings. The Chairmen of the Audit Committee and the Compensation Committee each receive $25,000 per year.


     The Company has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for senior management, recommendations concerning the adoption of any compensation plans in which management is eligible to participate and grants of stock options or other benefits under such plans. The members of both committees are Messrs. Gerlach, Lardi and Winstead. Mr. Winstead currently serves as chairman of both committees.


     Each director serving on January 22, 1997 was granted an option to purchase 45,000 shares of Common Stock at the market price on that date. The right to exercise these options vests over three years. In July 1997, Messrs. Frank and Lardi were each granted options to purchase 45,000 shares under the same terms at the market price on the date of grant.

                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE


     The following table sets forth the compensation paid during the years indicated to the Company's Chief Executive Officer and to the other four most highly paid executive officers of the Company who were serving as such as of December 31, 1997 (collectively, the "Named Executive Officers").



                                                                                                   ALL OTHER
                                                                                                  COMPENSATION
                                              ANNUAL COMPENSATION      LONG-TERM COMPENSATION         ($)
                                            -----------------------   ------------------------   -------------
                                                                             SECURITIES
                                                                             UNDERLYING            ALL OTHER
                                              SALARY       BONUS            OPTIONS/SARS          COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR       ($)          ($)                  (#)                  ($)
--------------------------------   ------   ---------   -----------   ------------------------   -------------
Claudio Osorio,                    1997      750,000     1,030,180           1,526,259               63,850
 Chief Executive Officer and       1996      350,000       324,375             648,741               50,000
 President                         1995      366,402            --                  --              139,240
Alvin Perlman,                     1997      500,000       117,805             120,000                   --
 Executive Vice President--        1996      345,666       150,000                  --                   --
 Vendor and Banking Relations      1995      500,000            --                  --                1,000
Craig Toll,                        1997      225,000       279,000              60,000                   --
 Vice President of Finance and     1996      191,567        75,000              30,000                   --
 Chief Financial Officer           1995      110,000            --                  --                   --
Carsten Frank,
 Executive Vice President--
 Asian Region                      1997      350,000       159,293             120,000                   --
Clifford Dyer
 Executive Vice President--        1997      391,966        17,500              45,000                   --
 Latin American Region             1996       46,154(1)      7,500(1)               --                   --

----------
(1) Represents compensation received from the Company for the three month period commencing October 1, 1996, the date Mr. Dyer became employed by the Company.

EMPLOYMENT ARRANGEMENTS


     The Company has entered into three-year employment agreements with Messrs. Osorio, Toll and Frank. Mr. Osorio's agreement was effective January 1, 1996, Mr. Toll's agreement was effective July 1, 1996 and Mr. Frank's agreement was effective as of January 1, 1997. The agreements for Messrs. Osorio (as amended), Toll (as amended) and Frank (as amended) provide for annual salaries of $750,000, $350,000 and $350,000, respectively, and in the case of Mr. Osorio, requires him to devote substantially all of his time and attention to the business and affairs of the Company, and, in the case of Messrs. Toll and Frank, requires them to devote their full time and attention to the business and affairs of the Company. Mr. Osorio's bonus arrangement provides for a bonus of up to $1,250,000 based upon the Company's earnings per share and debt to equity ratio. Mr. Frank's arrangement provides for a bonus up to $700,000 (with a minimum bonus of $150,000) based upon the results of the European operations of the Company. The agreements also provide that upon termination of employment without "cause" or termination by the executive for "good reason" (which includes a change of control of the Company), the executive is entitled to receive, in addition to all accrued or earned but unpaid salary, bonus or benefits, an amount equal to two and one-half times base salary paid to the executive during the last full year prior to termination of employment, together with an amount equal to the bonus paid to the executive in the prior year multiplied by a fraction, the numerator of which is the number of days elapsed in the then current year through termination and the denominator of which is 365. The agreements also provide that the executive will not compete with the Company during his employment and for two years thereafter unless the Company terminates the executive without "cause" or the executive terminates his employment for "good reason."


     Under the terms of the Company's employment agreement with Alvin Perlman (as amended), Mr. Perlman is employed as an Executive Vice President of the Company through June 30, 1999 at an annual salary of $500,000. Under a program adopted by the Board of Directors, Mr. Perlman is eligible for a cash bonus of up to $550,000 based on the results of the Company. Mr. Perlman's employment agreement includes other benefits commensurate with his position, and Mr. Perlman is also entitled to participate in any group or employee benefit or insurance plans offered by the Company. Upon termination of Mr. Perlman's employment as a result of death or disability, he (or his estate) receives 50% of his compensation for the balance of the term of the agreement. Mr. Perlman may terminate the agreement upon a change in more than 50% of the ownership of CHS Promark, in which case he is to receive his full compensation for the balance of the term of the agreement.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation Committee during 1997 were Donald D. Winstead, Chairman, Otto Gerlach and Pierino Lardi. None of these persons has previously served as an officer or employee of the Company or any of its subsidiaries.


     Otto Gerlach holds, indirectly, 11.8% of the outstanding common stock of CHI and 16.7% of the shares of Class A common stock of CHI which, subject to the claims of certain creditors, have a liquidation preference on the 1,447,500 shares of Company stock owned by Comtrad. In the past, the Company has engaged in numerous transactions with Comtrad.


OPTION GRANTS DURING 1997


     OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options made during 1997 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights in 1997.


                        INDIVIDUAL OPTION GRANTS IN 1997



                               SHARES OF
                              COMMON STOCK                                  % OF TOTAL     ALTERNATIVE
                               UNDERLYING        OPTION      EXPIRATION     GRANTED TO     GRANT DATE
NAME                        OPTIONS GRANTED     PRICE($)        DATE         EMPLOYEES     VALUE(1)($)
------------------------   -----------------   ----------   ------------   ------------   ------------
Claudio Osorio .........        300,000          12.00        1/22/07           9.4        2,136,000
                                101,261          15.75        3/07/07           3.2          947,803
                                375,000          16.67        5/12/07          11.8        3,720,000
                                 30,755          16.59        5/30/07           1.0          303,859
                                491,427          17.17        6/20/07          15.4        5,002,727
                                 34,465          25.46        7/31/07           1.1          516,630
                                193,355          24.67        8/20/07           6.1        2,821,049
Alvin Perlman ..........        120,000          12.00        1/22/07           3.8          854,400
Craig Toll .............         45,000          12.00        1/22/07           1.4          320,400
                                 15,000          25.46        7/31/07           0.5          224,850
Carsten Frank ..........         75,000          12.00        1/22/07           2.4          534,000
                                 45,000          25.46        7/31/07           1.4          674,550
Clifford Dyer ..........         45,000          12.00        1/22/07           1.4          320,400

----------------
(1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on certain assumptions as to variables such as interest rates, stock price volatility and future dividend yields. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES IN 1997 AND YEAR END OPTION VALUES


     The following table sets forth information with respect to: (i) the exercise in 1997 of options to purchase Common Stock by the named Executive Officers, (ii) the number of unexercised options held by the Named Executive Officers as of December 31, 1997 and (iii) the value as of December 31, 1997 of unexercised in-the-money options.


                                               VALUE
                                             REALIZED           NUMBER OF SECURITIES
                                              (MARKET          UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                             PRICE AND               OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                              SHARES       EXERCISE LESS          DECEMBER 31, 1997             DECEMBER 31, 1997($)(1)
                             ACQUIRED        EXERCISE      -------------------------------   ------------------------------
                            ON EXERCISE      PRICE)($)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                           ------------   --------------   -------------   ---------------   -------------   --------------
Claudio Osorio .........     409,169        5,488,308         738,502         1,111,455        1,273,599       2,738,798
Alvin Perlman ..........          --               --              --           120,000               --         615,000
Craig Toll .............      80,000          749,002          58,750            82,500          721,669         377,663
Carsten Frank ..........          --               --              --           120,000               --         384,375
Clifford Dyer ..........          --               --           4,500            45,000           29,408         230,625

----------------
(1) Based on a December 31, 1997 value of $17.13 per share. Value is calculated by multiplying: (a) the difference between $17.13 and the option exercise price by (b) the number of Common Shares underlying the options. Market value of shares covered by in-the-money options on December 31, 1997, less option exercise price.


DIRECTOR SERVICE AND COMPENSATION

     The term of office of each director of the Company ends at the next annual meeting of the Company's shareholders or when his successor is elected and qualified. Officers of the Company serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with the Company. Other than Claudio Osorio and Arturo Osorio, the Chief Operating Officer of the Latin American Region of the Company, who are brothers, there are no family relationships among any of the Company's executive officers, directors and significant employees. Comtrad and CHI have agreed to continue to vote their shares of Common Stock in favor of Mr. Frank's election to the Company's Board of Directors for so long as Mr. Frank continues to own at least 5% of the outstanding shares of the Common Stock. Comtrad and CHI have also agreed to vote their shares of Common Stock in favor of the election to the board of the Company of two nominees of the former owners of Karma International S.A., which was acquired by the Company on August 14, 1997, for so long as such owners continue to own at least 5% of the outstanding shares of the Common Stock. All of the Company's directors who are not employees of the Company receive $250 for attendance at each Board of Directors meeting and are reimbursed for travel expenses incurred to attend such meetings. Directors who are employees of the Company do not receive separate compensation for their service as directors. No separate payment is made for attending committee meetings.

     The Company has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for senior management, recommendations concerning the adoption of any compensation plans in which management is eligible to participate and grants of stock options or other benefits under such plans. The Chairman of the Audit Committee and the Compensation Committee each receive $25,000 per year. The members of both committees are Messrs. Gerlach, Lardi and Winstead. Mr. Winstead currently serves as Chairman of both committees. The Company does not have a Nominating Committee.

     Each director other than Claudio Osorio serving on January 22, 1997 was granted an option under the Company's Directors and Officers 1997 Stock Option Plan to purchase 45,000 shares of Common Stock at the market price on that date. The right to exercise these options vests over three years. In July 1997, Messrs. Frank and Lardi were each granted options to purchase 45,000 shares under the same terms at the market price on the date of grant.

                             CERTAIN TRANSACTIONS


     At December 31, 1996 and 1997, the Company carried a receivable from Comtrad and CHI in an amount of $3.2 million and $17.4 million, respectively. In 1997 this receivable was evidenced by a promissory note which Comtrad and CHI collateralized with 5,487,203 shares of CHS common stock owned by Comtrad and CHI. The interest rate charged on the promissory note is the prime rate. The amount is due upon demand. Interest charged to Comtrad was $438,000, $86,000 and $684,000 in 1995, 1996 and 1997, respectively. In 1995, the Company owed amounts to Comtrad which were subsequently extinguished. Interest paid to Comtrad was $126,000 in 1995.


     In 1996, the Company purchased a company in Romania from Comtrad for $375,000. Subsequently, the Company loaned $800,000 to the subsidiary to enable it to purchase an office building. In December 1996, the Company sold this subsidiary back to Comtrad for the original purchase price plus an amount equal to the losses from April to date of sale ($200,000). No gain was recognized on the sale, which had the impact of increasing the amount due from Comtrad by $1.4 million.


     In 1995, the Company billed Comtrad $495,000 for actual costs of salaries, space and other administrative costs it incurred on Comtrad's behalf. In 1995, Comtrad billed the Company $887,000 for the Company's share of actual costs incurred by Comtrad for salaries, space and other administrative expenses for shared employees.


     Until the end of 1996, Donald W. Winstead, a director of the Company, served the Company as a management consultant under an agreement specifying payments of $4,000 per month. In each of 1995 and 1996, $48,000 was paid under this agreement.


     Carsten Frank, a director, officer and shareholder of the Company also serves as a member of the Board of Directors of a company which supplies products to the Company. This company also has ownership interests in other companies which do business with the Company. In 1997, sales to, purchases from, commissions paid to and rebates received from such parties were $102.7 million, $57.4 million, $10.1 million and $11.2 million, respectively.

                            PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information as of April 17, 1998 concerning the beneficial ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and executive officer of the Company, and
(iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that all beneficial owners named below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.



                                                                                        PERCENTAGE
                                                                 NUMBER OF SHARES      BENEFICIALLY
NAME OF BENEFICIAL OWNER(1)(2)(3)                               BENEFICIALLY OWNED        OWNED
------------------------------------------------------------   --------------------   -------------
Claudio Osorio(4)(5) .......................................         6,225,706             12.5%
Alvin Perlman(6) ...........................................            83,556                *
Carsten Frank(7) ...........................................         2,575,000              5.3%
Antonio Boccalandro(5) .....................................            18,113                *
Otto Gerlach(8) ............................................            15,000                *
Zbynek Kraus(9) ............................................            15,000                *
Pierino Lardi ..............................................                --                *
Donald D. Winstead(10) .....................................            48,750                *
Bernd Karre ................................................           512,247              1.1
Craig Toll(11) .............................................           123,750                *
Clifford Dyer(12) ..........................................            20,400                *
All officers and directors as a group (12 persons) .........         9,669,282             19.4%
Comtrad(4)(13) .............................................         6,225,706             12.5%

----------------
  *  Less than 1%
 (1) The address for each of the executive officers and directors is 2000 N.W. 84th Avenue, Miami, Florida 33122, except for Carsten Frank which is Hansestrasse 47, 38112 Braunschweig, Germany.
 (2) Except as noted, all shares are held beneficially and of record.
 (3) Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding as of April 17, 1998.
 (4) Includes 2,141,543 shares held of record by Comtrad, a wholly-owned subsidiary of CHI, 2,882,000 shares held of record by CHI, 463,660 shares held of record by Penrose Trading Co. S.A. (a shareholder of CHI and of which Mr. Osorio has effective control) and currently exercisable options to purchase 738,503 shares held by Mr. Osorio. Claudio Osorio owns and controls a majority of the issued and outstanding capital stock of CHI. Subject to the claims of certain creditors, the holders of CHI Class A common stock (which includes Penrose Trading Co. S.A.) have a liquidation preference on the 1,447,500 shares of Company common stock owned by CHI. Further, subject to the claims of certain creditors and subject to the rights of holders of CHI Class A common stock, the holders of CHI Class B common stock have a liquidation preference on 431,250 shares of Company Common Stock held by CHI or any subsidiary thereof. Based on the foregoing relationships and agreements, Claudio Osorio, CHI, and Comtrad may be deemed to have shared voting and investment control over the above-indicated aggregate number of shares of Common Stock. Such shares exclude 150,000 shares of Common Stock which Comtrad is obligated to deliver to the sellers of three entities purchased by Comtrad and subsequently sold to the Company. (5) Mr. Boccalandro holds currently exercisable options to purchase 17,813 shares of Common Stock. Mr. Boccalandro is a director of CHI, who serves at the discretion of Mr. Osorio as the controlling shareholder of CHI. Accordingly, Mr. Boccalandro disclaims any investment or voting control with respect to the Common Stock owned and controlled by CHI.
 (5) Mr. Boccalandro holds currently exercisable options to purchase 17,813 shares of Common Stock. Mr. Boccalandro is a director of CHI, who serves at the discretion of Mr. Osorio as the controlling shareholder of CHI. Accordingly, Mr. Boccalandro disclaims any investment or voting control with respect to the Common Stock owned and controlled by CHI.
 (6) Mr. Perlman holds currently exercisable options to purchase 40,000 shares of Common Stock.
 (7) Mr. Frank holds currently exercisable options to purchase 25,000 shares of Common Stock.
 (8) Mr. Gerlach owns approximately 11.8% of the outstanding common stock of CHI and 16.7% of the shares of Class A common stock of CHI which, subject to the claims of certain creditors, have a liquidation preference on 1,447,500 shares of Common Stock owned by CHI. Mr. Gerlach disclaims beneficial ownership of the shares of Common Stock held by CHI and Comtrad.

 (9) Mr. Kraus is a shareholder of Penrose Trading Co. S.A. which is a shareholder of CHI and the Company. Mr. Kraus disclaims beneficial ownership of the shares of the Company held by Penrose Trading Co. S.A. and CHI. Mr. Kraus holds currently exercisable options to purchase 15,000 shares of Common Stock.
(10) Mr. Winstead is the holder of currently exercisable options to purchase 48,750 shares of Common Stock.
(11) Mr. Toll is the holder of currently exercisable options to purchase a total of 73,750 shares of Common Stock.
(12) Mr. Dyer is the holder of currently exercisable options to purchase a total of 20,400 shares of Common Stock.
(13) The address for Comtrad and CHI is P.O. Box 660708, Miami Springs, Florida 33266.

                              CERTAIN INDEBTEDNESS


THE NEW CREDIT FACILITY


     The Company has received a commitment letter, subject to final documentation, for a new $325 million multi-currency revolving credit facility (the "New Credit Facility") from Barclays Bank and Scotiabank as joint arrangers. Barclays Bank and Scotiabank will also act as Initial Purchasers in the Offering. CHS Finance (or CHS Logistics, should it be determined that the same is more tax advantageous for the Company) will be the borrower under the New Credit Facility, which will mature on the third anniversary of the date it is executed. The Company intends to use the New Credit Facility to refinance existing indebtedness and to fund the working capital needs of its operating subsidiaries. Amounts borrowed under the New Credit Facility will bear interest at a fluctuating rate equal to LIBOR plus a margin ranging from 1.25% to 1.75%, depending on the Company's ratio from time to time of all senior indebtedness to EBITDA. The New Credit Facility will be secured by pledges of the capital stock of CHS Logistics, which holds directly or indirectly the stock of the Company's European operating subsidiaries, and CHS Latin America Holding Corp., which holds directly or indirectly the stock of the Company's Latin American subsidiaries. The Company, together with certain of the Company's European and Latin American subsidiaries, as well as CHS Latin America Holding Corp., and certain other subsidiaries of the Company incorporated in the U.S. will guarantee the obligations of CHS Finance under the New Credit Facility.


     The Company's guarantee of the New Credit Facility will rank PARI PASSU with other senior indebtedness of the Company, including the Notes. The New Credit Facility will contain certain financial covenants applicable to the Company and its subsidiaries that, among other things, require maintenance of leverage, income and net worth tests and, under certain circumstances, prohibit dividend distributions by the Company's subsidiaries and restrict the Company's subsidiaries from incurring additional indebtedness. The Company believes that the New Credit Facility will provide the Company with extended debt maturities, lower interest rates, increased liquidity and less restrictive financial covenants, which will give it increased operating and financial flexibility.


     The description of the New Credit Facility in this Prospectus is based on the commitment letter. There can be no assurance that definitive agreements will be executed or that the terms of such agreements will not contain provisions in addition to or differing from those contained in the commitment letter.


THE EXISTING FACILITIES


     The Company's subsidiaries typically enter into revolving credit agreements with financial institutions in their countries of operations. At December 31, 1997, the aggregate amount available under these agreements was $445.4 million, and $348.3 million was then outstanding. Such agreements are usually for a term of one year and are secured by the receivables and, in certain instances, inventory of the borrower. The weighted average interest rate at December 31, 1997 was 7.3%. The Company typically guarantees these loans.


     Certain of these revolving credit agreements limit the ability of the respective subsidiaries to pay dividends, make loans or provide other distributions to the Company. EBITDA of all subsidiaries with such limitations amounted to 16.6% of the Company's consolidated EBITDA for the year ended December 31, 1997. The subsidiaries with such agreements are CHS U.K., CHS Deutschland, CHS France, BEK International, and CHS Latin America, together with CHS Promark. Such credit agreements have maximum available amounts of $65.6 million, $22.2 million, $24.9 million, $15 million and $60 million, respectively. Except for the CHS Latin America and CHS Promark agreement which matures in October 1999, all such agreements mature in 1998. CHS U.K., CHS Deutschland and CHS France are the Company's operating subsidiaries in the United Kingdom, Germany (along with Frank & Walter) and France, respectively. BEK International is a subsidiary located in Miami, Florida that distributes to customers in Latin America. CHS Latin America, Inc. and CHS Promark are subsidiaries of CHS Americas, Inc., which also owns CHS Latin America Holding Corp. (the holding company for the Company's Latin American subsidiaries). These credit agreements are generally secured by a lien on substantially all of the borrower's assets and contain financial covenants requiring, among other things, the maintenance of certain net worth and loan-to-collateral value tests.


     The Company will repay $100 million of the outstanding indebtedness under these facilities with the net proceeds from the Offering. Assuming the New Credit Facility is completed, the Company intends to repay an additional amount of approximately $200 million under these facilities. The Company expects that its subsidiaries (other than the borrower under the New Credit Facility) will continue to incur indebtedness under their existing credit agreements after the implementation of the New Credit Facility.


     The Company has also guaranteed the obligations of certain of its subsidiaries to manufacturers.

                             DESCRIPTION OF NOTES


     The Old Notes were, and the New Notes will be, issued under an Indenture, dated as of April 9, 1998, among the Company, the Initial Subsidiary Guarantors and The Chase Manhattan Bank (the "Trustee") with offices at 450 West 33rd Street, New York, New York 10001-2697. The following summary contains a description of the material provisions of the Indenture but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."


GENERAL


     The Old Notes are, and the New Notes will be, senior unsubordinated obligations of the Company, limited to $200 million aggregate principal amount, and will mature on April 15, 2005. Interest on the Notes will accrue at the rate shown on the front cover of this Prospectus from the original issuance date or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date) on April 15 and October 15 of each year, commencing October 15, 1998. Payment of principal, premium, if any, and interest on the Notes will be guaranteed by the Subsidiary Guarantors. See "--Ranking and Guarantees." In addition, the Company will provide, or will ensure that the appropriate Restricted Subsidiaries will provide, as the case may be, a Negative Pledge with respect to 100% of the total partnership interests in and all of the assets of CHS Cayman, the limited partnership that owns the Company's European subsidiaries, except for its shares in CHS Logistics, which will be pledged only as security for the New Credit Facility or any refinancing thereof. See "--Ranking and Guarantees."


     The Company reserves the right to issue up to an additional $100 million aggregate principal amount of Notes under the Indenture, which Notes will have terms identical to the Notes initially issued under the Indenture and form part of the same class of Notes for purposes of the Indenture.


     A paying agent will be maintained for the Notes in the Borough of Manhattan, City of New York at all times that payments are to be made in respect of the Notes. See "--Payment."


OPTIONAL REDEMPTION


     The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after April 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address, as it appears in the Security Register, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date that is prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing April 15, of the years set forth below:


                                                   NOTE
YEAR                                         REDEMPTION PRICE
-----------------------------------------   -----------------
            2002 ........................       104.938%
            2003 ........................       102.469%
            2004 and thereafter .........       100.000%

     In addition, at any time prior to April 15, 2001 the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued (Notes issued in connection with any increase in aggregate principal amount from $200 million to up to $300 million will be deemed Notes "originally issued" for the purposes of this paragraph) with the net cash proceeds of one or more Public Equity

Offerings at a redemption price equal to 109.875% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; PROVIDED that immediately after giving effect to any such redemptions, at least $125 million of the aggregate principal amount of the Notes originally issued remains outstanding; PROVIDED FURTHER that any such redemption occurs within 30 days of the date of closing of each such Public Equity Offering.


     If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes, or portions thereof, for redemption in compliance with the requirements of the principal U.S. national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a U.S. national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; PROVIDED that no Note of $1,000 or less in principal amount at maturity shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.


RANKING AND GUARANTEES


     THE NOTES. The Indebtedness evidenced by the Notes ranks senior to all subordinated Indebtedness of the Company and PARI PASSU in right of payment with all other unsubordinated Indebtedness of the Company, including a guarantee by the Company of all Indebtedness under the New Credit Facility.


     SUBSIDIARY GUARANTEES. The Indebtedness evidenced by the Subsidiary Guarantees will be joint and several, full and unconditional and will rank senior to all subordinated Indebtedness of the Subsidiary Guarantors and PARI PASSU in right of payment with all other unsubordinated Indebtedness of the Subsidiary Guarantors; PROVIDED that in those cases where future Subsidiary Guarantors also become guarantors or borrowers of Indebtedness under the New Credit Facility, refinancings thereof or certain other Indebtedness, the Subsidiary Guarantees of such future Subsidiary Guarantors will be subordinated thereto. The initial Subsidiary Guarantors are certain of the direct and indirect U.S. Subsidiaries of the Company: CHS Electronics, Inc. (Nevada), CHS Delaware, Inc., CHS Delaware L.L.C. and CHS Americas, Inc. Each of the Initial Subsidiary Guarantees is senior and unsubordinated. The Indenture requires future Restricted Subsidiaries incorporated under the laws of any state or territory of the United States to become Subsidiary Guarantors; PROVIDED, HOWEVER, that the Lenders under the New Credit Facility may require that such guarantees be subordinated in right of payment to Indebtedness under the New Credit Facility or any refinancings thereof. See "--The Guarantees."



     The Notes will be effectively subordinated to all existing and future liabilities of the Company's Subsidiaries that are not Subsidiary Guarantors. After giving pro forma effect to the Offering and the application of the estimated net proceeds from the Offering, as of December 31, 1997, the Company's Subsidiaries that are not Subsidiary Guarantors would have had $285.7 million of indebtedness outstanding (excluding intercompany liabilities). The Company will be dependent upon access to the earnings, if any, or assets of its Subsidiaries to make payments on the Notes. Restrictions in financing or credit arrangements may also limit access to such earnings. Certain of the Company's subsidiaries are parties to financing agreements that limit the ability of such subsidiaries to make payments to the Company. There can be no assurance that funds from these subsidiaries will be available to make payments of principal, premium, if any, and interest on the Notes. In the year ended December 31, 1997, the contribution of such subsidiaries to the Company's consolidated EBITDA was 16.6%. The ability of the Company to access the earnings of its Subsidiaries may also be limited by law. See "Risk Factors--Substantial Leverage; Ability to Service Debt; Restrictive Covenants."


     THE NEGATIVE PLEDGE. Pursuant to the terms of the Indenture, the Company and the appropriate Restricted Subsidiaries have provided, as appropriate, Negative Pledges with respect to 100% of the total partnership interests in and any assets of CHS Cayman, other than its shares in CHS Logistics, which will be pledged only as security for the New Credit Facility or any refinancing thereof. Such shares currently comprise all of the assets of CHS Cayman.

CERTAIN DEFINITIONS


     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.


     "Acquired Indebtedness" means (a) with respect to any Person that becomes a direct or indirect Restricted Subsidiary of the Company after the date of the Indenture, Indebtedness of such Person and its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company that was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company and (b) with respect to the Company or any of its Restricted Subsidiaries, any Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of an asset from another Person that was not Incurred by such other Person in connection with, or in contemplation of, such acquisition.


     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iv) (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) except in the case of any restriction or encumbrance permitted under clause (ii) of the "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, the net income of any Restricted Subsidiary if the declaration or payment of dividends or similar distributions or advances by such Restricted Subsidiary as necessary to make interest payments on the Notes when due is prohibited at the time of such determination by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iv) (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.


     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant.


     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and

"under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.


     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or
(ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.


     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.


     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; PROVIDED that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets with a Fair Market Value (as certified in an Officers' Certificate) not in excess of $1 million or (c) sales or other dispositions of assets to the extent the consideration received has a Fair Market Value at least equal to the Fair Market Value of the assets sold or disposed of, provided that the consideration received would satisfy clause (i) (B) of the second paragraph of the "Limitation on Asset Sales" covenant.


     "Attributable Indebtedness," when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, property subject to such Sale and Leaseback Transaction and the present value (discounted at a rate equivalent to the Company's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.


     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.


     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.


     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.


     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.


     "Closing Date" means the date on which the Notes are originally issued under the Indenture.


     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such common stock.


     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of
(1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.


     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted

Consolidated Net Income pursuant to clause (iii) of the definition thereof) and
(ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Offering, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.


     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); PROVIDED that (A) pro forma effect shall be given to (x) any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), to the extent such Indebtedness is outstanding on the Transaction Date and (y) any Indebtedness that was outstanding during such Reference Period but that is not outstanding or is to be repaid on the Transaction Date; (B) pro forma effect shall not be given to Asset Dispositions and Asset Acquisitions having a total consideration less than or equal to $5 million individually, not to exceed $20 million in the aggregate, (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available and (D) the aggregate amount of Indebtedness outstanding as of the end of the Reference Period will be deemed to include the total amount of funds outstanding on the Transaction Date under any revolving credit or similar facilities of the Company or its Restricted Subsidiaries.


     "Consolidated Net Worth" means, at any date of determination, shareholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments).


     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.


     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.


     "EU Country" means any of the following countries: Austria; Belgium; Denmark; France; Finland; Germany; Greece; Ireland; Italy; Luxembourg; The Netherlands; Portugal; Spain; Sweden; and the United Kingdom.


     "Event of Default" means any of the Events of Default specified in "--Events of Default" herein.


     "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.


     "GAAP" means generally accepted accounting principles in the United States as in effect as of the Closing Date.


     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.


     "Holder" means the registered holder of (i) the Rule 144A Global Note, which on the Closing Date will be DTC or its nominee; and (ii) the Regulation S Global Note which on the Closing Date will be DTC or its nominee.


     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of a Person becoming a Restricted Subsidiary; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.


     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit (except Trade Payables) or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, in each case determined in accordance with GAAP, (v) all Capitalized Lease Obligations and Redeemable Stock of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.


     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Interest Payment Date" means each semi-annual interest payment date on April 15 and October 15 of each year, commencing October 15, 1998.


     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the Fair Market Value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or
in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the Fair Market Value of the assets (net of liabilities (other than liabilities to the Company or its Subsidiaries)) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the Fair Market Value of the assets (net of liabilities (other than liabilities to the Company or its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from any Person shall be valued at its Fair Market Value at the time of such transfer.


     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).


     "Microcomputer Products Distribution Business" means the sale, lease or other distribution of personal computers, peripherals, networking products and software, including but not limited to, local area networks, disk drives, printers, random access memory chips, mass storage, central processing units, integrated circuit boards and supplies and the provision of services related thereto.


     "Negative Pledge" means, with respect to any Subsidiary of the Company, a covenant by such Subsidiary to maintain that portion of its assets or total partnership interests, as the case may be, that is subject to such Negative Pledge free of all encumbrances or pledges to any other Person and a covenant by the owner of a Subsidiary that is subject to a Negative Pledge to maintain that portion of the capital stock of such Subsidiary that is subject to such Negative Pledge free of all encumbrances or pledges to any other Person.


     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.


     "New Credit Facility" means the $325 million revolving credit facility with Barclays Bank and Scotiabank as joint arrangers, with CHS Finance, or another subsidiary of the Company, as the borrower.


     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder (and, in the event the Rule 144A Global Notes are not held by DTC, by advertisement) stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;
(ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest (or original issue discount) pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest (or original issue discount) on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount at maturity of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount at maturity to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and (iv) stock, obligations or securities received in satisfaction of judgments.


     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceeding promptly instituted and diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; PROVIDED that
(a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item and any proceeds thereof; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and any proceeds thereof; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables, including related intangible assets and proceeds thereof.


     "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.


     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.



     "Public Equity Offering" means a public offer and sale of Common Stock (which is Qualified Capital Stock) of the Company or, in accordance with the terms of the Indenture, a successor to the Company that owns, directly or indirectly, all of the Capital Stock of the Subsidiaries of the Company currently owned by the Company, pursuant to an effective registration statement under the Securities Act.


     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Stock.


     "Redeemable Stock" means any class or series of Capital Stock of any Person that, by its terms or otherwise, is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable in any material respect to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.


     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.


     "Sale and Leaseback Transaction" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person or any of its Restricted Subsidiaries of any property or asset of such Person or any of its Restricted Subsidiaries which has been or is being sold or transferred by such Person or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.


     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.


     "Specified Date" means any redemption date, any Payment Date for an Offer to Purchase pursuant to the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenants described below or any date on which the Notes are due and payable after an Event of Default.


     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of, or interest on, any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.


     "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in the Microcomputer Products Distribution Business that by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred is (i) expressly made subordinate in right of payment to the Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's scheduled obligations under the Notes; PROVIDED that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of Capital Stock (other than Redeemable Stock) of the Company after the Incurrence of such Indebtedness.


     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.


     "Subsidiary Guarantee" means any Guarantee of the Notes given by a Subsidiary, such Guarantee being joint and several, full and unconditional.



     "Subsidiary Guarantors" means each of CHS Electronics, Inc. (Nevada), CHS Delaware Inc., CHS Delaware L.L.C. and CHS Americas, Inc., and each other Person who executes a Subsidiary Guarantee pursuant to the terms of the Indenture.


     "Target Company Consolidated EBITDA" means, for any Person acquired by the Company for any period, the Consolidated EBITDA of such Person, calculated as if such Person were the Company for purposes of the definition of Consolidated EBITDA and other defined terms used or referred to therein.


     "Target Company Consolidated Leverage Ratio" means, for any Person acquired by the Company, on the date of acquisition of such Person by the Company, the Consolidated Leverage Ratio of such Person, calculated as if such Person were the Company for purposes of the definition of Consolidated Leverage Ratio and other defined terms used or referred to therein.


     "Temporary Cash Investment" means (i) any evidence of Indebtedness with a maturity of three years or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof); (ii) deposits, certificates of deposit or acceptances with a maturity of three years or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500 million or any commercial bank that is organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development and has total assets in excess of U.S. $500 million; (iii) commercial paper with a maturity of three years or less issued by a corporation (other than an Affiliate of the Company) organized under the laws of the United States or any state thereof or the District of Columbia and rated at least "A-1" by Standard & Poor's Ratings Group or "P-1" by Moody's Investors Service, Inc.; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government, in each case maturing within one year from the date of acquisition. For the avoidance of doubt, an Investment in an investment fund which invests substantially all of its assets in Investments described above in this definition or which is itself rated at least "AAA" or "A-1" by Standard & Poor's Ratings Group or "Aaa" or "P-1" by Moody's Investors Service, Inc. constitutes a Temporary Cash Investment.


     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation, including letters of credit, to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.


     "Transaction Date" means with respect to any Restricted Payment, the date such Restricted Payment is to be made.


     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indentures. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Subsidiary Guarantors will not be permitted to be designated as Unrestricted Subsidiaries.


     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.


     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.


COVENANTS


     The Indenture contains, among others, the following covenants:


  LIMITATION ON INDEBTEDNESS


     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, Indebtedness existing on the Closing Date and Indebtedness under the New Credit Facility); PROVIDED that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Consolidated Leverage Ratio would be no greater than 5 to 1.

     Notwithstanding the foregoing, the Company, and (except as specified below) any Restricted Subsidiary, may Incur each and all of the following:


     (i) Indebtedness in an aggregate principal amount outstanding or available at any time not to exceed $10 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;


     (ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; PROVIDED that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);


     (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (iv), (viii) or (ix) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Company pursuant to this clause (iii);


     (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; PROVIDED that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;


     (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance;"

     (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;


     (vii) Indebtedness of the Company, not to exceed $40 million at any time outstanding, Incurred to finance the cost of acquisitions of companies or assets engaged primarily in the Microcomputer Products Distribution Business and Acquired Indebtedness relating thereto; PROVIDED that the Target Company Consolidated Leverage Ratio of such acquired company is no greater than 5 to 1;


     (viii) Indebtedness of the Company or any Restricted Subsidiary Incurred to provide working capital (but not to finance acquisitions), not to exceed in aggregate at any one time outstanding, the sum of (A) 80% of the accounts receivable and (B) 60% of the inventory of the Company and its Restricted Subsidiaries on a consolidated basis as set forth on the balance sheet of the Company most recently filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant; and


       (ix) Strategic Subordinated Indebtedness.


     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.


     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations of a Person with respect to letters of credit supporting Indebtedness of such Person otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.


  LIMITATION ON RESTRICTED PAYMENTS


     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company,
(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment; (A) a Default or Event of Default shall have occurred


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and be continuing, (B) the Company could not Incur at least $1.00 of
Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant PLUS (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture to a Person who is not a Subsidiary of the Company of (a) its Capital Stock (other than Redeemable Stock), (b) any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) and (c) Indebtedness of the Company that has been exchanged for or converted into Capital Stock of the Company (other than Redeemable Stock), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (vii) of the second paragraph under the "Limitation on Indebtedness" covenant, PLUS (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and reductions in Investments made pursuant to clause (vi) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.


     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock); (v) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; PROVIDED that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed the sum of (x) $50 million plus (y) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in


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

each case as provided in the definition of "Investments"); provided that the net reduction in any Investment shall not exceed the amount of such Investment.



     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) and (vi), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.


  LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES


     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.


     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; PROVIDED that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the New Credit Facility or any other financing or credit agreement entered into by any Restricted Subsidiary after the Closing Date; PROVIDED that unless and until an event of default thereunder has occurred and is continuing any such Restricted Subsidiaries are permitted thereunder to pay dividends or otherwise make payments as necessary for the Company to make interest payments on the Notes when due (subject to the conditions contained in the New Credit Facility) and the Board of Directors of the Company determines that such restrictions, together with restrictions contained in agreements relating to other Indebtedness, will not materially affect the Company's ability to make payments of principal, premium, if any, or interest on the Notes when due. Nothing contained in this "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant


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

shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.


     For a description of contractual limitations on Restricted Subsidiary dividends or distributions existing on the Closing Date, see "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Indebtedness."


  LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
  SUBSIDIARIES


     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale or (iv) issuances or sales of Common Stock of a Restricted Subsidiary to minority investors, provided the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.


  LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES


     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED that this paragraph shall not be applicable to (x) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) any Guarantee of any Restricted Subsidiary of Indebtedness Incurred (I) under a revolving credit or working capital facility pursuant to clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant or (II) pursuant to clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant. If the Guaranteed Indebtedness is (A) PARI PASSU with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.


     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.


     Certain Restricted Subsidiaries may also be required to guarantee the New Credit Facility. The Guarantees by such Restricted Subsidiaries of the Notes will be subordinated to their guarantees of the New Credit Facility.


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

  LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES


     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable in any material respect to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.


     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $1.0 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.


  LIMITATION ON LIENS; NEGATIVE PLEDGES


     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.


     The foregoing limitation does not apply to (i) Liens existing on the Closing Date or arising thereafter in connection with the New Credit Facility;
(ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;
(iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing Indebtedness Incurred under clause (i), (iv), (viii) and (ix) of the second paragraph of the "Limitation on Indebtedness" covenant; or (vi) Permitted Liens.


     The Company and the relevant Restricted Subsidiaries, as the case may be, shall provide Negative Pledges to the Trustee for the benefit of the Holders of 100% of the partnership interests in and all of the assets of CHS Cayman, except for its shares in CHS Logistics, which will be pledged only as security for the New Credit Facility.


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

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS


     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any Sale and Leaseback Transaction unless: (i) the Company or such Restricted Subsidiary would be entitled under the covenant described under "Limitation on Indebtedness" to Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction,
(ii) such Sale and Leaseback Transaction would not result in a violation of the covenant described under "Limitations on Liens; Negative Pledges"; and (iii) the Net Cash Proceeds from any such Sale and Leaseback Transaction are applied in a manner consistent with the provisions described under "Limitation on Asset Sales."


  LIMITATION ON ASSET SALES


     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of; PROVIDED that the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or Temporary Cash Investments shall not, when aggregated with the Fair Market Value of all other non-cash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the Closing Date that have not, prior to such date, been converted to cash or Temporary Cash Investments, exceed 5% of the Adjusted Consolidated Net Tangible Assets of the Company at the time of the Asset Sale under consideration; and PROVIDED, FURTHER that with respect to any Asset Sales to Affiliates the Company receives consideration consisting of no less than 85% cash or Temporary Cash Investments and (ii) the Company delivers to the Trustee an Officers' Certificate certifying that such Asset Sale complies with clause (i). In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 5% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries have been filed pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 5% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in capital assets of a nature or type or that are used in a business (or in a company having capital assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the twelve-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes on the relevant Payment Date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date.

  ADDITIONAL SUBSIDIARY GUARANTEES


     The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary that is incorporated in any state or territory of the United States, then such newly acquired or created Restricted Subsidiary will be required to execute a Subsidiary Guarantee within 120 days after the date of such acquisition or creation, in accordance with the terms of the Indenture, unless it has been designated as an Unrestricted Subsidiary. Additionally, the parent company of any such newly acquired or created non-U.S. Restricted Subsidiary shall give a Negative Pledge with respect to the remainder of its capital stock. If the lenders under the New Credit Facility require that the newly acquired or created U.S. Subsidiary guarantee the borrowers' obligations under the New Credit Facility, the Subsidiary Guarantees issued pursuant to this "Additional Subsidiary Guarantees" covenant will be subordinated in right of payment to Indebtedness under the New Credit Facility, Guarantees or refinancings thereof and Indebtedness incurred pursuant to clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant.


  COMMISSION REPORTS AND REPORTS TO HOLDERS


     The Company shall file with the Commission the annual, quarterly and other reports and other information required by Section 13(a) or 15(d) of the Exchange Act, regardless of whether such sections of the Exchange Act are applicable to the Company, and shall mail or cause to be mailed copies of such reports to Holders and the Trustee within 15 days after the date it would have been required to file such reports with the Commission had it been subject to such sections; PROVIDED, HOWEVER, that the copies of such reports mailed to Holders may omit exhibits, which the Company will supply to any Holder at such Holder's request. In addition, the Company and the Subsidiary Guarantors will make such information available to prospective purchasers of the Notes, securities analysts and broker-dealers who request it in writing. The Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and beneficial holders of Notes and to prospective purchasers of Notes designated by the Holders and to broker-dealers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


REPURCHASE OF NOTES UPON A CHANGE OF CONTROL


     The Company shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the Payment Date.


     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to, or concurrently with, such Note repurchase.


EVENTS OF DEFAULT


     The following events are defined as "Events of Default" in the Indenture:
(a) defaults in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) defaults in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or the "Repurchase of Notes upon a Change of Control" covenant; (d) defaults in the performance of, or breaches of, any covenant or agreement of the Company in the Indenture or under the Notes (other


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

than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee to the Company or by the Holders of 25% or more in aggregate principal amount at maturity of the Notes to the Company and the Trustee; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 60 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or (g) certain events of bankruptcy, insolvency, reorganization or administration affecting the Company or any Significant Subsidiary.


     If an Event of Default (other than an Event of Default specified in clause
(f) or (g) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal amount of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to the Company, the principal amount of, premium, if any, and accrued interest on the Notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount at maturity of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal amount of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (iii) all amounts due to the Trustee have been paid. For information as to the waiver of defaults, see "--Modification and Waiver."


     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or


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expense; (iv) the Trustee does not comply with the request within 60 days after receipt of request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.


     The Indenture requires certain officers of the Company and each Subsidiary Guarantor to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.



CONSOLIDATION, MERGER AND SALE OF ASSETS


     The Indenture provides that the Company may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of any EU Country or the United States of America, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; PROVIDED, HOWEVER, that this clause (iii) shall not apply to an acquisition accounted for as a pooling of interests in accordance with GAAP;
(iv) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant (calculated, solely for the purpose of this Consolidation, Merger and Sale of Assets covenant, without any pro forma adjustment with respect to the Santech Acquisition for any period prior to the acquisition thereof); PROVIDED, HOWEVER, that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company (or a Person that owns directly or indirectly all of the Capital Stock of the surviving Person or the Company immediately following such transaction)) shall be issued or distributed to the shareholders of the Company; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision, that all conditions precedent provided for herein relating to such transaction have been complied with and, in the event that the continuing Person is organized under the laws of an EU Country other than England and Wales or Scotland, that the Indenture and the Notes constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms; PROVIDED, HOWEVER, that clauses
(iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board


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Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and PROVIDED FURTHER that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.



THE GUARANTEES


     The Company's payment obligations under the Notes has been jointly and severally guaranteed by the Subsidiary Guarantors. The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor (but excluding any amalgamation, consolidation or merger if the surviving corporation is no longer a Restricted Subsidiary of the Company in accordance with the provisions of the Indenture) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such amalgamation, consolidation or merger, would have consolidated net worth (immediately after giving effect to such transaction) equal to or greater than the consolidated net worth of such Subsidiary Guarantor immediately preceding the transaction; PROVIDED, HOWEVER, that this clause shall not apply to an acquisition accounted for as a pooling of interests in accordance with GAAP; and (iv) the Company would be permitted by virtue of its pro forma Consolidated Leverage Ratio, immediately after giving effect to such transaction, to incur at least US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the covenant described under the caption "--Covenants--Limitation on Indebtedness." This provision will not prohibit any amalgamation, consolidation or merger of a Subsidiary Guarantor with or into the Company or any other Subsidiary Guarantor or a Wholly Owned Restricted Subsidiary of a Subsidiary Guarantor.


     The Subsidiary Guarantees of CHS Electronics, Inc. (Nevada), CHS Delaware, Inc., CHS Delaware L.L.C. and CHS Americas, Inc. are senior and unsubordinated obligations of such Subsidiary Guarantors. Any future Subsidiary Guarantees by a Subsidiary Guarantor that (a) is required to be a guarantor of the New Credit Facility or any refinancing thereof or (b) becomes a borrower or guarantor of certain other Indebtedness (referred to herein as the "Subordinated Subsidiary Guarantees") will be subordinated, as described below, in right of payment to the prior fulfillment of such obligations of such Subordinated Subsidiary Guarantors.


     To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligations so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligations not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes of the Subsidiary Guarantees as if such declaration, invalidity or setting aside had not occurred. Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under applicable bankruptcy laws) shall first be paid in full, in cash,


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

before the Noteholders or the Trustee on behalf of the Noteholders shall be entitled to receive any payment by or on behalf of the Company on acccount of the Subordinated Subsidiary Guarantees, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by or on behalf of the Company pursuant to the Subordinated Subsidiary Guarantees upon any such dissolution, winding-up, liquidating or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Noteholders or the Trustee on behalf of the Noteholders would be entitled, but for the subordination of the Subordinated Subsidiary Guarantees, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the Noteholders or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (PRO RATA to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders), to the extent necessary to pay all such Senior Indebtedness in full, in cash, after giving effect to any concurrent payment distribution or provision therefor, to or for the holders of such Senior Indebtedness.


     No direct or indirect payment by or on behalf of the Company pursuant to the Subordinated Subsidiary Guarantees shall be made, and no enforcement action may be taken under any Subordinated Subsidiary Guarantee, whether pursuant to the terms of the Notes or upon acceleration or otherwise, if, at the time of such payment or action, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to the New Credit Facility pursuant to which the maturity thereof may be accelerated and (a) upon receipt by the Trustee of written notice from the Representative under the New Credit Facility or (b) if such event of default under the New Credit Facility results from the acceleration of the Notes, from and after the date of such acceleration, no payment pursuant to the Subordinated Subsidiary Guarantees may be made by or on behalf of the Company upon or in respect of the Notes and no enforcement action may be taken under any Subordinated Subsidiary Guarantee for a period (a "Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the Representative under the New Credit Facility or such event of default has been cured or waived). No more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the New Credit Facility) that existed or was continuing on the date of the commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the Representative for, or the holders of, Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived and shall have occurred again.


     Not later than five business days before a declaration of acceleration being notified to the Company in accordance with the section "Events of Default" or any other enforcement action being taken under a Subordinated Subsidiary Guarantee, the Trustee shall send a written notice of such declaration to the Representative of the lenders under the New Credit Facility.



     "Representative" means the bank agent or other trustee, agent or representative in respect of the lenders under the New Credit Facility; PROVIDED that if, and for so long as, the lenders under the New Credit Facility lack such a representative, then the Representative for the lenders under the New Credit Facility shall at all times constitute the holders of a majority in outstanding principal amount of indebtedness in respect of the New Credit Facility.


     "Senior Indebtedness" is defined to mean the obligation of the Company and/or any of its subsidiaries (including, in the event the Company or any subsidiary merges, or consolidates with,


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

another Person in compliance with the "Consolidation, Merger and Sale of Assets" covenant, obligations of the successor corporation) to pay all Indebtedness and other monetary obligations of the Company under (or in respect of) the New Credit Facility and any refinancing thereof and amounts permitted under clause (viii) of the second paragraph of the "Limitations on Indebtedness" covenant.


     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, by way of amalgamation, merger, consolidation or otherwise, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such an amalgamation, merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligation under its guarantee of the Notes; PROVIDED that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.


DEFEASANCE


     DEFEASANCE AND DISCHARGE. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the first day following six months after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the first day following six months after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.


     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "--Consolidation, Merger and Sale of Assets" and all the covenants described herein under "--Covenants," clause (d) under "--Events of Default" with respect to such covenants and clauses (iii) and (iv) under "--Consolidation, Merger and Sale of Assets," and clauses (e) and (f) under "--Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount


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

sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(iii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.


     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.


MODIFICATION AND WAIVER


     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes, subject to certain exceptions; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note,
(iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, or (vii) reduce the percentage or aggregate principal amount at maturity of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.


GOVERNING LAW AND CONSENT TO JURISDICTION AND SERVICE


     The Notes and the Indenture are governed by the laws of the State of New York. The Company has appointed the Trustee, as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes and for actions brought under federal or state securities laws, in each case brought in any federal or state court located in The City of New York and has agreed to submit to the jurisdiction of such courts.


NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES


     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.


CONCERNING THE TRUSTEE


     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If


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

an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.


     The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.


PAYMENT


     Payment of principal of and interest on the Notes represented by the Global Notes will be made by the Company in U.S. dollars through the Paying Agent to Cede & Co., the nominee for DTC, as the registered holder of the Global Notes.


     Payments by DTC Participants and Indirect DTC Participants (as defined herein) to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held by the accounts of customers registered in "street name", and will be the responsibility of the DTC Participants or Indirect DTC Participants (as defined herein). Neither the Trustee nor the Paying Agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests.


ADDITIONAL INFORMATION


     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to CHS Electronics, Inc., 2000 N.W. 84th Avenue, Miami, Florida 33122, Attention: Craig Toll, Vice President of Finance and Chief Executive Officer.


BOOK-ENTRY, DELIVERY AND FORM


     The Old Notes sold to Qualified Institutional Buyers initially were in the form of one or more registered global notes without interest coupons (collectively, the "Rule 144A Global Notes"). Upon issuance, the Global Notes were deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Old Notes sold in offshore transactions in reliance on Regulation S, initially were in the form of one or more registered, global book-entry notes without interest coupons (the "Regulation S Global Notes"). The Regulation S Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York and registered in the name of a nominee of DTC for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") and Cedel Bank, societ- anonyme ("CEDEL"). All registered global notes are referred to herein collectively as "Global Notes." DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.


     Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time. In addition, beneficial interests in the Regulation S Global Notes and the 144A Notes are subject to restrictions on transfer.


     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfers of Interests in Global Notes for Certificated Notes."


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

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.


     DTC has advised the Company and the Initial Purchasers as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by DTC only through Participants or indirect participants.


     The Company expects that pursuant to procedures established by DTC (i) upon the issuance by the Company of the Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with the principal amount of the Notes purchased by the Initial Purchasers and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to Participants' interest), the Participants and the indirect participants.


     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Notes is limited to such extent.


     Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations that are Participants in such system.


     So long as a nominee of DTC is the registered owner of the Global Notes, such nominee will be considered the sole owner or holder of the Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder.


     Neither the Company nor the Trustee, the paying agent under the Indenture (the "Paying Agent") or the registrar of the Notes under the Indenture (the "Registrar") will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


     Principal and interest payments on the Global Notes registered in the name of DTC's nominee will be made by the Company, either directly or through a paying agent, to DTC's nominee as the registered owner of the Global Notes. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes to owners of beneficial interests in the Global Notes. DTC has advised the Company and the Trustee that its present practice is, upon receipt of any payment, to credit immediately the accounts of the Participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of DTC. Payments by Participants and indirect participants to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or indirect participants.


     As long as the Notes are represented by Global Notes, the Global Note holder will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "--Certain Covenants--Change of Control" and "--Limitation on Asset Sales." Notice by Participants or indirect participants or by owners of beneficial interests in a Global Note held through such Participants or indirect participants or by owners of beneficial interests in a Global Note held through such Participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to Participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.


     Subject to certain conditions, any person having a beneficial interest in the Notes may, upon request to the Trustee, exchange such beneficial interest for Notes in definitive form. Upon any such exchange, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). Such Notes would be issued in fully registered form and would be subject to the legal requirements described herein under "Transfer Restrictions." In addition, if the Company notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note holder of its Global Note, Notes in such form will be issued to each person that such Global Note holder and DTC identifies as being the beneficial owner of the related Notes.


     Neither the Company nor the Trustee will be liable for any delay by the Global Note holder or DTC in identifying the owners of beneficial interests in the Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.


     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages) be made in same day funds. The interests in the Global Notes trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Notes is, therefore, required by DTC to be settled in same-day funds. Transfers between Participants in DTC will be effected in accordance with DTC procedures and will be settled in same-day funds.

                      EXCHANGE OFFER; REGISTRATION RIGHTS


     The Company entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement"), pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, at the Company's cost,
(i) to file with the Commission the Exchange Offer Registration Statement within 60 calendar days after the date of the original issue of the Old Notes with respect to the Exchange Offer for the New Notes, which will have terms identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein), (ii) to use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 calendar days after the date of the original issue of the Old Notes and (iii) to use its best efforts to consummate the Exchange Offer within 150 calendar days after the original issue of the Old Notes. Promptly after the Exchange Offer Registration Statement has been declared effective the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Old Note will receive a New Note having a principal amount equal to that of the tendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the tendered Old Note in exchange therefor or, if no interest has been paid on such Old Note, from the date of its original issue.


     Under existing interpretations of the Securities Act by the staff of the Commission set forth in several no action letters to third parties, and subject to the immediately following sentence, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further registration under the Securities Act. However, any purchaser of New Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no action letters, (ii) will not be able to tender Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.


     Each holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Company, (ii) any New Notes to be received by it will be acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any Participating Broker-Dealer who acquired the Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of such New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes.


     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or if for any other reason the Exchange Offer Registration Statement is not declared effective within 120 calendar days after the original issue of the Notes or the Exchange Offer is not consummated within 150 calendar days after the original issue of the Notes or upon the request of the Initial Purchasers under certain circumstances or any holder of the Old Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, the Company will at its cost, (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Old Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 150th day after the original issue of the Old Notes (or promptly in the event of a request by any Initial Purchasers) and (c) use its best efforts to keep effective the Shelf Registration Statement for a period of two years after its effective date (or for a period of one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers or, for such shorter period, when all of the Notes covered by the Shelf Registration Statement have been sold pursuant thereto). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.


     In the event that either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 60th day after the date of original issue of the Old Notes, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 120th day after the date of original issue of the Old Notes or (iii) the Exchange Offer is not consummated on or prior to the 150th day after the date of original issue of the Old Notes or a Shelf Registration Statement is not declared effective on or prior to the 150th day after the date of the original issue of the Old Notes (each such event referred to in clauses (i) through (iii) above a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each Holder, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the Liquidated Damages will increase an additional $.05 per week per $1,000 principal amount for each subsequent 90-day period until the applicable Registration Default has been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to the Holders of certificated securities by mailing a check to such Holders' registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.


     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, copies of which are available upon request to the Company.


     Following the Exchange Offer, any Old Notes that have not been exchanged for New Notes will not be transferable into the global certificates representing the New Notes kept in custody for DTC. The liquidity of any such Old Notes is therefore likely to be limited.

                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. A Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." See "The Exchange Offer--Resales of New Notes."


     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.


     Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                                 LEGAL MATTERS


     The validity of the Notes offered hereby will be passed upon on behalf of the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.


                                    EXPERTS


     The financial statements of the Company included in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in its report appearing herein, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated October 13, 1997, as amended by Form 8-K/A dated October 31, 1997, have been so incorporated in reliance on the reports of Coopers & Lybrand ANS, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated July 21, 1997 have been so incorporated in reliance on the reports of KPMG Coudet Suner Denetim ve Yeminli Mali Musavirlik A.S., independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. In addition, the Common Stock of the Company is listed on the Nasdaq National Market under the symbol CHSE, and such reports, proxy statements and other information may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.



                           INCORPORATION BY REFERENCE


     This Offering Memorandum incorporates by reference the Company's (i) Annual Report on Form 10-K for the year ended December 31, 1997, (ii) Current Report on Form 8-K dated October 13, 1997, as amended by Form 8-K/A dated October 31, 1997, (iii) Current Report on Form 8-K dated July 21, 1997, and all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offering Memorandum and prior to the termination of the Offering.


     Any statement contained in a document incorporated by reference in this Offering Memorandum will be deemed to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained in this Offering Memorandum or in any other subsequently filed document which is also incorporated by reference in this Offering Memorandum modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Offering Memorandum.


     The Company will provide, without charge, to each person, including a beneficial owner, to whom an Offering Memorandum is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Offering Memorandum, excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for copies of such documents should be addressed to the Company at its principal executive offices: 2000 N.W. 84th Avenue, Miami, Florida 33122, Attention: Craig Toll, Vice President of Finance and Chief Financial Officer (telephone: (305) 908-7200).

                         INDEX TO FINANCIAL STATEMENTS



                                                                            PAGE
                                                                           -----
CHS Electronics, Inc.--Pro Forma Financial Information
  Basis of Presentation ..................................................  F-2
  Pro Forma Condensed Consolidated Statement of Operations ...............  F-3
  Notes to Pro Forma Condensed Consolidated Statement of Operations ......  F-4
CHS Electronics, Inc.--Historical Financial Statements
  Report of Independent Certified Public Accountants .....................  F-5
  Consolidated Balance Sheets ............................................  F-6
  Consolidated Statements of Earnings ....................................  F-7
  Consolidated Statements of Shareholders' Equity ........................  F-8
  Consolidated Statements of Cash Flows ..................................  F-9
  Notes to the Consolidated Financial Statements ......................... F-11

                             CHS ELECTRONICS, INC.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                             BASIS OF PRESENTATION


     The following Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 gives effect to the acquisition by the Company of the operations of Karma International S.A. ("Karma") and the operations of Santech Micro Group ASA ("Santech"), as if each acquisition occurred January 1, 1997. Each acquisition has been accounted for using the purchase method of accounting. A pro forma condensed consolidated balance sheet as of December 31, 1997 is not presented since all acquisitions are already reflected in the balance sheet at December 31, 1997. See the Company's Consolidated Financial Statements and the Notes thereto.


     The Pro Forma Condensed Consolidated Statement of Operations has been prepared based upon the historical financial statements of the Company and the acquired subsidiaries for the periods stated above. Such pro forma statement may not be indicative of the results that would have occurred if the acquisitions had been consummated on the indicated dates, or of the operating results that may be achieved by the combined companies in the future. The Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto.

                             CHS ELECTRONICS, INC.

     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                        ACQUIRED       PRO FORMA
                                                          CHS          COMPANIES      ADJUSTMENTS       COMBINED
                                                     -------------   -------------   -------------   -------------
Net sales ........................................   $4,756,383       $  952,296       $             $5,708,679
Cost of sales ....................................    4,409,714          908,837                      5,318,551
                                                     ----------       ----------                     ----------
Gross profit .....................................      346,669           43,459             --         390,128
Operating expenses ...............................      257,508           60,393          7,703         325,604
                                                     ----------       ----------       --------      ----------
Operating income (loss) ..........................       89,161          (16,934)        (7,703)         64,524
Interest expense .................................       24,148            3,455                         27,603
                                                     ----------       ----------                     ----------
Earnings (loss) before income taxes
 and minority interest ...........................       65,013          (20,389)        (7,703)         36,921
Provision for income taxes .......................       13,988              746                         14,734
                                                     ----------       ----------                     ----------
Earnings (loss) before minority interest .........       51,025          (21,135)        (7,703)         22,187
Minority interest ................................        2,634               --                          2,634
                                                     ----------       ----------                     ----------
Net earnings (loss) ..............................   $   48,391       $  (21,135)      $ (7,703)     $   19,553
                                                     ==========       ==========       ========      ==========
Weighted average number of common
 shares outstanding ..............................   36,592,368        8,154,292                     44,746,660
Net earnings per share--diluted ..................   $     1.32                                      $      .44
                                                     ==========                                      ==========

                             CHS ELECTRONICS, INC.

 NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)


     On October 3, 1997, the Company acquired 97.4% of the outstanding stock of Santech Micro Group ASA ("Santech"), a distributor with operations in Norway, Sweden and Denmark. Pursuant to Norwegian laws, the Company expects to acquire the remaining 2.6% of Santech on terms commensurate with its initial purchase of the 97.4% interest of Santech.


     In August 1997, the Company purchased 100% of the outstanding stock of Karma International S.A. ("Karma") for $74 million in cash and $86 million in shares of unregistered common stock of the Company. Karma is engaged principally in the distribution of computer components in 18 countries in Europe, the Middle East and Asia.


     Goodwill for these acquisitions is amortized over a period of 20 years. Amortization was provided for Karma and Santech based on goodwill of $123.0 million and $109.1 million respectively, for the period of time each company was added to the Pro Forma Condensed Consolidated Statement of Operations.


     For purposes of the Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997, the purchase price of Karma consists of the $74 million cash component added to the discounted value of the unregistered shares delivered plus other costs. The discount used was 20%, based on the large size and the restricted nature of the block of shares. Based on the agreement, the Company delivered 4,813,432 shares. The goodwill was computed as the difference between the $142.8 million purchase price and the book value of acquisition of $19,816,000 and the goodwill of Santech was computed based on the difference between the estimated price of the interest purchased and to be purchased of $131,956,000 and the estimated fair value of net assets acquired as of September 30, 1997 of $22,872,000.


     Details of the Acquired Companies column in the accompanying Statement of Operations for the year ended December 31, 1997 are as follows (in thousands):


                                                                             KARMA         SANTECH         COMBINED
                                                                          -----------   -------------   -------------
   Net sales ..........................................................    $546,846       $ 405,450       $ 952,296
   Cost of sales ......................................................     522,224         386,613         908,837
                                                                           --------       ---------       ---------
   Gross profit .......................................................      24,622          18,837          43,459
   Operating expenses .................................................      20,669          39,724          60,393
                                                                           --------       ---------       ---------
   Operating income (loss) ............................................       3,953         (20,887)        (16,934)
   Interest expense ...................................................       2,656             799           3,455
                                                                           --------       ---------       ---------

   Earnings (loss) before income taxes and minority interest ..........       1,297         (21,686)        (20,389)
   Provision for income taxes .........................................         746              --             746
                                                                           --------       ---------       ---------
   Earnings (loss) before minority interest ...........................         551         (21,686)        (21,135)
   Minority interest ..................................................          --              --              --
                                                                           --------       ---------       ---------
   Net earnings (loss) ................................................    $    551       $ (21,686)      $ (21,135)
                                                                           ========       =========       =========

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
CHS Electronics, Inc.


     We have audited the accompanying consolidated balance sheets of CHS Electronics, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CHS Electronics, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




GRANT THORNTON LLP


Miami, Florida
March 12, 1998 (except for Note L, as to which the date is April 9, 1998)

                             CHS ELECTRONICS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)



                                                                                     DECEMBER 31,
                                                                             -----------------------------
                                                                                 1996            1997
                                                                             ------------   --------------
                                 ASSETS
CURRENT ASSETS:
 Cash ....................................................................     $ 35,137       $   68,806
 Accounts receivable:
  Trade, less allowance for doubtful accounts of $14,830 in 1996 and
    $18,347 in 1997.......................................................      340,098          659,757
  Affiliates .............................................................        3,241           24,604
                                                                               --------       ----------
                                                                                343,339          684,361
 Inventories .............................................................      321,770          693,503
 Prepaid expenses and other current assets ...............................       39,374           65,255
                                                                               --------       ----------
   Total current assets ..................................................      739,620        1,511,925
PROPERTY AND EQUIPMENT, NET ..............................................       30,947           61,468
COST IN EXCESS OF ASSETS ACQUIRED, NET ...................................       78,780          381,830
OTHER ASSETS .............................................................       12,602           13,599
                                                                               --------       ----------
                                                                               $861,949       $1,968,822
                                                                               ========       ==========
                    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Notes payable ...........................................................     $155,932       $  309,510
 Accounts payable, trade .................................................      452,569          771,535
 Accrued liabilities .....................................................       44,873           83,309
 Amounts due to sellers under acquisition agreements .....................       49,200           54,866
 Income taxes payable ....................................................        5,120           12,711
 Deferred income taxes ...................................................          420            1,223
                                                                               --------       ----------
   Total current liabilities .............................................      708,114        1,233,154
LONG TERM DEBT ...........................................................       45,327           61,556
MINORITY INTEREST ........................................................        3,975            6,348
SHAREHOLDERS' EQUITY:
 Preferred stock, authorized 5,000,000 shares; 0 shares outstanding ......           --               --
 Common stock, authorized 100,000,000 shares at $.001 par value;
   outstanding 18,600,576 shares at December 31, 1996 and 48,910,999
   shares at December 31, 1997 ...........................................           19               49
 Additional paid-in capital ..............................................       92,843          621,021
 Retained earnings .......................................................       16,724           65,115
 Cumulative foreign currency translation adjustment ......................       (5,053)         (18,421)
                                                                               --------       ----------
   TOTAL SHAREHOLDERS' EQUITY ............................................      104,533          667,764
                                                                               --------       ----------
                                                                               $861,949       $1,968,822
                                                                               ========       ==========

              The accompanying notes are an integral part of these statements.

                             CHS ELECTRONICS, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)



                                                                                   YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------------
                                                                             1995           1996            1997
                                                                         -----------   -------------   -------------
Net sales (including sales to affiliates of $21,063 in 1995) .........    $936,703      $1,855,540      $4,756,383
Cost of goods sold ...................................................     868,716       1,724,432       4,409,714
                                                                          --------      ----------      ----------
  Gross profit .......................................................      67,987         131,108         346,669
Operating expenses ...................................................      57,188         102,235         257,508
                                                                          --------      ----------      ----------
  Operating income ...................................................      10,799          28,873          89,161
Other (income) expense:
 Interest income .....................................................      (1,757)         (3,199)        (11,470)
 Interest expense ....................................................       6,454          11,712          35,618
                                                                          --------      ----------      ----------
                                                                             4,697           8,513          24,148
                                                                          --------      ----------      ----------
Earnings before income taxes and minority interest
  in subsidiaries ....................................................       6,102          20,360          65,013
Income taxes .........................................................       1,797           6,086          13,988
Minority interest in subsidiaries ....................................          --           2,108           2,634
                                                                          --------      ----------      ----------
  Net earnings .......................................................    $  4,305      $   12,166      $   48,391
                                                                          ========      ==========      ==========
Net earnings per common share--basic .................................    $    .41      $      .80      $     1.44
                                                                          ========      ==========      ==========
Net earnings per common share-diluted ................................    $    .37      $      .78      $     1.32
                                                                          ========      ==========      ==========

              The accompanying notes are an integral part of these statements.

                             CHS ELECTRONICS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                      THREE YEARS ENDED DECEMBER 31, 1997
                                (In thousands)



                                                                                               CUMULATIVE
                                                                                                 FOREIGN
                                                        ADDITIONAL                              CURRENCY
                                               COMMON     PAID-IN    RETAINED     DEFERRED     TRANSLATION
                                                STOCK     CAPITAL    EARNINGS   COMPENSATION   ADJUSTMENT      TOTAL
                                              -------- ------------ ---------- -------------- ------------ ------------
Balance January 1, 1995 .....................    $ 7     $ 19,625    $   253       $ (138)     $     123    $  19,870
Adjustment 3 for 2 forward stock split ......      3           (3)        --           --             --           --
Deferred compensation recognized ............     --           --         --          138             --          138
Issuance of common stock
  in acquisitions ...........................      1        5,351         --           --             --        5,352
Net earnings ................................     --           --      4,305           --             --        4,305
Foreign currency translation
  adjustment ................................     --           --         --           --            227          227
                                                 ---     --------    -------       ------      ---------    ---------
Balance at December 31, 1995 ................     11       24,973      4,558           --            350       29,892
Common stock or other consideration
  issued in acquisitions (Note B) ...........     --       16,982         --           --             --       16,982
Common stock issued in public offering ......      7       50,607         --           --             --       50,614
Stock options exercised .....................      1          281         --           --             --          282
Net earnings ................................     --           --     12,166           --             --       12,166
Foreign currency translation
  adjustment ................................     --           --         --           --         (5,403)      (5,403)
                                                 ---     --------    -------       ------      ---------    ---------
Balance at December 31, 1996 ................     19       92,843     16,724           --         (5,053)     104,533
Common stock issued in acquisitions
  (Note B) ..................................      8       95,720         --           --             --       95,728
Common stock issued in public offering ......     21      428,195         --           --             --      428,216
Stock options exercised .....................      1        4,263         --           --             --        4,264
Net earnings ................................     --           --     48,391           --             --       48,391
Foreign currency translation adjustment .....     --           --         --           --        (13,368)     (13,368)
                                                 ---     --------    -------       ------      ---------    ---------
Balance at December 31, 1997 ................    $49     $621,021    $65,115       $   --      $ (18,421)   $ 667,764
                                                 ===     ========    =======       ======      =========    =========

              The accompanying notes are an integral part of these statements.

                             CHS ELECTRONICS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)



                                                                                  YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------------
                                                                            1995            1996            1997
                                                                        ------------   -------------   -------------
Increase in cash and cash equivalents:
Cash flows from operating activities:
Net earnings ........................................................    $   4,305      $   12,166      $   48,391
Adjustments to reconcile net earnings to net cash (used in)
  operating activities:
 Depreciation and amortization ......................................        2,456           6,632          21,789
 Deferred compensation amortized ....................................          148              --              --
 Minority interest in net earnings ..................................           --           2,108           2,634
 Changes in assets and liabilities excluding effects of acquisitions:
  Accounts receivable--trade, net ...................................      (37,724)       (118,694)       (121,163)
  Accounts receivable--affiliates, net ..............................      (12,285)         (2,398)        (21,363)
  Inventories .......................................................      (32,204)       (129,357)       (139,923)
  Prepaid expenses and other current assets .........................       (1,742)        (22,345)          5,404
  Accounts payable, trade ...........................................       51,818         173,244         (10,773)
  Accrued liabilities and income taxes ..............................        3,175         (20,481)        (33,511)
                                                                         ---------      ----------      ----------
 Net cash (used in) operating activities ............................      (22,053)        (99,125)       (248,515)
Cash flows from investing activities:
  Purchase of fixed assets ..........................................       (6,866)        (11,624)        (19,511)
  Cash provided from (used in) acquisitions, net ....................        1,317         (26,876)       (201,517)
                                                                         ---------      ----------      ----------
 Net cash (used in) investing activities ............................       (5,549)        (38,500)       (221,028)
Cash flows from financing activities:
  Proceeds from public offering .....................................           --          50,614         428,216
  Proceeds from stock options exercised .............................           --             281           4,263
  Net borrowing from banks ..........................................       29,855         112,453          74,699
                                                                         ---------      ----------      ----------
 Net cash provided by financing activities ..........................       29,855         163,348         507,178
Effect of exchange rate changes on cash .............................          550          (1,757)         (3,966)
                                                                         ---------      ----------      ----------
INCREASE IN CASH AND CASH EQUIVALENTS ...............................        2,803          23,966          33,669
Cash at beginning of year ...........................................        8,368          11,171          35,137
                                                                         ---------      ----------      ----------
Cash at end of year .................................................    $  11,171      $   35,137      $   68,806
                                                                         =========      ==========      ==========

(CONTINUED)

                             CHS ELECTRONICS, INC.

                                (In thousands)



                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                        1995        1996         1997
                                                     ---------   ----------   ----------
 Supplemental disclosure of cash flow information:
  Cash paid during the period for:
   Interest ......................................    $4,944      $10,064      $30,454
   Income taxes ..................................    $1,753      $ 3,892      $10,585

Non cash investing and financing activities:

These statements of cash flows do not include non-cash investing and financing transactions associated with the common stock issued for various acquisitions. The components of the transactions in each year are as follows:


                                                                         YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------
                                                                     1995         1996          1997
                                                                  ----------   ----------   -----------
Fair value of assets acquired including cash acquired .........    $19,216      $14,691      $689,550
Less: Common stock or other consideration issued ..............      7,152        3,278       232,748
                                                                   -------      -------      --------
Liabilities assumed ...........................................    $12,064      $11,413      $456,802
                                                                   =======      =======      ========

In 1996, $13.7 million was credited to additional paid-in capital representing additional consideration paid by Comtrad, Inc. under acquisition agreements for subsidiaries now held by the Company.

In 1995, a $5.2 million reduction in receivable from affiliate was charged to additional paid-in capital.



























        The accompanying notes are an integral part of these statements.

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1997


NOTE A--SUMMARY OF ACCOUNTING POLICIES


1. NATURE OF OPERATIONS


     The Company is an international distributor of computer equipment, peripherals and software. The products are sold, principally to resellers, primarily in Western Europe, South America and Eastern Europe.


2. PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts of the Company and its subsidiaries, wholly owned and majority owned. All significant intercompany accounts and transactions have been eliminated in consolidation.


3. FOREIGN CURRENCY TRANSLATION


     For purposes of preparation of its financial statements, the Company uses local currencies as the functional currencies except in highly inflationary countries. For subsidiaries where the local currency is the functional currency, assets and liabilities are translated into United States dollars at the exchange rate in effect at the end of the year. Revenues and expenses of these subsidiaries are translated at the average exchange rate during the year. The aggregate effect of translating the financial statements of foreign subsidiaries is included in a separate component of shareholders' equity entitled cumulative foreign currency translation adjustment. In the normal course of business, the Company advances funds to certain of its foreign subsidiaries, which are not expected to be repaid in the foreseeable future. Translation adjustments resulting from these advances are included in cumulative foreign currency translation adjustment. For entities in highly inflationary countries, the U.S. dollar is considered the functional currency and a combination of current and historical rates are used in translating assets, liabilities, revenues and expenses. The related exchange adjustments are included in earnings.


4. CASH EQUIVALENTS


     For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


5. CONCENTRATION OF CREDIT RISK


     The Company's credit risk on trade receivables is diversified over a wide geographic area and many customers. The largest customer accounts for less than 1% of sales. The Company performs ongoing credit evaluations of its customers. In South America, the Company obtains guarantees from its customers in some cases. The Company uses credit insurance in several locations (covering $281 million in receivables at December 31, 1997) and factoring without recourse in other locations to mitigate risk. The Company provides for estimated credit losses at time of sale based upon factors surrounding the credit risk of specific customers, historical trends and other information.


6. INVENTORIES


     Inventories, consisting of finished products, are stated at the lower of cost or market, with cost being determined principally by current replacement cost, which approximates the first-in first-out method.

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)
7. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements and capital leases are amortized over the lives of respective leases or the service lives of the improvements whichever is shorter.

     The straight-line and accelerated methods of depreciation are followed for financial reporting purposes. The useful lives are as follows:



                                                 YEARS
                                                ------
  Buildings .................................   30-50
  Leasehold improvements ....................    3-7
  Computer equipment ........................    2-5
  Office equipment and furniture ............    3-10

     Expenditures for renewals and improvements that significantly extend the useful life of an asset are capitalized. The costs of software used in business operations are capitalized and amortized over their expected useful lives. Expenditures for maintenance and repairs are charged to operations when incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized at such time.


8. INCOME TAXES

     The Company utilizes the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

     The Company intends to invest the undistributed earnings of substantially all of its foreign subsidiaries indefinitely. At December 31, 1996 and 1997, the cumulative amount of undistributed earnings on which the Company has not recognized United States income taxes was approximately $13 million and $53 million, respectively. However, it is anticipated that United States income taxes on such amounts would be partially offset by available foreign income tax credits.


9. REVENUE RECOGNITION

     The Company recognizes sales upon shipment, as there is no significant post-sale obligation and collectibility is reasonably assured. Income from vendor rebates, discounts, and cooperative advertising is recognized when earned, as a reduction of the cost of inventory sold or as a reduction of operating expenses.


10. COST IN EXCESS OF ASSETS ACQUIRED, NET

     The cost in excess of assets acquired is being amortized to earnings over a 20 year period on a straight-line basis. The Company evaluates its goodwill in accordance with SFAS No. 121, "Accounting

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED) for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to determine potential impairment by comparing the carrying value to undiscounted future cash flows of the related assets. The Company modifies or adjusts the value of a subsidiary's goodwill if an impairment is indicated by the difference between the undiscounted cash flows and the carrying value. The Company considers a history of operating losses to be a primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of cash flows of other groups of assets. Assets are generally grouped at the country level of operations. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value if any, is less than its carrying amount. All of the Company's goodwill is identified with the assets acquired and falls under the scope of SFAS No. 121. Accumulated amortization was $2.2 million and $10.8 million at December 31, 1996 and 1997, respectively.




11. EARNINGS PER COMMON SHARE


     The Company has adopted Statement of Accounting Standard No. 128 EARNINGS PER SHARE. In accordance with this statement, basic earnings per share is computed by dividing net earnings by the weighted averaged number of common shares outstanding. Diluted earning per share includes the dilution caused by common stock options and the shares that would be issued in existing earn outs based upon applying the earn out multiple to annualized actual earnings and dividing by the market price at period end. The weighted average number of shares for basic earnings per share was 10,618,183, 15,243,672, and 33,527,256 in 1995, 1996, and 1997, respectively. The weighted average number of shares used in the diluted computation was 11,521,859, 15,656,178, and 36,592,368 in 1995, 1996, and 1997, respectively. All share and per share information has been restated for a three to two stock split effective in September 1997.


     The following table illustrates the reconciliation of the income and weighted average number of shares of the basic and diluted earnings per share computations (amounts in thousands, except per share amounts):



                                                       YEAR ENDED DECEMBER 31, 1997
                                                ------------------------------------------
                                                    NET          WEIGHTED        PER SHARE
                                                 EARNINGS     AVERAGE SHARES      AMOUNT
                                                ----------   ----------------   ----------
  Net earnings ..............................    $48,391
                                                 =======
    Net earnings per share--basic ...........     48,391          33,527           $1.44
                                                                                   =====
  Effect of dilutive shares:
  Stock options outstanding .................         --           1,434
  Earnout contingencies .....................         --           1,631
                                                 -------          ------
    Net earnings per share--diluted .........    $48,391          36,592           $1.32
                                                 =======          ======           =====

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE A--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

                                                       YEAR ENDED DECEMBER 31, 1996
                                                ------------------------------------------
                                                    NET          WEIGHTED        PER SHARE
                                                 EARNINGS     AVERAGE SHARES      AMOUNT
                                                ----------   ----------------   ----------
  Net earnings ..............................    $12,166
                                                 =======
    Net earnings per share--basic ...........     12,166          15,244           $.80
                                                                                   ====
  Effect of dilutive shares:
  Stock options outstanding .................         --             412
                                                 =======          ======
    Net earnings per share--diluted .........    $12,166          15,656           $.78
                                                 =======          ======           ====


                                                       YEAR ENDED DECEMBER 31, 1995
                                                ------------------------------------------
                                                    NET          WEIGHTED        PER SHARE
                                                 EARNINGS     AVERAGE SHARES      AMOUNTS
                                                ----------   ----------------   ----------
  Net earnings ..............................     $4,305
                                                  ======
    Net earnings per share--basic ...........      4,305          10,618           $.41
                                                                                   ====
  Effect of dilutive shares:
  Stock options outstanding .................         --             904
                                                  ------          ------
    Net earnings per share--diluted .........     $4,305          11,522           $.37
                                                  ======          ======           ====

12. STOCK OPTIONS


     Options granted under the Company's 1994 Stock Option Plan, the 1996 and 1997 Chief Executive Officer stock option plans and the 1996 Directors and Officers stock option plan are accounted for under APB Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. As to grants requiring shareholder approval, the Company considers the date of grant to be the date of action by the Board of Directors when, on such date, shareholder approval is deemed to be perfunctory.



13. USE OF ESTIMATES


     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.


NOTE B--ACQUISITIONS


     In 1997 the Company made 15 acquisitions, of which three were significant. On October 3, 1997, the Company completed the acquisition of Santech Micro Group ASA ("Santech"), pursuant to which it acquired 97.4% of the capital stock of Santech for approximately $125 million. The Company expects to acquire the remainder of the shares at the same per share price. Santech is the largest distributor of microcomputer products in Scandinavia with operations in Norway, Sweden and Denmark and had

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE B--ACQUISITIONS--(CONTINUED)
revenues of $718 million in 1996. Santech distributes the products of the same vendors as other subsidiaries of the Company. The acquisition of Santech has been accounted for under the purchase method and, accordingly the results of Santech have been included in the consolidated operating results since the date of acquisition. The acquisition of Santech resulted in the recognition of $109.1 million of goodwill.

     Santech's operating results during 1996 and 1997 were adversely impacted as a result of restructuring its operations after a July 1996 merger. Operating results were also impacted adversely by the implementation of a new computer system in the first six months of 1997. The adverse impact included costs associated with reduction in the number of its product lines and the number of employees from 450 to 320. The Company believes that these factors have been addressed and that these issues should not have a material adverse impact on Santech's or the Company's future operations.

     On August 4, 1997, the Company completed the acquisition of Karma International S.A. ("Karma"). Karma is a distributor of personal computer components to over 10,000 customers in Europe, the Middle East and Asia. The purchase price for Karma was $160 million and was funded through (i) $74 million in cash and (ii) 4,813,432 shares of unregistered Common Stock. Karma's product line includes mass storage products, CPUs, memory chips, motherboards, sound, video and other cards and monitors. Karma operates in 18 countries through 28 offices in Europe, the Middle East Asisa. Karma had net sales of approximately $700 million in 1996. Karma existing management continues to operate Karma as a subsidiary of CHS. One representative of Karma was elected to the Board of Directors of CHS with an additional member to be nominated in 1998. The acquisition of Karma has been accounted for under the purchase method and, accordingly the results of Karma have been included in the consolidated operating results since the date of acquisition. The acquisition of Karma resulted in the recognition of $123.0 million of goodwill.

     On March 20, 1997, the Company completed the acquisition of Frank & Walter Computer GmbH ("Frank & Walter") for 3,300,000 unregistered shares of Common Stock. Frank & Walter had net sales of approximately $686 million in 1996. The results of operations of Frank & Walter have been included in the Company's financial statements since January 1, 1997. The Company believes that Frank & Walter was, at the time of acquisition, the fourth largest computer distributor in Germany with over 10,000 active dealers. As a result of this acquisition, the Company believes it is the largest distributor of microcomputer products in Germany. Carsten Frank, the founder of Frank & Walter, has become a director of CHS and the CHS executive vice president responsible for the Company's European operations. The acquisition of Frank & Walter has been accounted for under the purchase method and, accordingly the results of Frank & Walter have been included in the consolidated operating results since the date of acquisition. The amounts preliminarily allocated to assets acquired and liabilities assumed resulted in a recognition of $27.6 million of goodwill. During 1997 an appraisal of certain acquired assets was performed. As a result of the appraisal, goodwill was decreased by $1.0 million.

     The Company completed other acquisitions during 1997 which were considered not to be significant. Such acquisitions have been accounted for under the purchase method and accordingly, the results of such acquired entities have been included in the consolidated operating results since their acquisition dates.

     In 1996 the Company acquired eighteen companies in as many countries. The largest acquisition was of seven companies comprising the European and Latin American businesses of a competitor,

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE B--ACQUISITIONS--(CONTINUED)
Merisel, Inc. These seven companies were acquired for cash and debt assumptions. The total consideration paid was approximately $148 million consisting of $30 million of cash and $118 million of debt assumed or refinanced. The Company financed the acquisition primarily through borrowing or factoring at each subsidiary acquired. Approximately $11 million was owed to Merisel at December 31, 1996. The acquisition has been accounted for as a purchase, effective as of September 30, 1996. Therefore, operations of these companies are included only in the 1996 fourth quarter. The cost of the acquisition has been allocated to the assets acquired based on their fair values. This initially resulted in approximately $10.5 million of goodwill. In the second and third quarters of 1997, certain reserves initially established were determined not to be required, resulting in a reduction of goodwill to $4.6 million.


     The Company has now completed the consolidation of the former Merisel and CHS operations in the five countries where each had operations. The Company accrued approximately $12.8 million for the consolidation activities. The reserve consists of severance costs--$0.4 million, lease termination--$4.1 million, writeoff of leasehold improvements and computer systems--$4.9 million, and accounts receivable and other costs--$3.4 million. Through December 31, 1997, $8.8 million has been charged against this reserve. The Company's original intent to dispose of the former Merisel warehouse located in the Netherlands has been revised as a result of the Karma acquisition and the Company now intends to relocate Karma's existing warehouse in the Netherlands to the former Merisel warehouse.


     In June 1996, the Company acquired 100% of an unaffiliated company in Russia for consideration based on a multiple of that company's net income in 1996. The acquisition was initially recorded at no consideration, which approximated the value of net assets acquired. Subsequently, the agreement was modified to measure the value of the Company based 50% on 1996 results and 50% on 1997 results. The 1996 portion is payable in cash and was paid in 1997 and the 1997 portion is payable in cash or stock at the seller's option. In 1996 and 1997, $20.6 and $25.3 million was recorded as purchase price and goodwill.


     In April 1996, the Company acquired 100% of an unaffiliated company in Switzerland for consideration based on the acquired company's results in 1996. The consideration was based on a multiple of 1996 net earnings but not less than $1.7 million. The acquisition was initially recorded at $1.7 million resulting in no goodwill. Subsequently, the agreement was modified to base the price on results through September 30, 1996. In the 1996 fourth quarter, 274,855 shares of common stock were issued and goodwill of $870,000 was recorded.


     In March 1996, the Company acquired six companies from Comtrad, Inc., an affiliate, for a reduction of indebtedness of $7.8 million. These acquisitions have been accounted for as an exchange between entities under common control in a manner similar to a pooling of interests. Accordingly, these acquisitions have been included in the accompanying financial statements from the date acquired by Comtrad. The companies in Bulgaria, Croatia, Lithuania and Romania were started by Comtrad in 1993 and 1994 for a minimal investment and have insignificant operations. They are treated as if Comtrad acquired them on December 31, 1994. Sixty-five percent of a company in Slovakia was acquired in early 1994 for a minimal investment and 1994 results were insignificant. The remaining 35% was acquired by Comtrad for a contingent payment in shares of common stock to be based on 1996 results. This acquisition has been recorded as of December 31, 1994 based on the cost of the 65% interest acquired

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE B--ACQUISITIONS--(CONTINUED)
with the remaining cost to be recorded as goodwill when known. The contingent amount, which was insignificant, was recorded in 1997. Comtrad acquired the Brazil company in November 1994 for Comtrad common shares valued at $762,000. The acquisition was recorded by the Company as of December 31, 1994 at this value, resulting in goodwill of $2.5 million. An additional amount of $240,000 was paid by Comtrad in 1996 to complete its acquisition of this company, which had the effect of increasing goodwill to $2.8 million.


     In February 1996, the Company acquired 51% of an unaffiliated company in Hungary for consideration based on 51% of the book value of equity at December 31, 1996 plus a multiple of 51% of 1996 net earnings. Based on 1996 results, the purchase price was fixed at $17.6 million resulting in goodwill of $15.8 million. The sellers elected to receive the proceeds in cash rather than stock. In the second quarter of 1997 the agreement was modified to measure the value of the company based 75% on 1996 results and 25% on 1997 results. The 1996 amount was paid in 1997. As a result, goodwill in 1996 was reduced by $3.8 million. The 1997 amount, estimated at $5.6 million, was recorded in 1997 and increased goodwill.


     In 1995, the Company acquired nine companies in as many countries. Eight of these were acquired from Comtrad Holdings, Inc. ("CHI") or Comtrad (a wholly owned subsidiary of CHI) and have been accounted for as an exchange between entities under common control in a manner similar to a pooling of interests. Accordingly, these acquisitions have been included in the accompanying financial statements from the date acquired by Comtrad or CHI. The acquisition of the company in the Czech Republic was partially (16%) from Comtrad and partially from an individual. The portion from Comtrad was valued at Comtrad's basis of $758,000. The portion purchased from the unrelated individual has been accounted for as a purchase. Results of the remaining 84% of the Czech Republic company have been included in the accompanying financial statements from October 1, 1995. Information about the pooled acquisitions is shown below:



                                                                       CHS            COMTRAD OR CHI
COMPANY                    SERVICE AREA       CONSIDERATION     ACQUISITION DATE     ACQUISITION DATE
----------------------   ----------------   ----------------   ------------------   -----------------
   CHS England           United Kingdom        2,625,000             April 1995       September 1994
   CHS France            France                 shares               April 1995       September 1994
                                                                               {
   CHS Belgium           Belgium
}
                                                                     April 1995       September 1994
   CHS Portugal          Portugal                                    April 1995         January 1993
   CHS BEK               South America      431,250 shares         October 1995            July 1995
   CHS Czechia (16%)     Czech Republic     138,000 shares         October 1995         January 1993
   CHS Finland           Finland            $2,300,000            December 1995            July 1995
   CHS Sweden            Sweden             $2,400,000            December 1995            July 1995
   CHS ABC Data          Poland             $2,300,000            December 1995        November 1995

     The Company acquired 84% of the Czech Republic company from an individual by issuing 483,000 shares which were valued at their market value of $3,246,000. This produced goodwill of $2.4 million.

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE B--ACQUISITIONS--(CONTINUED)
     The following represents the unaudited pro forma results of operations assuming all significant 1997 and 1996 acquisitions had taken place on January 1, 1996:



                                                 YEAR ENDED DECEMBER 31,
                                              -----------------------------
                                                   1996            1997
                                              -------------   -------------
                                              (IN THOUSANDS EXCEPT PER SHARE
                                                          DATA)
  Sales ...................................    $4,996,399      $5,708,679
  Net earnings ............................         2,295          19,859
  Net earnings per share--basic ...........    $      .07      $      .47
  Net earnings per share--diluted .........    $      .07      $      .44

     Pro forma adjustments have been made to eliminate non-recurring loss in the operations acquired from Merisel and to add goodwill amortization and interest expense on the amounts payable to selling stockholders at 7.5%. The pro forma information is not necessarily indicative of the actual results of operation that would have occurred had the acquisitions taken place on January 1, 1996, or of results which may occur in the future.


NOTE C--ALLOWANCE FOR DOUBTFUL ACCOUNTS



                                                    YEAR ENDED DECEMBER 31,
                                            ----------------------------------------
                                                1995          1996          1997
                                            -----------   -----------   ------------
                                                         (IN THOUSANDS)
  Allowance for doubtful accounts:
   Beginning balance ....................    $  3,358      $  4,388      $  14,830
   Provision for bad debt ...............       3,035         3,412         11,636
   Write-offs ...........................      (2,161)       (3,775)       (14,162)
   Acquired through acquisition .........         156        10,805          6,043
                                             --------      --------      ---------
   Ending balance .......................    $  4,388      $ 14,830      $  18,347
                                             ========      ========      =========

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)

NOTE D--PROPERTY AND EQUIPMENT



                                                                  DECEMBER 31,
                                                             ----------------------
                                                                1996        1997
                                                             ---------   ----------
                                                                 (IN THOUSANDS)
  Land and buildings .....................................    $ 3,167     $19,358
  Furniture and fixtures .................................     15,126      22,047
  Leasehold improvements .................................      4,914       7,330
  Computers and office equipment .........................     25,000      43,470
  Vehicles and other .....................................      5,414       3,497
                                                              -------     -------
                                                               53,621      95,702
  Less accumulated depreciation and amortization .........     22,674      34,234
                                                              -------     -------
                                                              $30,947     $61,468
                                                              =======     =======

NOTE E--INCOME TAXES


     The components of earnings before income taxes and minority interest in subsidiaries consist of the following:



                           YEAR ENDED DECEMBER 31,
                       --------------------------------
                         1995        1996        1997
                       --------   ---------   ---------
                                (IN THOUSANDS)
  Domestic .........    $  741     $ 1,361     $ 3,450
  Foreign ..........     5,361      18,999      61,563
                        ------     -------     -------
  Total ............    $6,102     $20,360     $65,013
                        ======     =======     =======

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)



NOTE E--INCOME TAXES--(CONTINUED)
     The provision for income taxes consists of the following:



                                 YEAR ENDED DECEMBER 31,
                           ------------------------------------
                              1995         1996         1997
                           ----------   ---------   -----------
                                      (IN THOUSANDS)
  Current:
   U.S Federal .........     $  525      $1,721       $ 2,243
   U.S. State ..........         41         228           329
   Foreign .............      1,357       4,520         8,493
                             ------      ------       -------
                              1,923       6,469        11,065
                             ------      ------       -------
  Deferred:
   U.S Federal .........         67        (258)         (569)
   U.S. State ..........          5         (47)          (92)
   Foreign .............       (198)        (78)        3,584
                             ------      ------       -------
                               (126)       (383)        2,923
                             ------      ------       -------
     Total .............     $1,797      $6,086       $13,988
                             ======      ======       =======

     Deferred tax assets (liabilities) are comprised of the following:



                                                                    DECEMBER 31,
                                                             ---------------------------
                                                                 1996           1997
                                                             ------------   ------------
                                                                   (IN THOUSANDS)
  Net operating losses of foreign subsidiaries ...........    $  11,405      $  16,839
  Employee compensation not currently deductible .........          131             --
  Inventory differences ..................................       (3,009)        (7,424)
  Allowances for bad debts ...............................        1,788          1,115
  Accruals not currently deductible ......................          305          1,896
  Other ..................................................          (34)            27
                                                              ---------      ---------
                                                                 10,586         12,453
  Valuation allowance ....................................      (11,006)       (13,676)
                                                              ---------      ---------
    Total ................................................    $    (420)     $  (1,223)
                                                              =========      =========

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)



NOTE E--INCOME TAXES--(CONTINUED)
     The major elements contributing to the difference between taxes at the U.S. federal statutory tax rate and the effective tax rate are as follows:



                                                                                  YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1995         1996          1997
                                                                           ---------   -----------   ------------
                                                                                       (IN THOUSANDS)
  Income taxes at the United States statutory rate .....................    $2,070      $  6,922      $  22,104
  Foreign income subject to tax at other than statutory rate ...........      (212)       (1,356)       (15,690)
  State or local income taxes, less effect of federal benefits .........        55           168            156
  Losses without tax benefit ...........................................       613         1,329          5,127
  Goodwill amortization ................................................       190           255          2,834
  Utilizations of net operating losses of foreign subsidiaries .........      (826)       (1,196)          (759)
  Other ................................................................       (93)          (36)           216
                                                                            ------      --------      ---------
  Income taxes at the effective tax rate ...............................    $1,797      $  6,086      $  13,988
                                                                            ======      ========      =========

     At December 31, 1997, the Company has net operating loss carryforwards in certain foreign jurisdictions that expire as follows:



     2001 .......................   $ 4,474,000
     2002 .......................     1,140,000
     Thereafter .................    14,730,000
     No expiration date .........    30,436,000
                                    -----------
       Total ....................   $50,780,000
                                    ===========

     In assessing the realization of net operating loss carryforwards, management considers whether it is more likely than not that some portion or all of these net operating loss carryforwards will not be realized. The ultimate realization of these net operating loss carryforwards and other deferred tax assets are dependent upon the generation of future taxable income during the periods prior to the expiration of the operating loss carryforwards. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the operating loss carryforward periods, management believes it is more likely than not the Company will not realize the benefits of all of these net operating loss carryforwards and other deferred tax assets. Accordingly, a valuation allowance has been established since the full realization of such benefits was not likely. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1997 will be allocated to income from continuing operations or goodwill.


NOTE F--NOTES PAYABLE AND LONG TERM DEBT


     Several of the Company's subsidiaries have short-term credit lines with local banks. As of December 31, 1997, the aggregate amount available under these agreements was $385.4 million, and $302.0 million was outstanding under these facilities. Generally, borrowings under such lines are

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE F--NOTES PAYABLE AND LONG TERM DEBT--(CONTINUED) collateralized by receivables or inventory. The lines are principally of one year duration and are renewable by the banks. Some of these lines contain restrictions on dividends to the parent company. In 1997, the maximum and average amounts outstanding were $395.2 million and $289.2 million, respectively. The weighted average interest rate at December 31, 1997 was 7.3%.



     The Company's long-term debt consists of the following:



                                                                                         DECEMBER 31,
                                                                                    -----------------------
                                                                                       1996         1997
                                                                                    ----------   ----------
                                                                                        (IN THOUSANDS)
  Two subsidiaries serving Latin America share a $60 million revolving credit agreement with a financial institution. The agreement, which expires October 1999, provides for advances and letters of credit based upon eligible accounts receivable and inventories. Interest is at a variable market rate based on the prime rate of the lender or LIBOR, at the borrower's option. All of the the borrowers' assets, including accounts receivable and inventories totaling $89.6 million at
    December 31, 1997, are pledged as collateral. The agreement contains certain restrictive covenants, including limitations on transactions with affiliated companies and employee loans. The agreement also limits the ability of these companies to pay dividends to the Company to 50% of
    the borrowers' net income. ..................................................    $34,374      $46,286
  Capitalized leases, collateralized by computer equipment, bearing interest ranging from 5% to 16% with maturities through
    September, 2002. ............................................................     10,626       10,983
  Mortgages on buildings, interest ranging from 5.9% to 9.0%, with maturities through 2009, collateralized by a building with net book
    value at December 31, 1997 of $14.6 million. ................................      2,455        6,114
  Other notes, bearing interest of 5.9% at December 31, 1997, collateralized by inventories and accounts receivable totaling
    $54.9 million at December 31, 1997...........................................         --        5,204
  Other debt ....................................................................         --          494
                                                                                     -------      -------
  Total .........................................................................     47,455       69,081
  Less current portion of long-term debt, included in notes payable .............      2,128        7,515
                                                                                     -------      -------
  Total long-term debt ..........................................................    $45,327      $61,556
                                                                                     =======      =======

     During November and December 1997, the borrowers were in violation of requirements to deposit receipts in specific accounts pursuant to the $60 million revolving credit agreement. The lender has waived these violations.

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE F--NOTES PAYABLE AND LONG TERM DEBT--(CONTINUED)
     Scheduled maturities of long-term debt are as follows (in thousands):



YEAR ENDING DECEMBER 31,
--------------------------
     1998 ................    $ 7,515
     1999 ................     51,795
     2000 ................      5,095
     2001 ................      2,858
     2002 ................        968
     Thereafter ..........        844

NOTE G--CONCENTRATIONS


     The Company's operations are substantially all outside the United States. In 1997, the largest amount of sales occurred in Germany, which comprised 29% of total sales. The Company also had sales of almost 9% in each of France and England. While these countries are considered politically stable, there is risk that economic difficulties in any of these countries could adversely affect the Company's business. The Company also has operations in less politically stable countries.


     Most of the Company's sales are made in local currencies other than the U.S. dollar in 1997. The largest amounts of sales were in German marks (29%), French francs (10%) and British pounds (9%). In some countries, certain purchases and the resulting payables are in currencies (principally the U.S. dollar) different than the functional currency. Further, certain subsidiaries have loans receivable or payable denominated in currencies other than their functional currency. Transaction gains and losses on these receivables and liabilities are included in the determination of earnings for the relevant periods. In 1995, 1996 and 1997 foreign currency gains were $74,000, $1,559,000 and $1,219,000, respectively.


     The Company enters into foreign exchange contracts to hedge groups of foreign currency transactions on a continuing basis for periods consistent with its committed exposure. The foreign exchange contracts are valued at market and generally have maturities which do not exceed six months. Gains and losses on foreign exchange contracts are intended to offset losses and gains on assets, liabilities and transactions being hedged. As a result, the Company does not anticipate any material adverse effect due to exchange rate movements over the short term period covered by these contracts. At December 31, 1997, the face value of foreign exchange forward contracts against trade payables was $104.9 million, which approximated the fair market value of the contracts. At December 31, 1997, approximately $271.6 million of accounts payable were attributable to foreign currency liabilities denominated in currencies other than the subsidiaries' functional currencies (principally $229.3 million in U.S. dollars and $26.2 million in German marks). The largest unhedged amounts of trade payables were in subsidiaries in Hong Kong, Czech Republic, Poland, Argentina and Mexico.


     In some countries there are risks of continuing periodic devaluations or of large devaluations. In these countries, no hedging mechanism exists. The Company has risks in these countries that such devaluations could cause economic loss and negatively impact future sales since its product cost would increase in local terms after such devaluations. The Company attempts to limit its economic loss through structural mechanisms of limiting its holdings of local currency and receivables to the amount of its local currency payables.

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)



NOTE G--CONCENTRATIONS--(CONTINUED)
     The Company has a major supplier, Hewlett-Packard (HP), whose products accounted for 35%, 34%, and 19% and of sales for 1995, 1996 and 1997 respectively. No other vendor accounted for more than 10% of sales in any year except in 1996, in which one vendor was 12%. HP has the right to terminate its distribution agreement with any Company subsidiary if the subsidiary is unable to cure, within a reasonable period of time, any violation of the agreement after having received notice from HP of the violation. Each Company subsidiary has the right to terminate the HP agreement on 90 days notice. Each Company subsidiary believes that its relationship with HP is good, and has no reason to believe that its distribution arrangement will not be a long-term relationship. No assurance can be given, however, that HP will renew each Company subsidiary's agreement at the time of its annual review or in subsequent years. Management has not formulated alternative plans of action in the event the HP contracts are terminated. The amounts outstanding to HP at December 31, 1996 and 1997 were $70 million and $80 million, respectively.


NOTE H--LEASE OBLIGATIONS AND OTHER CONTINGENCIES


     The Company leases equipment, offices, sales and warehouse space under non-cancelable leases. The following is a schedule by years of the minimum rental commitments remaining on leased property and equipment (in thousands) with terms greater than one year:



 YEAR ENDING
DECEMBER 31,                         TOTAL
-------------------------------   ----------
       1998 ...................    $12,416
       1999 ...................     12,489
       2000 ...................     11,625
       2001 ...................     10,837
       2002 ...................      4,305
     Subsequent years .........      7,716

     Total rental expense was $2,503,000, $6,715,000 and $14,542,000 for the years ended December 31, 1995, 1996 and 1997, respectively.


     Rental expense includes approximately $734,000 annually for monthly rent due on a CHS facility in Germany under a lease agreement dated November 1993 with a term of 17 years. CHS Germany has the option to purchase the leased property at both the end of the seventh year of the lease term, and at the end of the lease, for the net book value of the property as calculated under applicable German tax laws. The option prices at the end of the seventh and seventeenth year would approximate $5.6 million and $2.8 million, respectively. In addition, the lessor has the right to adjust the minimum rental payments at the end of 1999 if certain economic conditions prevail.


     The Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)

NOTE I--RELATED PARTY TRANSACTIONS


     A member of the Board of Directors and shareholder of the Company also serves as a member of the Board of Directors of a company which supplies product to the Company. This Company also has ownership interests in other companies which do business with the Company. Transactions with these related parties in 1997 were as follows (in thousands):



      Sales to such related parties ......................    $102,724
      Purchases from such related parties ................    $ 57,376
      Commissions paid to such related parties ...........    $ 10,116
      Rebates received from such related parties .........    $ 11,163

     The rebates received pertain to vendor rebates passed from such related parties to the Company. The net amount of trade receivable due from such parties at December 31, 1997 was $12,193,000.


     At December 31, 1996 and 1997, the Company carried a receivable from Comtrad and Comtrad Holdings, Inc. (CHI) in an amount of $3.2 million and $17.4 million, respectively. In 1997 this receivable is in the form of a promissory note which Comtrad and CHI has agreed to collateralize with 5,487,203 shares of CHS owned by Comtrad and CHI. Interest rate charged on the promissory note is at prime rate. The amount is due on demand. Interest charged to Comtrad was $438,000, $86,000 and $684,000 in 1995, 1996 and 1997 respectively. In 1995 the
Company owed amounts to Comtrad which were subsequently extinguished. Interest paid to Comtrad was $126,000 in 1995.


     In 1996, the Company purchased a company in Romania from Comtrad for $375,000. Subsequently, the Company loaned $800,000 to the subsidiary to enable it to purchase an office building. In December 1996, the Company sold this subsidiary back to Comtrad for the original purchase price plus an amount equal to the losses from April to date of sale ($200,000). No gain was recognized on the sale, which had the impact of increasing the amount due from Comtrad by $1.4 million.


     In 1995 the Company billed Comtrad $495,000 for actual costs of salaries, space and other administrative costs it incurred on Comtrad's behalf. In 1995, Comtrad billed the Company $887,000 for the Company's share of actual costs incurred by Comtrad for salaries, space and other administrative expenses for shared employees.


     A director of the Company served the Company as a management consultant under a consulting agreement specifying payments of $4,000 per month. The agreement was terminated at the end of 1996. In 1995 and 1996, $48,000 and $48,000 respectively was paid under this agreement.


NOTE J--COMMON STOCK AND STOCK OPTION PLANS


     In September 1997, the Board approved a 3 for 2 stock split. All share information has been restated to reflect all stock splits. In March 1996, the shareholders approved a reincorporation as a Florida company, a reverse 1 for 2 stock split and the authorization of 5,000,000 shares of preferred stock in such class or series and with such rights as approved by the Board of Directors. Under Florida law, a majority vote by the holders of the preferred stock as well as the holders of common stock is necessary to vote affirmatively on matters of mergers, sales of substantially all the Company's assets, exchanges of stock or changes in the articles of incorporation.

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE J--COMMON STOCK AND STOCK OPTION PLANS--(CONTINUED)
     In August 1997, the Company completed a public offering of common shares in which the Company sold 21,208,134 shares and selling shareholders sold 1,216,866 shares. The Company's shares were sold at $21.17 per share which raised $428.2 million for the Company net of expenses and commissions.


     In June 1996, the Company completed a public offering of common shares in which the Company sold 6,887,308 shares and selling shareholders sold 2,600,191 shares. The Company shares were sold at $8 per share which raised $50.6 million for the Company net of expenses and commissions. As part of the offering the underwriter received warrants entitling the purchase of 450,000 shares of stock in a 4 year period beginning in June 1997 at a price starting at $8.80 and increasing each year.


     In August 1994, a Stock Incentive Plan was adopted by the Company's Board of Directors and subsequently approved by the Company's shareholders in June 1995. The maximum number of shares issuable under the Plan has been amended several times and is 2,620,500 at December 31, 1997. Certain of the grants (785,500 at December 31, 1997) are intended to qualify as incentive stock options and the remaining are non-qualified options. All options were issued with an exercise price equal to the market price and have a life of 10 years. Vesting periods are generally 25% a year for four years.


     In 1997 the Board of Directors and subsequently the shareholders approved the Directors and Officers 1997 Stock Option Plan. The Plan authorizes options covering up to 1,350,000 shares of CHS Stock to be granted to executive officers and Directors. The options are to be granted at fair market value and generally vest over 3 years. In 1997, 1,275,000 options were granted under this Plan.


     In 1997 the Board of Directors and subsequently the shareholders approved the 1997 CEO Stock Option Plan. The plan authorizes options covering up to 750,000 shares of CHS Stock to be issued to the CEO upon approval by the Board of a business acquisition. The options are granted at market value and vest based on the earnings of the acquired company. In 1997 all the options authorized by this plan were granted.


     In June 1996, the Board of Directors, and subsequently the shareholders, approved the 1996 Chief Executive Officer Option Plan. The Plan provides for options covering up to 750,000 shares of CHS stock to be issued to the CEO upon the approval by the Board of Directors of a qualifying acquisition, as defined or of any acquisition if recommended by the Compensation Committee and approved by the Board. A qualifying acquisition is one where greater than 50% of the purchase price is comprised of common stock calculated by an earn out formula. The options are granted at market value and vest based on the earnings of the acquired company. In 1996 and 1997, all the options authorized by this plan were granted.


     In December 1994, when the estimated fair value was $4.00, the Board granted the Company's Chief Executive Officer non-qualified options to purchase 84,120 shares for which the exercise price is $.67 per share. The vesting period was two years and the options expire in ten years. The compensation element of $280,400 has been amortized to compensation expense in the accompanying financial statements.

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE J--COMMON STOCK AND STOCK OPTION PLANS--(CONTINUED)
     The Company accounts for its stock options under APB 25. No compensation cost has been recognized as the exercise price of each options does not exceed the fair value of the underlying stock at the date of grant. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net earnings per share would have been reduced to the pro forma amounts indicated below.



                                                                    1996             1997
                                                               --------------   --------------
  Net earnings                        As reported ..........    $12,166,000      $48,391,000
                                      Pro forma ............     11,777,000       44,362,000
  Net earnings per share--basic       As reported ..........    $       .80      $      1.44
                                      Pro forma ............            .77             1.32
  Net earnings per share--diluted     As reported ..........    $       .78      $      1.32
                                      Pro forma ............            .75             1.21

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted-average assumptions used for grants in 1996 and 1997, respectively; dividend yield of 0% for each year; expected volatility of 70% in 1996 and 67.9% in 1997; risk-free interest rates 6.06% in 1996 and ranging from 5.68% to 6.47% in 1997; and expected lives of 4.5 years for each year.


     A summary of the status of the Company's stock option plans as of December 31, 1995, 1996 and 1997 and changes during the years ending on those dates is presented below.



                                                        1995                        1996                        1997
                                              -------------------------   -------------------------   -------------------------
                                                              WEIGHTED                    WEIGHTED                     WEIGHTED
                                                               AVERAGE                     AVERAGE                     AVERAGE
                                                              EXERCISE                    EXERCISE                     EXERCISE
                                                 SHARES         PRICE        SHARES         PRICE         SHARES        PRICE
                                              ------------   ----------   ------------   ----------   -------------   ---------
Outstanding at beginning of year ..........      603,008        $3.53        846,132       $ 4.60       2,314,299      $ 8.01
Granted ...................................      334,500         6.39      1,583,720         9.75       3,191,381       18.09
Exercised .................................           --           --        (61,611)        4.57        (705,469)      10.40
Cancelled .................................      (91,376)        4.11        (53,942)       10.28        (182,398)       8.36
                                                 -------        -----      ---------       ------       ---------      ------
Outstanding at end of year ................      846,132        $4.60      2,314,299       $ 8.01       4,617,813      $15.17
                                                 =======        =====      =========       ======       =========      ======
Options exercisable at year end ...........      208,283        $3.33        773,442       $ 5.89       1,095,037      $ 4.58
Weighted--average fair value of
  options granted during the year .........                      N/A                         N/A                       $10.61

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)


NOTE J--COMMON STOCK AND STOCK OPTION PLANS--(CONTINUED)
     The following information applies to options outstanding at December 31, 1997:



     Number outstanding ..................................      4,617,813
     Range of exercise prices ............................   $4.00-$25.46
     Weighted-average exercise price .....................   $      15.17
     Weighted-average remaining contractual life .........      9.2 years

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)

NOTE K--SEGMENT INFORMATION


     The Company's business activities involve the operating segments of distribution of microcomputer equipment and software products. The operating segments are the distribution of universal products (products that represent the basic components of a personal computer without regard to the specific local language, regulatory and technical factors of individual markets) and localized products. The accounting policies of the segments are the same as those described in the Summary of Accounting Policies (Note A). The segments are managed separately since each requires different business and marketing strategies. The geographic areas in which the localized product segments operate are Western Europe, Eastern Europe and Latin America. Net sales, operating income (before interest and income taxes) and identifiable assets by segment were as follows (in thousands):


                                             LOCALIZED PRODUCTS
                                 -------------------------------------------
                                    WESTERN        EASTERN         LATIN        UNIVERSAL
                                     EUROPE         EUROPE        AMERICA       PRODUCTS     ELIMINATIONS     CONSOLIDATED
                                 -------------   -----------   -------------   ----------   --------------   -------------
1995
 Net sales ...................    $  542,438      $ 65,320      $  328,945      $     --      $      --       $  936,703
                                                                                                              ==========
 Operating income ............    $    7,358      $    252      $    3,934      $     --      $      --       $   11,544
 Corporate expenses ..........                                                                                      (745)
                                                                                                              ----------
                                                                                                              $   10,799
                                                                                                              ==========
 Identifiable assets .........    $  169,442      $ 33,283      $   85,409      $     --      $ (22,677)      $  265,457
 Corporate assets ............                                                                                       347
                                                                                                              ----------
                                                                                                              $  265,804
                                                                                                              ==========
1996
 Net sales ...................    $1,063,997      $215,518      $  576,025      $     --      $      --       $1,855,540
                                                                                                              ==========
 Operating income ............    $    9,559      $ 11,440      $   10,663      $     --      $      --       $   31,662
 Corporate expenses ..........                                                                                    (2,789)
                                                                                                              ----------
                                                                                                              $   28,873
                                                                                                              ==========
 Identifiable assets .........    $  528,568      $110,656      $  207,734      $     --      $      --       $  846,958
 Corporate assets ............                                                                                    14,991
                                                                                                              ----------
                                                                                                              $  861,949
                                                                                                              ==========
1997
 Net sales ...................    $2,676,905      $389,553      $1,118,504      $571,421      $      --       $4,756,383
                                                                                                              ==========
 Operating income ............    $   42,867      $ 18,871      $   17,891      $ 14,501      $      --       $   94,130
 Corporate expenses ..........                                                                                    (4,969)
                                                                                                              ----------
                                                                                                              $   89,161
                                                                                                              ==========
 Identifiable assets .........    $  894,248      $189,918      $  280,814      $472,689      $      --       $1,837,669
 Corporate assets ............                                                                                   110,571
                                                                                                              ----------
                                                                                                              $1,948,240
                                                                                                              ==========

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)

NOTE L--SUBSEQUENT EVENTS


     In January 1998, the Company implemented a Common Stock Purchase Rights Plan and distributed one right (a "Right") for each share of the Company's Common Stock outstanding. Each Right has an initial exercise price of $100 for one-one thousandth of a share of the Company's Series A junior participating preferred stock. The Rights are not exercisable or transferable, apart from the Company's Common Stock, until after a person or group acquires, or has the right to acquire, beneficial ownership of 15% or more of the Company's Common Stock (which threshold may, under certain circumstances, be reduced to 10%) or announces a tender or exchange offer to acquire such percentage of the Company's Common Stock. Upon such occurrence, each Right (other than Rights owned by such person or group) will entitle the holder to purchase from the Company, or the particular acquiring person or group under certain circumstances and conditions, the number of shares of the Company's, or such person's or group's, Common Stock having a market value equal to twice the exercise price of the Right. The Rights are redeemable by the Company's Board of Directors under certain circumstances.


     In April 1998, the Company issued $200 million of Senior Notes ("Notes") due 2005. The Notes bear interest of 9.875% per annum and interest is payable semi-annually on April 15 and October 15 beginning October 15, 1998. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2002, initially at 104.938% of their principal amount, plus accrued and unpaid interest, declining to 100% of their principal amount, plus accrued and unpaid interest, on or after April 15, 2004. Certain of the Company's direct and indirect subsidiaries fully and unconditionally jointly and severely guaranteed the Notes on an unsecured basis. The guarantor subsidiaries are CHS Electronics, Inc. (Nevada), CHS Delaware, Inc., CHS Delaware L.L.C. and CHS Americas, Inc. The Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries that are not guarantors. The Notes contain certain covenants which, among other things, will restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness; pay dividends or make distributions in respect to their capital stock; enter into certain transactions with shareholders and affiliates; make certain investments and other restricted payments; create liens; enter into certain sale and leaseback transactions and sell assets. The covenants are, however, subject to a number of exceptions and qualifications.


     The following condensed consolidated financial information presents the results of operations, financial position and cash flows of the Company (on a stand alone basis), the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis) and the eliminations necessary to arrive at the consolidated results for the Company. The results of operations and cash flows presented below assume as if the guarantor subsidiaries were in place for all periods presented. The Company and subsidiary guarantors have accounted for investments in their respective subsidaries on an unconsolidated basis using the equity method of accounting.

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)



NOTE L--SUBSEQUENT EVENTS--(CONTINUED)

                                                                    AS OF DECEMBER 31, 1997
                                          ----------------------------------------------------------------------------
                                                  CHS                          NON-
                                           ELECTRONICS, INC.   GUARANTORS   GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                          ------------------- ------------ ------------ ---------------- -------------
Cash ....................................      $  2,367         $     83    $   66,356    $         --    $   68,806
Accounts receivables ....................        17,356                1       667,004              --       684,361
Intercompany receivables ................       191,627               --       251,010        (442,637)           --
Inventories .............................            --               --       693,503              --       693,503
Other current assets ....................         1,454              316        69,806          (6,321)       65,255
                                               --------         --------    ----------    ------------    ----------
  Total current assets ..................       212,804              400     1,747,679        (448,958)    1,511,925
Property and equipment, net .............         2,247               24        59,197              --        61,458
Cost in excess of assets
  acquired, net .........................            --               --       381,830              --       381,830
Investments in affiliated companies .....       517,774          289,244            --        (807,018)           --
Other assets ............................            --               --        13,599                        13,599
                                               --------         --------    ----------                    ----------
  Total assets ..........................      $732,825         $289,668    $2,202,305    $ (1,255,976)   $1,968,822
                                               ========         ========    ==========    ============    ==========
Notes payable ...........................      $     --         $     --    $  309,510    $         --    $  309,510
Intercompany payables ...................         1,835          145,217       295,199        (442,251)           --
Accounts payable ........................         1,207               --       770,328              --       775,635
Accrued expenses ........................         7,153               44        76,112              --        83,309
Amounts due to sellers ..................        54,866               --            --              --        54,886
Income taxes payable and other
  current liabilities....................             -                -        14,607            (673)       13,934
                                               --------         --------    ----------    ------------    ----------
  Total current liabilities .............        65,061          145,261     1,465,756        (442,924)    1,233,154
Long term debt ..........................            --               --        70,134          (8,578)       61,858
Minority interests ......................            --               --            --           6,348         6,348
Shareholders' equity ....................       667,764          144,407       666,415        (810,822)      667,764
                                               --------         --------    ----------    ------------    ----------
 ........................................      $732,825         $289,668    $2,202,305    $  1,255,976    $1,968,822
                                               ========         ========    ==========    ============    ==========

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)



NOTE L--SUBSEQUENT EVENTS--(CONTINUED)

                                                                       AS OF DECEMBER 31, 1996
                                             ----------------------------------------------------------------------------
                                                     CHS                           NON-
                                              ELECTRONICS, INC.   GUARANTORS    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                             ------------------- ------------ -------------- -------------- -------------

Cash .......................................       $    576        $     --     $   34,561     $       --      $ 35,137
Accounts receivables .......................          1,072              --        342,267             --       343,339
Intercompany receivables ...................         76,122              --        293,509       (369,631)           --
Inventories ................................             --              --        321,770             --       321,770
Other current assets .......................          3,116              --         39,484         (3,226)       39,374
                                                   --------        --------     ----------     ----------      --------
  Total current assets .....................         80,886              --      1,031,591       (372,857)      739,620
Property and equipment, net ................          2,705               1         28,241             --        30,947
Cost in excess of assets acquired, net .....             --              --         78,780             --        78,780
Investments in affiliated companies ........        120,327         129,332             --       (249,649)           --
Other assets ...............................             --              --         12,602                       12,602
                                                   --------        --------     ----------                     --------
  Total assets .............................       $203,918        $129,323     $1,151,214     $ (622,506)     $861,949
                                                   ========        ========     ==========     ==========      ========
Notes payable ..............................       $     --        $     --     $  155,932     $       --      $155,932
Intercompany payables ......................         21,583          76,054        272,161       (369,798)           --
Accounts payable ...........................         11,629           1,871        431,980          7,089       452,569
Accrued expenses ...........................         15,587          36,375             --         (7,089)       44,873
Amounts due to sellers .....................         49,200              --             --                       49,200
Income taxes payable and other
  current liabilities.......................          1,386              --          3,734            420         5,540
                                                   --------        --------     ----------     ----------      --------
  Total current liabilities ................         99,385         114,300        863,807       (369,378)      708,114
Long term debt .............................             --              --         48,973         (3,646)       45,327
Minority interests .........................             --              --             --          3,975         3,975
Shareholders' equity .......................        104,533          15,023        238,434       (253,457)      104,533
                                                   --------        --------     ----------     ----------      --------
 ...........................................       $203,918        $129,323     $1,151,214     $ (622,506)     $861,949
                                                   ========        ========     ==========     ==========      ========

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)



NOTE L--SUBSEQUENT EVENTS--(CONTINUED)

                                                                                   1997
                                            ----------------------------------------------------------------------------------
                                                    CHS                              NON-
                                             ELECTRONICS, INC.     GUARANTORS     GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                            -------------------   ------------   ------------   --------------   -------------
Net sales ...............................        $      --         $      --     $5,026,155       $ (269,772)     $4,756,383
Cost of goods sold ......................               --                --      4,684,548         (274,834)      4,409,714
                                                 ---------         ---------     ----------       ----------      ----------
 Gross profit ...........................               --                --        341,607            5,062         346,669
Operating expenses ......................            1,375               181        255,952               --         257,508
                                                 ---------         ---------     ----------       ----------      ----------
 Operating income .......................           (1,575)             (181)        85,655            5,062          89,161
Other (income) expense, net .............           (2,771)              892         25,647              380          24,148
                                                 ---------         ---------     ----------       ----------      ----------
 Earnings before income taxes and
   minority interest in subsidiaries.....            1,396            (1,073)        60,008            4,682          65,013
Provision for income taxes ..............              308              (313)        12,623            1,370          13,988
Equity in (earnings) of affiliated
  companies, net of tax .................          (47,303)          (47,351)            --           94,654              --
Minority interest .......................               --                --             --            2,634           2,634
                                                 ---------         ---------     ----------       ----------      ----------
Net earnings ............................        $  48,391         $  46,591     $   47,385       $  (93,976)     $   48,391
                                                 =========         =========     ==========       ==========      ==========


                                                                               1996
                                        ----------------------------------------------------------------------------------
                                                CHS                              NON-
                                         ELECTRONICS, INC.     GUARANTORS     GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                        -------------------   ------------   ------------   --------------   -------------
Net sales ...........................        $      --         $      --     $1,879,707       $ (24,167)      $1,855,540
Cost of goods sold ..................               --                --      1,748,599         (24,167)       1,724,432
                                             ---------         ---------     ----------       ---------       ----------
 Gross profit .......................               --                --        131,108              --          131,108
Operating expenses ..................            1,408                 1        103,027          (2,201)         102,235
                                             ---------         ---------     ----------       ---------       ----------
 Operating income ...................           (1,408)               (1)        28,081           2,201           28,873
Other (income) expense, net .........            1,197                --          7,316              --            8,513
                                             ---------         ---------     ----------       ---------       ----------
 Earnings before income taxes and
   minority interest in subsidiaries            (2,605)               (1)        20,765           2,201           20,360
Provision for income taxes ..........              560                --          5,526              --            6,086
Equity in (earnings) of affiliated
  companies, net of tax .............          (15,331)          (15,246)            --          30,577               --
Minority interest ...................               --                --             --           2,108            2,108
                                             ---------         ---------     ----------       ---------       ----------
Net earnings ........................        $  12,166         $  15,245     $   15,239       $ (30,484)      $   12,166
                                             =========         =========     ==========       =========       ==========

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)



NOTE L--SUBSEQUENT EVENTS--(CONTINUED)

                                                                                  1995
                                               --------------------------------------------------------------------------
                                                       CHS                          NON-
                                                ELECTRONICS, INC.   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                               ------------------- ------------ ------------ -------------- -------------

Net sales ....................................      $     --         $     --     $946,598     $  (9,895)      $936,703
Cost of goods sold ...........................            --               --      878,611        (9,895)       868,716
                                                    --------         --------     --------     ---------       --------
 Gross profit ................................            --               --       67,987            --         67,987
Operating expenses ...........................         2,113               --       54,825           250         57,188
                                                    --------         --------     --------     ---------       --------
 Operating income ............................        (2,113)              --       13,162          (250)        10,799
Other (income) expense, net ..................           287               --        4,410            --          4,697
                                                    --------         --------     --------     ---------       --------
 Earnings before income taxes and
   minority interest in subsidiaries .........        (2,400)              --        8,752          (250)         6,102
Provision for income taxes ...................          (381)              --        2,178            --          1,797
Equity in (earnings) of affiliated
  companies, net of tax ......................        (6,324)          (6,407)          --        12,731             --
Minority interest ............................            --               --           --            --             --
                                                    --------         --------     --------     ---------       --------
Net earnings .................................      $  4,305         $  6,407     $  6,574     $ (12,981)      $  4,305
                                                    ========         ========     ========     =========       ========



                                                                        1997
                                                          --------------------------------
                                                                  CHS
                                                           ELECTRONICS, INC.   GUARANTORS
                                                          ------------------- ------------
Net cash provided (used) in operating activities ........             --          --
Net cash provided (used) in investing activities ........       (201,517)         --
Net cash provided (used) in financing activities ........        203,308          --
Effect of exchange rate .................................             --          --
Cash at beginning .......................................            576          --
Cash at end .............................................          2,367          --



                                                                             1997
                                                          ------------------------------------------
                                                              NON-
                                                           GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                          ------------ -------------- -------------
Net cash provided (used) in operating activities ........   (248,515)       --           (248,515)
Net cash provided (used) in investing activities ........    (19,511)       --           (221,028)
Net cash provided (used) in financing activities ........    303,870        --            507,178
Effect of exchange rate .................................     (3,966)       --             (3,966)
Cash at beginning .......................................     34,561        --             35,137
Cash at end .............................................     66,439        --             68,806


                                                                        1996
                                                          --------------------------------
                                                                  CHS
                                                           ELECTRONICS, INC.   GUARANTORS
                                                          ------------------- ------------
Net cash provided (used) in operating activities ........            --           --
Net cash provided (used) in investing activities ........       (26,876)          --
Net cash provided (used) in financing activities ........        27,367           --
Effect of exchange rate .................................            --           --
Cash at beginning .......................................            85           --
Cash at end .............................................           576           --



                                                                             1996
                                                          ------------------------------------------
                                                              NON-
                                                           GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                          ------------ -------------- -------------
Net cash provided (used) in operating activities ........    (99,125)       --           (99,125)
Net cash provided (used) in investing activities ........    (11,624)       --           (38,500)
Net cash provided (used) in financing activities ........    135,981        --           163,348
Effect of exchange rate .................................     (1,757)       --            (1,757)
Cash at beginning .......................................     11,086        --            11,171
Cash at end .............................................     34,561        --            35,137

                             CHS ELECTRONICS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                THREE YEARS ENDED DECEMBER 31, 1997--(CONTINUED)



NOTE L--SUBSEQUENT EVENTS--(CONTINUED)

                                                                        1995
                                                          --------------------------------
                                                                  CHS
                                                           ELECTRONICS, INC.   GUARANTORS
                                                          ------------------- ------------
Net cash provided (used) in operating activities ........            --           --
Net cash provided (used) in investing activities ........         1,317           --
Net cash provided (used) in financing activities ........        (1,219)          --
Effect of exchange rate .................................            --           --
Cash at beginning .......................................            59           --
Cash at end .............................................            85       --



                                                                             1995
                                                          ------------------------------------------
                                                              NON-
                                                           GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                          ------------ -------------- -------------
Net cash provided (used) in operating activities ........    (22,053)       --           (22,053)
Net cash provided (used) in investing activities ........     (6,866)       --            (5,549)
Net cash provided (used) in financing activities ........     31,146        --            29,855
Effect of exchange rate .................................        550        --               550
Cash at beginning .......................................      8,309        --             8,368
Cash at end .............................................     11,086        --            11,171

     As discussed in Note F, several of the borrowings of the Company's subsidiaries contain restrictions on dividends to the Company. For the year ended December 31, 1997, earnings before interest expense, income taxes and depreciation and amortization ("EBITDA") of such subsidiaries represented 16.6% of the Company's consolidated EBITDA. The Company has not presented separate financial statements and other disclosures concerning the guarantors and non-guarantor subsidiaries because it has determined they would not be material to investors.


NOTE M--SUMMARIZED QUARTERLY FINANCIAL DATA FOR 1996 AND 1997 (UNAUDITED)



                                             FIRST         SECOND         THIRD            FOURTH
                                            QUARTER       QUARTER        QUARTER           QUARTER            YEAR
                                          -----------   -----------   -------------   ----------------   -------------
                                                        (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
  1996
  Net sales ...........................    $302,995      $316,506      $  376,209        $ 859,830        $1,855,540
  Gross profit ........................      22,542        23,764          27,109           57,693           131,108
  Net earnings ........................       1,988         1,726           2,325            6,127            12,166
  Earnings per share--basic ...........         .17           .14             .13              .33(A)            .80
  Earnings per share--diluted .........         .16           .13             .11              .32               .78
  1997
  Net sales ...........................    $877,103      $946,955      $1,097,567        $1,834,758       $4,756,383
  Gross profit ........................      62,463        70,173          84,944          129,089           346,669
  Net earnings ........................       6,710         6,401          11,436           23,844            48,391
  Earnings per share--basic ...........         .30           .29             .28              .49              1.44
  Earnings per share--diluted .........         .29           .27             .26              .45              1.32

----------------
(A) Results for the fourth quarter 1996 include a restructuring charge of $1.4 million ($1.1 million or $.07 per share after tax) for costs incurred by the Company to implement consolidation of its operations with acquired operations from Merisel.

--------------------------------------------------------------------------------
          --------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF OR THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                      -----------------------------------
                               TABLE OF CONTENTS



                                                   PAGE
                                                  -----
 Summary ......................................
 Risk Factors .................................
 Recent Developments ..........................
 The Exchange Offer ...........................
 United States Federal Income Tax
    Considerations ............................
 Use of Proceeds ..............................
 Capitalization ...............................
 Selected Consolidated Financial Data .........
 Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations .............................
 Business .....................................
 Management ...................................
 Certain Transactions .........................
 Principal Shareholders .......................
 Certain Indebtedness .........................
 Description of Notes .........................
 Exchange Offer; Registration Rights ..........
 Plan of Distribution .........................
 Legal Matters ................................
 Experts ......................................
 Available Information ........................
 Incorporation by Reference ...................
 Index to Financial Statements ................

                                 $200,000,000





                          97/8% SENIOR NOTES DUE 2005






                      -----------------------------------
                                   PROSPECTUS


                      -----------------------------------
                                 April   , 1998





--------------------------------------------------------------------------------
--------------------------------------------------------------------
--------------------------------------------------------------------------------
          --------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company has authority under Florida law to indemnify its directors and officers to the extent provided in such statute. The Articles provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.


     At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.


ITEM 14. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



 EXHIBIT    DESCRIPTION
---------   ---------------------------------------------------------------------------------------------

    3.1     Articles of Incorporation of the Company(1)
    3.2     Bylaws of the Company(1)
    3.3     Certificate of Formation of CHS Delaware L.L.C.(8)
    3.4     Certificate of Incorporation of CHS Delaware, Inc.(8)
    3.5     Bylaws of CHS Delaware, Inc.(8)
    3.6     Articles of Incorporation of CHS Americas, Inc.(8)
    3.7     Bylaws of CHS Americas, Inc.(8)
    3.8     Articles of Incorporation of CHS Electronics, Inc. (Nevada)(8)
    3.9     Bylaws of CHS Electronics, Inc. (Nevada)(8)
    4.1     Registration Rights Agreement dated as of April 9, 1998 among the Registrant and the Initial
            Purchasers (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on
            April 22, 1998).
    4.2     Subsidiary Guarantee dated as of April 9, 1998 by the Subsidiary Guarantors (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on April 22, 1998).
    4.3     Indenture dated as of April 9, 1998 among the Registrant, the Subsidiary Guarantors and the
            Trustee (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed on
            April 22, 1998).
    5.1     Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.(8)
   10.1     Plan of Acquisition dated June 30, 1994(2)
   10.2     Form of Registration Agreement(2)
   10.3     Agreement and Plan of Exchange dated June 30, 1994(2)
   10.4     Purchase and Sale Agreement dated June 30, 1994(2)
   10.5     Repurchase Option Agreement dated June 30, 1994(2)
   10.6     Stockholders Agreements dated June 30, 1994(2)
   10.7     Employment Agreement for Alvin Perlman(2)
   10.8     Notes Payable to Comtrad, Inc., dated May 23, November 14, and December 29, 1994(2)
   10.9     Revolving Credit Agreement with The First National Bank of Boston, dated March 1, 1993, as amended (2)
  10.10     Reseller Agreement with Hewlett Packard dated March 1, 1994(2)
  10.11     Reseller Agreement with Hewlett Packard dated November 1, 1994(2)
  10.12     Stock Incentive Plan(2)

 EXHIBIT    DESCRIPTION
---------   ------------------------------------------------------------------------------------------
 10.13      Lease for Miami, Florida Facility dated June 29, 1993(2)
 10.14      Real Estate Leasing Contract for Nenndorf, Germany Facility dated November 12, 1994(2)
 10.15      Loan and Security Agreement by and between Congress Financial Corporation (Florida), as
            Lender and Zemex Electronics International, Inc. as Borrower, dated February 5, 1996, together with the guarantee thereof by the Company(1)
 10.16      Credit Agreement by and between MashreqBank PSC, New York Branch, as lender and the
            Company, as borrower, dated July 10, 1995(1) and Amendment dated as of August 17, 1995(3)
 10.17      Employment Agreement between the Company and Claudio Osorio dated March 22, 1996(3)
 10.18      Employment Agreement between the Company and Craig Toll dated March 22, 1996(3)
 10.19      Form of Indemnity Agreement between the Company and each of the Directors of the
            Company and Craig Toll(3)
 10.20      Noncompetition Agreement dated April 11, 1996 among the Company, Comtrad, Inc. and
            Comtrad Holdings, Inc.(3)
 10.21      Purchase and Sale Agreement between Comtrad, Inc. and the Company dated December 8,
            1993 (CHS Germany)(2)
 10.22      Agreement and Plan of Exchange between the Company and Comtrad, Inc., dated April 25,
            1995 (CHS Belgium, CHS England, CHS France and CHS Portugal)(3)
 10.23      Agreement and Plan of Exchange between the Company and Comtrad Holdings, Inc. dated
            October 13, 1995 (CHS BEK)(3)
 10.24      Agreement and Plan of Exchange between the Company, CHS Czechia s.r.o., Comtrad, Inc.
            and Zbynek Kraus dated October 27, 1995 (CHS Czechia)(3)
 10.25      Stock Purchase Agreement between the Company and Comtrad Holdings, Inc. dated
            December 29, 1995 (CHS Poland)(3)
 10.26      Stock purchase agreement between the Company and Comtrad, Inc. dated December 29, 1995
            (CHS Sweden)(3)
 10.27      Stock Purchase Agreement between the Company and Comtrad, Inc. dated December 29, 1995
            (CHS Finland)(3)
 10.28      Purchase Agreement dated January 31, 1996 between the Company and Comtrad Holdings,
            Inc. and the individual persons comprising the "KVENTA QUOTAHOLDERS"
            (CHS Hungary)(4)
 10.29      Stock Purchase Agreement between the Company, Contrad Holdings, Inc. and Comtrad, Inc.
            dated March 27, 1996 (CHS Baltic, CHS Bulgaria, CHS Romania, CHS Croatia, CHS Brazil
            and CHS Slovakia)(3)
 10.30      Purchase Agreement dated March 1996 between Zemex Electronics International and Cosapi
            Organizacion Empresarial S.A. (CHS Peru)(3)
 10.31      Stock Purchase Agreement dated March 29, 1996 between the Company and Hugo Wyrsch
            (CHS Switzerland)(3)
 10.32      Loan Agreement dated 29 March 1996 among CHS Finance SA, Singer and Friedlander
            Limited and certain banks named in the Agreement(3)
 10.33      Purchase Agreement by and among CHS Electronics, Inc., as Buyer, and Merisel, Inc. and
            Merisel Europe, Inc. as Sellers dated as of August 29, 1996 as amended by First Amendment to Purchase Agreement dated as of October 4, 1996(4)
 10.34      Second Amendment to Purchase Agreement by and among CHS Electronics, Inc. as Buyer and Merisel, Inc. and Merisel Europe, Inc. as Sellers dated as of December 27, 1996(5)
 10.35      Settlement Agreement and Release by and among CHS Electronics, Inc. as Buyer and Merisel,
            Inc. and Merisel Europe, Inc. as Sellers dated February 13, 1997(5)
 10.36      Agreement as of October 31, 1996 between CHS Electronics, Inc. and Comtrad, Inc.(5)
 10.37      Stock Exchange Agreement dated December 19, 1996 between CHS Electronics, Inc. and
            Frank & Walter Computer GmbH(5)

 EXHIBIT    DESCRIPTION
---------   ------------------------------------------------------------------------------------------

  10.38     Modification of Re-Purchase Option Agreement dated July 1996(6)
  10.39     Amendment to Stock Purchase Agreement dated October 16, 1996 between CHS Electronics,
            Inc. and Hugo Wyrsch(6)
  10.40     Employment Agreement between the Company and Carsten Frank dated December 19,
                1996(6)
  10.41     First Amendment to Employment Agreement of Claudio Osorio dated May 12, 1997(6)
  10.42     Amended and Joinder to Loan and Security Agreement between Zemex Electronics
            International, Inc. and Merisel Latin America, Inc. as Borrowers and Congress Financial
            Corporation (Florida) as Lender dated October 4, 1996(6)
  10.43     Shareholder Letter Agreement dated December 19, 1996 among Carsten Frank, Comtrad, Inc.
            and Comtrad Holdings, Inc.(6)
  10.44     Share Exchange Agreement dated June 20, 1997 among the Company and the shareholders of
            Karma International S.A.(6)
   23.1     Consent of Grant Thornton, LLP(7)
   23.2     Consent of KPMG Coudet Suner Denetim ve Yeminli Mali Musavirlik A.S.(7)
   23.3     Consent of Coopers & Lybrand ANS(7)
   23.4     Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.(included in opinion filed as Exhibit 5.1 hereto)(8)
   24.1     Powers of Attorney (included in signature page to registration statement)
   25.1     Statement of Eligibility of Trustee on Form T-1(8)
   27.1     Financial Data Schedule(7)
   99.1     Form of Letter of Transmittal(8)
   99.2     Form of Notice of Guaranteed Delivery(8)
   99.3     Form of Tender Instruction(8)


----------------
(1) Incorporated herein by this reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(2) Incorporated herein by this reference from the Company's registration statement on Form 10 filed with the Securities and Exchange Commission on May 26, 1994 and the amendments thereto filed on August 1, 1994, September 9, 1994, December 2, 1994 and January 12, 1995.

(3) Incorporated herein by this reference from the Company's Registration Statement on Form S-1 (File No. 333-03864).

(4) Incorporated herein by this reference from the Company's Current Report on Form 8-K filed on October 18, 1996.

(5) Incorporated herein by this reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

(6) Incorporated herein by this reference from the Company's Registration Statement on Form S-3 (File No. 333-29779).

(7) Filed herewith.


(8) Previously filed.


ITEM 22. UNDERTAKINGS.


     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 13, 1998.


                                        CHS ELECTRONICS, INC.


                                        By: /s/ CLAUDIO OSORIO
                                           -------------------------------------
                                        Claudio Osorio, Chairman of the Board,
                                        Chief Executive Officer and
                                        President


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Claudio Osorio and Craig Toll his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and any registration statement filed pursuant to Rule 462(b) of the Act prepared in connection therewith, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


          SIGNATURE                                 TITLE                             DATE
-----------------------------   ---------------------------------------------   ---------------


/s/ CLAUDIO OSORIO
------------------------        Chairman of the Board, Chief                    May 13, 1998
Claudio Osorio                  Executive Officer and President

/s/ ALVIN PERLMAN
------------------------        Executive Vice President--Vendor                May 13, 1998
Alvin Perlman                   and Banking Relations and Director

/s/ CARSTEN FRANK
------------------------        Executive Vice President--Asian Region          May 13, 1998
Carsten Frank                   and Director

/s/ ANTONIO BOCCALANDRO
------------------------        Chief Officer--Mergers and Acquisitions,        May 13, 1998
Antonio Boccalandro             Secretary and Director


/s/ CRAIG TOLL
------------------------        Vice President--Finance and Chief Financial     May 13, 1998
Craig Toll                      Officer (principal financial officer and
                                principal accounting officer)

/s/ OTTO GERLACH
------------------------        Director                                        May 13, 1998
Otto Gerlach

/s/ BERND KARRE
------------------------        Director                                        May 13, 1998
Bernd Karre

/s/ ZBYNEK KRAUS
------------------------        Director                                        May 13, 1998
Zbynek Kraus

/s/ PIERINO LARDI
------------------------        Director                                        May 13, 1998
Pierino Lardi

/s/ DONALD D. WINSTEAD
------------------------        Director                                        May 13, 1998
Donald D. Winstead

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 13, 1998.


                                          CHS ELECTRONICS, INC., a Nevada
                                          Corporation


                                          By: /S/ CLAUDIO OSORIO
                                               --------------------------------
                                          Claudio Osorio
                                          Chairman of the Board,
                                          Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

          SIGNATURE                                 TITLE                             DATE
-----------------------------   ---------------------------------------------   ---------------

/s/ CLAUDIO OSORIO
------------------------        Chairman of the Board, Chief                    May 13, 1998
Claudio Osorio                  Executive Officer and President
                                President (Principal Executive Officer
                                and Principal Accounting Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 13, 1998.


                                           CHS DELAWARE, INC., a Delaware
                                           Corporation


                                           By: /S/ CLAUDIO OSORIO
                                               --------------------------------
                                           Claudio Osorio
                                           Chairman of the Board,
                                           Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.



          SIGNATURE                                 TITLE                             DATE
-----------------------------   ---------------------------------------------   ---------------

/s/ CLAUDIO OSORIO
------------------------        Chairman of the Board, Chief                    May 13, 1998
Claudio Osorio                  Executive Officer and President
                                President (Principal Executive Officer
                                and Principal Accounting Officer)


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 13, 1998.


                                                 CHS AMERICAS, INC., a Florida
                                                 Corporation


                                                 By: /S/ CLAUDIO OSORIO
                                                     --------------------------
                                                 Claudio Osorio
                                                 Chairman of the Board and Chief
                                                 Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

          SIGNATURE                                 TITLE                             DATE
-----------------------------   ---------------------------------------------   ---------------

/s/ CLAUDIO OSORIO
------------------------        Chairman of the Board and                          May 13, 1998
Claudio Osorio                  Chief Executive Officer
                                (Principal Executive Officer
                                and Principal Accounting Officer)


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 13, 1998.


                                         CHS DELAWARE L.L.C., a Delaware Limited
                                         Liability Company


                                         By: /S/ CLAUDIO OSORIO
                                             ------------------------------
                                         Claudio Osorio
                                         Member of the Management Committee


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

          SIGNATURE                                 TITLE                             DATE
-----------------------------   ---------------------------------------------   ---------------

/s/ CLAUDIO OSORIO
------------------------        Member of the Management Committee              May 13, 1998
Claudio Osorio                  (Principal Executive Officer)



/S/ CRAIG TOLL                  Member of the Management Committee              May 13, 1998
------------------------        (Principal Accounting Officer)
Craig Toll


                                 EXHIBIT INDEX

EXHIBIT                               DESCRIPTION
-------                               -----------


   23.1     Consent of Grant Thornton, LLP(7)
   23.2     Consent of KPMG Coudet Suner Denetim ve Yeminli Mali Musavirlik A.S.(7)
   23.3     Consent of Coopers & Lybrand ANS(7)
   27.1     Financial Data Schedule

